As filed with the Securities and Exchange Commission on September 20, 2021

Registration No. 333-258811

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Farmers National Banc Corp.

(Exact name of Registrant as specified in its charter)

Ohio	6022	34-1371693
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20 South Broad Street, Canfield, Ohio 44406

(330) 533-3341

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin J. Helmick

President and Chief Executive Officer

Farmers National Banc Corp.

20 South Broad Street, Canfield, Ohio 44406

(330) 533-3341

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Bret Treier, Esq. Vorys, Sater, Seymour and Pease LLP 106 South Main Street Suite 1100 Akron, Ohio 44308 Phone: (330) 208-1015	Francis X. Grady, Esq. Grady & Associates 20220 Center Ridge Road Suite 300 Rocky River, Ohio 44116 Phone: (440) 356-7255

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐  Exchange Act Rule 13e-4(i)(Cross-Border Tender Offer)

☐  Exchange Act Rule 14d-1(d)(Cross-Border Third Party Tender Offer)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE ISSUED UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION—DATED SEPTEMBER 20, 2021

MERGER PROPOSAL – YOUR VOTE IS VERY IMPORTANT

Farmers National Banc Corp. (“Farmers”), FMNB Merger Subsidiary IV, LLC, a newly-formed wholly-owned subsidiary of Farmers (“Merger Sub”) and Cortland Bancorp (“Cortland”), have entered into an Agreement and Plan of Merger dated as of June 22, 2021 (the “Merger Agreement”), which provides for the merger of Cortland with and into Merger Sub (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of Cortland and the approval of the Merger by various regulatory agencies. A copy of the Merger Agreement is attached as Annex B to this proxy statement/prospectus.

Under the terms of the Merger Agreement, holders of shares of Cortland common stock will be entitled to receive from Farmers, after the Merger is completed, Merger consideration payable in the form of a combination of cash and Farmers common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each Cortland common share will be converted into the right to receive either: (i) 1.75 common shares, without par value, of Farmers, or (ii) $28.00 in cash, subject to certain allocation procedures set forth in the Merger Agreement intended to ensure that 75% of the outstanding shares of Cortland common stock are converted into the right to receive Farmers common shares and the remaining outstanding shares of Cortland common stock are converted into the right to receive cash. Additionally, if at the effective time of the Merger (i) the Effective Time Book Value (as defined in, and calculated pursuant to, the Merger Agreement) of Cortland is less than $75 million (the “Target Book Value Floor” and the dollar amount of such shortfall, the “Shortfall”), the cash consideration payable with respect to each Cortland common share will be reduced by a per share amount determined by dividing the dollar amount of the Shortfall by the number of Cortland common shares outstanding immediately prior to the effective time that are eligible to receive the cash consideration; or (ii) the Effective Time Book Value of Cortland exceeds $81 million (the “Target Book Value Ceiling” and the dollar amount of such excess, the “Excess Amount”), the cash consideration payable with respect to each Cortland common share will be increased by a per share amount determined by dividing the dollar amount of the Excess Amount by the number of Cortland common shares outstanding immediately prior to the effective time that are eligible to receive the cash consideration. If the effective time of the Merger is after October 1, 2021, the Target Book Value Floor and the Target Book Value Ceiling will be adjusted upward by an amount equal to the product of $26,000 and the number of days from October 1, 2021 until the effective time, less any dividends paid by Cortland after October 1, 2021. See “SUMMARY – What Cortland shareholders will receive in the Merger.”

Farmers will not issue any fractional common shares in connection with the Merger. Instead, each holder of shares of Cortland common stock who would otherwise be entitled to receive a fraction of a Farmers common share (after taking into account all Cortland common stock owned by such holder at the effective time of the Merger) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the Farmers fractional common share to which such holder would otherwise be entitled (rounded to the nearest thousandth when expressed in decimal form), multiplied by the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Farmers common shares based on information reported by The NASDAQ Capital Market (“NASDAQ”) for the five trading days ending on the penultimate trading day preceding the effective time.

Cortland will hold a special meeting of its common shareholders to vote on the adoption and approval of the Merger Agreement. The special meeting of Cortland’s common shareholders will be held at: 11:00 a.m., local time, on October 26, 2021, at Squaw Creek Country Club, 761 Youngstown Kingsville Road S., Vienna, Ohio 44473.

At the special meeting, Cortland’s common shareholders will be asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The common shareholders will also be asked to approve a proposal to approve, on an advisory basis, specified compensation that may be payable to the named executive officers of Cortland in connection with the Merger, and a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger.

This document is a proxy statement of Cortland that it is using to solicit proxies for use at the special meeting of common shareholders to vote on the Merger. It is also a prospectus relating to Farmers’ issuance of its common shares in connection with the Merger. This proxy statement/prospectus describes Cortland’s special meeting, the Merger proposal and other related matters. The solicitation will be by mail, telephone, and electronic means, the cost of which will be borne by Cortland.

The board of directors of Cortland has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that Cortland’s common shareholders vote “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval of the specified compensation and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Farmers’ common shares are traded on NASDAQ under the symbol “FMNB.” On June 22, 2021, the date of execution of the Merger Agreement, the closing price of Farmers common shares was $16.87 per share. On September 16, 2021, the closing price of Farmers common shares was $15.02 per share. The value of the Farmers common stock at the time of completion of the Merger could be greater than, less than or the same as the value of Farmers common stock on the date of this proxy statement/prospectus. We urge you to obtain current market quotations for Farmers common stock (trading symbol “FMNB”) and Cortland common stock (trading symbol “CLDB”)

You are encouraged to read this document, including the materials incorporated by reference into this document, carefully. In particular, you should read the “RISK FACTORS” section beginning on page 35 for a discussion of the risks related to the Merger and owning Farmers common shares after the Merger.

Whether or not you plan to attend the special meeting, you are urged to vote by completing, signing and returning the enclosed proxy card in the enclosed postage-paid envelope.

If you are a Cortland common shareholder as of the record date of [●], 2021, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement, under the Ohio General Corporation Law (“OGCL”), you will have the right to demand the fair cash value for your shares of Cortland common stock. To exercise your “dissenters’ rights,” you must adhere to the specific requirements of the OGCL. See “DISSENTERS’ RIGHTS” on page 46 of this proxy statement/prospectus and the complete text of the applicable sections of the OGCL attached to this proxy statement/prospectus as Annex A. No holder of Farmers common shares is entitled to exercise any rights of a dissenting shareholder under the OGCL.

Not voting by proxy or at the special meeting will have the same effect as voting against the adoption and approval of the Merger Agreement. We urge you to read carefully this proxy statement/prospectus, which contains a detailed description of the special meeting, the Merger proposal, Farmers common shares to be issued in the Merger and other related matters.

Sincerely,

James M. Gasior

President & Chief Executive Officer

Cortland Bancorp

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Farmers common shares to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger described in this proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.

This proxy statement/prospectus is dated [●], 2021, and is first being mailed to Cortland common shareholders on or about [●], 2021.

CORTLAND BANCORP

194 West Main Street

Cortland, Ohio 44410

Notice of Special Meeting of Shareholders

To be held on October 26, 2021

To the Shareholders of Cortland Bancorp:

Notice is hereby given that a special meeting of the shareholders of Cortland Bancorp (“Cortland”) will be held at 11:00 a.m., local time, on October 26, 2021, at Squaw Creek Country Club, 761 Youngstown Kingsville Road S., Vienna, Ohio 44473, for the purpose of considering and voting on the following matters:

1.

A proposal to adopt and approve the Agreement and Plan of Merger dated as of June 22, 2021, by and among Cortland, Farmers National Banc Corp. and FMNB Merger Subsidiary IV, LLC (the “Merger Agreement”);

2.	A proposal to approve, on an advisory basis, specified compensation that may be payable to the named executive officers of Cortland in connection with the merger; and

3.

A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Holders of record of shares of Cortland common stock at the close of business on [●], 2021, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of not less than a majority of the voting power of Cortland’s issued and outstanding shares of common stock, is required to adopt and approve the Merger Agreement.

A proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Merger Agreement is attached as Annex B to the proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of Cortland common stock you own. Please vote as soon as possible to ensure that your shares of common stock are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your shares of Cortland common stock are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card. If your shares are held in the name of a broker, bank, or other nominee, please follow the instructions on the voting instruction form furnished by such broker, bank, or other nominee.

The Cortland board of directors recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger; (2) “FOR” the approval of the specified compensation; and (3) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

If you have any questions regarding the accompanying proxy statement/prospectus, please contact Advantage Proxy, Cortland’s proxy solicitor, by calling toll-free at 1-877-870-8565, or for banks and brokers, at 1-206-870-8565 or by email to ksmith@advantageproxy.com.

By Order of the Board of Directors,

James M. Gasior

President & Chief Executive Officer

Cortland Bancorp

[●], 2021

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Farmers National Banc Corp. (“Farmers”) and Cortland Bancorp (“Cortland”) from documents filed with the Securities and Exchange Commission (“SEC”) that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain any of the documents filed with or furnished to the SEC by Farmers and Cortland, respectively, at no cost from the SEC’s website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below. Certain information filed by Farmers with the SEC is also available, without charge, through Farmers’ website at www.farmersbankgroup.com under the “Investor Relations” section. Certain information filed by Cortland with the SEC is also available, without charge, through Cortland’s website at www.cortlandbank.com under the “Investor Relations” section.

Farmers has filed with the SEC a registration statement on Form S-4 to register its common shares to be issued to Cortland shareholders as part of the merger consideration. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. These documents are available, without charge, to you upon written or oral request at the applicable company’s address and telephone number listed below:

Farmers National Banc Corp. 20 South Broad Street Canfield, Ohio 44406 Attention: Investor Relations (330) 533-3341	Cortland Bancorp 194 West Main Street Cortland, OH 44410 Attention: James M. Gasior, President & CEO (330) 282-4161

To obtain timely delivery of these documents, you must request the information no later than October 19, 2021, five business days before the date of the Cortland special meeting, in order to receive them before the Cortland special meeting.

Farmers’ common shares are traded on The NASDAQ Capital Market under the symbol “FMNB.” Cortland’s common shares are traded on The NASDAQ Capital Market under the symbol “CLDB”.

Neither Farmers nor Cortland has authorized anyone to provide you with any information other than the information included in this document and documents which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. Each of Farmers’ and Cortland’s business, financial condition, results of operations and prospects may have changed since those dates. Neither the mailing of this proxy statement/prospectus to holders of Cortland common stock nor the issuance by Farmers of shares of Farmers common stock in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding Farmers has been provided by Farmers and information contained in this proxy statement/prospectus regarding Cortland has been provided by Cortland.

See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 94 for further information.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving this proxy statement/prospectus because Farmers National Banc Corp. (“Farmers”), FMNB Merger Subsidiary IV, LLC (“Merger Sub”) and Cortland Bancorp (“Cortland”) have agreed to merge under the terms of an Agreement and Plan of Merger dated as of June 22, 2021 (the “Merger Agreement”), attached to this proxy statement/prospectus as Annex B. Pursuant to the terms of the Merger Agreement, Cortland will merge with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger”). In order to complete the Merger, the common shareholders of Cortland must vote to approve and adopt the Merger Agreement. Following the Merger, Merger Sub will be dissolved and liquidated. At a later time as soon as practicable after the effective time of the Merger, and pursuant to the subsidiary bank merger, The Cortland Savings and Banking Company (“Cortland Bank”), an Ohio commercial bank and wholly-owned subsidiary of Cortland, will merge with and into The Farmers National Bank of Canfield, a national banking association and wholly-owned subsidiary of Farmers (“Farmers Bank”), with Farmers Bank being the surviving entity.

This proxy statement/prospectus contains important information about the Merger and the special meeting of the common shareholders of Cortland, and you should read it carefully. The enclosed voting materials allow you to vote your Cortland common shares without attending the special meeting.

Q:	What will Cortland shareholders receive in the Merger?

A:

Holders of Cortland common shares will receive a combination of cash and Farmers common shares in the Merger. At the effective time of the Merger, it is anticipated that each Cortland common share will be converted into the right to receive either:

•	1.75 Farmers common shares, or

•

$28.00 in cash, but subject to certain allocation procedures set forth in the Merger Agreement that are intended to ensure that 75% of the outstanding Cortland common shares are converted into the right to receive Farmers common shares and the remaining outstanding Cortland common shares are converted into the right to receive cash.

On June 22, 2021, the date the Merger Agreement was executed, the closing price for Farmers common shares was $16.87, which, after giving effect to the exchange ratio of 1.75 and the cash amount of $28.00, would have an implied value of approximately $29.14 per Cortland common share. As of September 16, 2021, the most reasonably practicable date prior to the mailing of this proxy statement/prospectus, the closing price for Farmers common shares was $15.02, which had an implied value of approximately $26.29 per Cortland common share. Based on this price with respect to the stock consideration, and the cash consideration of $28.00 per share, upon completion of the Merger, a Cortland common shareholder who receives stock for 75% of his or her common shares and receives cash for 25% of his or her common shares would receive total Merger consideration with an implied value of approximately $26.71 per Cortland share.

Additionally, if at the effective time of the Merger (i) the Effective Time Book Value (as defined in, and calculated pursuant to, the Merger Agreement) of Cortland is less than $75 million (the “Target Book Value Floor” and the dollar amount of such shortfall, the “Shortfall”), the cash consideration payable with respect to each Cortland common share will be reduced by a per share amount determined by dividing the dollar amount of the Shortfall by the number of Cortland common shares outstanding immediately prior to the effective time of the Merger that are eligible to receive the cash consideration; or (ii) the Effective Time Book Value of Cortland exceeds $81 million (the “Target Book Value Ceiling” and the dollar amount of such excess, the “Excess Amount”), the cash consideration payable with respect to each Cortland common share will be increased by a per share amount determined by dividing the dollar amount of the Excess Amount by the number of Cortland common shares outstanding immediately prior to the effective time that are eligible to receive the cash consideration.

In accordance with the Merger Agreement, the Effective Time Book Value will be calculated as Cortland’s estimated shareholders’ equity as of the effective time of the Merger determined in accordance with United States generally accepted accounting principles (“GAAP”), to the reasonable satisfaction of Farmers, and will reflect an allowance for loan and lease losses calculated consistent with Cortland Bank’s historical practices. Cortland will deliver to Farmers the calculation of the Effective Time Book Value no later than five business days prior to the closing date of the Merger. If the effective time of the Merger is after October 1, 2021, the Target Book Value Floor and the Target Book Value Ceiling will be adjusted upward by an amount equal to the product of $26,000 and the number of days from October 1, 2021 until the effective time, less any dividends paid by Cortland after October 1, 2021.

Farmers will not issue any fractional common shares in connection with the Merger. Instead, each Cortland common shareholder who would otherwise be entitled to receive a fraction of a Farmers common share (after taking into account all Cortland common shares owned by such holder at the effective time of the Merger) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the Farmers fractional common share to which such holder would otherwise be entitled (rounded to the nearest thousandth when expressed in decimal form) multiplied by the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Farmers common shares based on information reported by The NASDAQ Capital Market (“NASDAQ”) for the five trading days ending on the penultimate trading day preceding the effective time of the Merger.

Q:	Can I make an election to select the form of merger consideration I desire to receive?

A:

You will have the opportunity to elect the form of consideration to be received for your Cortland common shares, subject to certain adjustment and allocation procedures set forth in the Merger Agreement. These procedures are intended to ensure that 75% of the outstanding Cortland common shares will be converted into the right to receive Farmers common shares and the remaining outstanding Cortland common shares will be converted into the right to receive cash. Therefore, your ability to receive the cash or share elections of your choice will depend on the elections of other Cortland shareholders. The allocation of the mix of consideration payable to Cortland shareholders in the Merger will not be known until Farmers tallies the results of the cash and share elections made by Cortland shareholders, which may not occur until shortly after the closing of the Merger.

It is unlikely that elections will be made in the exact proportions provided for in the Merger Agreement. As a result, the Merger Agreement describes procedures to be followed if Cortland shareholders in the aggregate elect to receive more or less of the Farmers common shares than Farmers has agreed to issue. These procedures are summarized below.

•

If Shares Are Oversubscribed: If Cortland common shareholders elect to receive more Farmers common shares than Farmers has agreed to issue in the Merger, then all Cortland common shareholders who have elected to receive cash or who have made no election will receive cash for their Cortland common shares and all shareholders who elected to receive Farmers common shares will receive a pro rata portion of the available Farmers shares plus cash for those common shares not converted into Farmers common shares.

•	If Shares Are Undersubscribed: If Cortland common shareholders elect to receive fewer Farmers common shares than Farmers has agreed to issue in the Merger, then all Cortland common shareholders who have elected to receive Farmers common shares will receive Farmers common shares and those shareholders who elected to receive cash or who have made no election will be treated in the following manner:

•

If the number of common shares held by Cortland common shareholders who have made no election is sufficient to make up the shortfall in the number of Farmers common shares that Farmers is required to issue, then all Cortland common shareholders who elected cash will receive cash, and those shareholders who made no election will receive both cash and Farmers common shares in such proportion as is necessary to make up the shortfall.

•

If the number of common shares held by Cortland common shareholders who have made no election is insufficient to make up the shortfall, then all Cortland common shareholders who made no election will receive Farmers common shares and those Cortland common shareholders who elected to receive cash will receive cash and Farmers common shares in such proportion as is necessary to make up the shortfall.

No guarantee can be made that you will receive the amounts of cash and/or shares you elect. As a result of the allocation procedures and other limitations outlined in this document and the Merger Agreement, you may receive Farmers common shares or cash in amounts that vary from the amounts you elect to receive.

Q:	How do Cortland common shareholders make their election to receive cash, Farmers common shares or a combination of both?

A:

Each Cortland common shareholder of record will receive an election form and letter of transmittal, which you should complete and return, along with your Cortland share certificate(s), according to the instructions printed on the form. The election deadline will be 5:00 p.m., Eastern Time, on October 25, 2021 (the “Election Deadline”). A copy of the election form and letter of transmittal is being mailed under separate cover on or about the date of this proxy statement/prospectus.

If you do not send in the election form with your share certificate(s) by the Election Deadline, you will be treated as though you had not made an election.

Q:	Can I change my election?

A:

You may change your election at any time prior to the Election Deadline by submitting to Computershare Inc. and Computershare Trust Company N.A. (the “Exchange Agent”) written notice accompanied by a properly completed and signed, revised election form. You may revoke your election by submitting written notice to the Exchange Agent prior to the Election Deadline or by withdrawing your share certificates prior to the Election Deadline. Cortland common shareholders will not be entitled to change or revoke their elections following the Election Deadline.

Q:	What happens if I do not make a valid election to receive cash or Farmers common shares?

A:

If you do not return a properly completed election form by the Election Deadline specified in the election form, your Cortland common shares will be considered “non-election shares” and will be converted into the right to receive the share consideration or the cash consideration according to the allocation procedures specified in the Merger Agreement. Generally, in the event one form of consideration (cash or Farmers common shares) is undersubscribed in the Merger, that form of consideration will be allocated to the Cortland common shares for which no election has been validly made before shares of common shareholders electing the oversubscribed form of consideration will be switched to the undersubscribed form of consideration pursuant to the proration and adjustment procedures. Accordingly, while electing one form of consideration will not guarantee you will receive that form for all of your Cortland common shares, in the event proration is necessary electing shares will have a priority over non-electing shares.

Q:	What are the material U.S. federal income tax consequences of the Merger to Cortland shareholders?

A:

The closing of the Merger is conditioned upon the receipt by each of Farmers and Cortland of a legal opinion that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, the federal tax consequences of the Merger to a Cortland shareholder will depend primarily on whether a shareholder exchanges the shareholder’s shares of Cortland common stock solely for Farmers common shares, solely for cash or for a combination of Farmers common shares and cash. Cortland shareholders who exchange their shares of common stock solely for Farmers common shares generally will not recognize a gain or loss except with respect to cash received in lieu of a fractional Farmers common share. Cortland shareholders who exchange their shares of common stock solely for cash generally will recognize a gain or loss on the exchange. Cortland shareholders who exchange their shares of common stock for a combination of Farmers common shares and cash may recognize a gain, but not any loss, on the exchange. The actual U.S. federal income tax consequences to Cortland shareholders of electing to receive cash, Farmers common shares or a combination of cash and shares will not be ascertainable at the time Cortland shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply and such tax consequences may be subject to future changes in U.S. tax laws or rules, possibly with retroactive effect.

For a more detailed discussion of the material U.S. federal income tax consequences of the Merger, please see the section “THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 66.

The consequences of the Merger to any particular Cortland shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine the tax consequences of the Merger and the implications of potential changes in U.S. tax laws or rules to you.

Q:	Does Cortland anticipate paying any dividends prior to the effective date of the Merger?

A:	Yes. Under the terms of the Merger Agreement, Cortland is permitted to pay its shareholders its regular quarterly dividends not exceeding $0.15 per common share.

Q:	When and where will the Cortland special meeting of shareholders take place?

A:	The special meeting of shareholders of Cortland will be held at 11:00 a.m., local time, on October 26, 2021, at Squaw Creek Country Club, 761 Youngstown Kingsville Road S., Vienna, Ohio 44473.

Q:	What matters will be considered at the Cortland special meeting?

A:

The common shareholders of Cortland will be asked to (1) vote to adopt and approve the Merger Agreement; (2) vote to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Cortland’s named executive officers in connection with the Merger; and (3) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Q:	What does the Board of Directors of Cortland recommend with respect to the matters to be considered at the special meeting?

A.

Cortland’s board of directors has determined that the Merger Agreement is in the best interests of Cortland and its shareholders and recommends that Cortland common shareholders vote “FOR” the proposal to adopt and approve the Merger Agreement, “FOR” the proposal to approve, on an advisory basis, the compensation that may be paid or become payable to Cortland’s named executive officers in connection with the Merger, and “FOR” the proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes to adopt and approve the Merger Agreement.

Q:	Is my vote needed to adopt and approve the Merger Agreement and to approve the other matters?

A:

Yes. The adoption and approval of the Merger Agreement, pursuant to the Ohio General Corporation Law (“OGCL”) and as a condition precedent to the obligations of the parties to effect the Merger, requires the affirmative vote of the holders of not less than a majority of the voting power of the Cortland common shares outstanding and entitled to vote at the special meeting.

Each of the directors of Cortland, who, collectively, beneficially own 504,406 Cortland common shares entitling them to cast 504,406 votes with respect to each proposal to be presented at the special meeting, entered into voting agreements with Farmers on June 22, 2021, pursuant to which they are required, subject to certain terms and conditions, to vote their Cortland common shares in favor of the adoption and approval of the Merger Agreement.

In addition, the affirmative vote of a majority of the votes cast by Cortland shareholders at the special meeting is required to approve the advisory (nonbinding) proposal on executive compensation in connection with the Merger.

The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the voting power of the Cortland common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

Q:	How do I vote?

A:

If you were the record holder of a Cortland common share as of [●], 2021, you may vote in person by attending the special meeting or, to ensure that your common shares are represented at the special meeting, you may vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided by Cortland. If your shares are registered in “street name” in the name of a broker or other nominee and you wish to vote at the special meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote at the meeting.

Q:	What will happen if I fail to vote or abstain from voting?

A:

If you fail to return your proxy card or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to adopt and approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal. If you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the advisory (nonbinding) proposal to approve the executive compensation in connection with the Merger, it will have the same effect as a vote “AGAINST” the proposal. If you mark “ABSTAIN” on your proxy card or ballot with respect to the adjournment of the special meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal. The failure to return your proxy card or vote in person, however, will have no effect on the advisory (nonbinding) proposal to approve the executive compensation in connection with the Merger or the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Q:	How will my shares of common stock be voted if I return a blank proxy card?

A:

If you sign, date and return your proxy card and do not indicate how you want your common shares to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval of the executive compensation in connection with the Merger, and, if necessary, “FOR” the approval of the adjournment for the special meeting to solicit additional proxies.

Q:	Can I change my vote after I have submitted my proxy?

A:

Cortland common shareholders may revoke a proxy at any time before a vote is taken at the special meeting by: (i) filing a written notice of revocation with Cortland’s President & Chief Executive Officer at 194 West Main Street, Cortland, OH 44410; (ii) executing and returning another proxy card with a later date; or (iii) attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

Q:	If my shares are held in “street name,” will my bank, broker, or other nominee vote my shares for me?

A.

Your bank, broker, or other nominee will vote any shares you hold in “street name” only if you provide instructions to them on how to vote your shares. You should follow the directions provided by your bank, broker, or other nominee to vote your shares. If you do not provide your bank, broker, or other nominee with instructions on how to vote your shares held in “street name,” they will not be permitted to vote your shares, which will have the effect of a vote “AGAINST” the Merger.

Similarly, your bank, broker, or other nominee will vote your shares on the proposal to approve, on an advisory basis, specified compensation that may be payable to the named executive officers of Cortland and the adjournment of the special meeting, if necessary, but only if you provide instructions on how to vote. If you do not submit voting instructions to your bank, broker, or other nominee on how to vote your shares held in “street name,” your shares will not be counted in determining the outcome of the proposal to approve the specified compensation or the proposal to adjourn the special meeting.

Q:	What will happen if Cortland shareholders do not approve the advisory vote on executive compensation?

A:

Approval of this proposal is not a condition to the completion of the Merger. The vote is an advisory vote and will not be binding on Cortland. Therefore, if the other requisite shareholder approvals are obtained, the executive compensation payable in connection with the Merger will still be paid as long as any other conditions applicable thereto occur.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:

If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	If I do not favor the adoption and approval of the Merger Agreement, what are my dissenters’ rights?

A:

If you are a Cortland common shareholder as of [●], 2021, the record date, and you do not vote your common shares in favor of the adoption and approval of the Merger Agreement and you do not return an unmarked proxy card, you will have the right under Section 1701.85 of OGCL to demand the fair cash value for your Cortland common shares. The right to make this demand is known as “dissenters’ rights.” To exercise your dissenters’ rights, you must deliver to Cortland a written demand for payment of the fair cash value of your common shares before the vote on the Merger is taken at the special shareholders’ meeting. The demand for payment must include your address, the number of Cortland common shares owned by you and the amount you claim to be the fair cash value of your Cortland common shares, and should be mailed to: Cortland Bancorp, Attention: President & Chief Executive Officer, 194 West Main Street, Cortland, OH 44410. Cortland common shareholders who wish to exercise their dissenters’ rights must (i) vote against the Merger or not return the proxy card, and (ii) deliver written demand for payment prior to the Cortland shareholder vote. For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page 46 of this proxy statement/prospectus and the complete text of the applicable sections of the OGCL attached to this proxy statement/prospectus as Annex A.

Q:	When is the Merger expected to be completed?

A:

We are working to complete the Merger as quickly as possible. We expect to complete the Merger in the fourth quarter of 2021, assuming shareholder approval and all applicable governmental approvals have been received by then and all other conditions precedent to the Merger have been satisfied or waived.

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed, Cortland shareholders will not receive any consideration for their Cortland common shares in connection with the Merger. Instead, Cortland will remain an independent company. In addition, if the Merger Agreement is terminated in certain circumstances, a termination fee may be required to be paid by Cortland to Farmers.

Q:	Should Cortland shareholders send in their share certificates now?

A:

No. You should send your share certificates in pursuant to the election form according to the instructions printed on such form. If you do not submit the election form, either at the time of closing or shortly after the Merger is completed, the Exchange Agent for the Merger will send you a letter of transmittal with instructions informing you how to send in your share certificates to the Exchange Agent. You should use the letter of transmittal to exchange your certificates for Cortland common shares for the Merger consideration. Do not send in your share certificates with your proxy form.

Q:	What do I need to do now?

A:

You should carefully review this proxy statement/prospectus, including its Annexes. If you are a Cortland common shareholder, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to vote your common shares at the special meeting of shareholders in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your common shares will be voted at the special meeting.

Q:	Are there risks that I should consider in deciding whether to vote in favor of the Merger Agreement and the other proposals to be acted upon at the special meeting?

A:	Yes. You should read and carefully consider the risk factors set forth in the section of this proxy statement/prospectus entitled “RISK FACTORS” beginning on page 35.

Q:	Who can answer my questions?

A:	If you have questions about the Merger or desire additional copies of this proxy statement/prospectus or additional proxy cards, please contact Cortland as provided below:

Cortland Bancorp

194 West Main Street

Cortland, OH 44410

Attention: James M. Gasior, President & Chief Executive Officer

Phone: (330) 282-4161

If you have any additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Cortland common stock or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Advantage Proxy, Inc., Cortland’s proxy solicitor, by calling toll-free at 1-877-870-8565, or for banks and brokers, at 1-206-870-8565, or by email to ksmith@advantageproxy.com.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and its Annexes and all other documents to which this proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about Farmers into this document. For a description of this information, see “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 94. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document. Each item in this summary includes a page reference, where applicable, directing you to a more complete description of that item.

The Companies

Farmers National Banc Corp.

Farmers National Banc Corp.

20 South Broad Street

Canfield, Ohio 44406

Phone: (330) 533-3341

Farmers is a financial holding company and was organized as a one-bank holding company in 1983 under the laws of the State of Ohio and registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Farmers operates principally through its wholly-owned subsidiaries, Farmers Bank, Farmers Trust Company (“Farmers Trust”) and Farmers National Captive, Inc. (“Captive”). Farmers National Insurance LLC (“Farmers Insurance”) and Farmers of Canfield Investment Co. (“Farmers Investments”) are wholly-owned subsidiaries of Farmers Bank. National Associates, Inc. (“NAI”) is a wholly-owned subsidiary of Farmers Trust. Farmers and its subsidiaries operate in the domestic banking, trust, retirement consulting, insurance and financial management industries.

Farmers’ principal business consists of owning and supervising its subsidiaries. Although Farmers directs the overall policies of its subsidiaries, including lending practices and financial resources, most day-to-day affairs are managed by their respective officers. Farmers and its subsidiaries had 446.5 full-time equivalent employees at June 30, 2021. Farmers’ business activities are managed and financial performance is primarily aggregated and reported in three lines of business, the Bank segment, the Trust segment and the Retirement Planning/Consulting segment.

Farmers Bank is a full-service national banking association engaged in commercial and retail banking mainly in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina, Geauga and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania. Farmers Bank’s commercial and retail banking services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, home equity loans, home equity lines of credit, night depository, safe deposit boxes, money orders, bank checks, automated teller machines, internet banking, travel cards, “E” Bond transactions, MasterCard and Visa credit cards, brokerage services and other miscellaneous services normally offered by commercial banks.

Farmers Bank faces significant competition in offering financial services to customers. Ohio has a high density of financial service providers, many of which are significantly larger institutions that have greater financial resources than Farmers Bank, and all of which are competitors to varying degrees. Competition for loans comes principally from savings banks, savings and loan associations, commercial banks, mortgage banking companies, credit unions, insurance companies and other financial service companies. The most direct competition for deposits has historically come from savings and loan associations, savings banks, commercial banks and credit unions. Additional competition for deposits comes from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies.

During 2009, Farmers acquired Farmers Trust, which offers a full complement of personal and corporate trust services in the areas of estate settlement, trust administration and employee benefit plans. Farmers Trust operates five trust offices and offers services in the same geographic markets as Farmers Bank.

NAI of Cleveland, Ohio has been a part of Farmers since its acquisition in 2013. The acquisition was part of Farmers’ plan to increase the levels of noninterest income and to complement the existing retirement services that were already being offered through Farmers Trust. During 2019, Farmers Trust acquired all shares of NAI from Farmers through a corporate reorganization. NAI operates from its office located in Fairview Park, Ohio.

Captive was formed during 2016 and is a wholly-owned insurance subsidiary of Farmers that provides property and casualty insurance coverage to Farmers and its subsidiaries. Captive pools resources with eleven other similar insurance company subsidiaries of financial institutions to spread a limited amount of risk among themselves and to provide insurance where not currently available or economically feasible in today’s insurance market place. Captive does not account for a material portion of the revenue of Farmers.

Farmers Insurance was formed during 2009 and offers a variety of insurance products through licensed representatives. During 2016, Farmers Bank completed the acquisition of the Bowers Insurance Agency, Inc. The transaction involved both cash and stock. All activity has been merged into Farmers Insurance. Farmers Insurance is a subsidiary of Farmers Bank and does not account for a material portion of the revenue of Farmers Bank.

Farmers Investments was formed during 2014, with the primary purpose of investing in municipal securities. Farmers Investments is a subsidiary of Farmers Bank and does not account for a material portion of the revenue of Farmers Bank.

Farmers’ common shares are traded on NASDAQ under the symbol “FMNB.” Farmers is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Farmers is incorporated by reference into this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 94 of this proxy statement/prospectus.

Cortland Bancorp

Cortland Bancorp

194 West Main Street

Cortland, Ohio 44410

Phone: (330) 637-8040

Cortland was incorporated under the laws of the State of Ohio in 1984, as a one bank holding company registered under the BHCA. Cortland’s principal activity is to own, manage and supervise The Cortland Savings and Banking Company (“Cortland Bank”). Cortland owns all of the outstanding shares of Cortland Bank.

Cortland has made an election to be a financial holding company. Cortland is regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Ohio Department of Commerce, Division of Financial Institutions (“ODFI”), and the Consumer Financial Protection Bureau (“CFPB”). Cortland is also under the jurisdiction of the SEC and is subject to the disclosure and regulatory requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, as administered by the SEC.

The business of Cortland and Cortland Bank is not seasonal to any significant extent and is not dependent on any single customer or group of customers. Cortland operates as a single line of business.

Cortland Bank is a full service, state-chartered bank engaged in commercial and retail banking. Cortland Bank’s services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, night depository, automated teller services, safe deposit boxes and other miscellaneous services normally offered by commercial banks. Commercial lending includes commercial, financial loans, real estate construction and development loans, commercial real estate loans, small business lending and trade financing. Consumer lending includes residential real estate, home equity and installment lending. Cortland Bank also offers a variety of Internet and mobile banking options.

Cortland Bank’s full-service banking business is conducted at a total of thirteen offices, seven of which are located in Trumbull County, Ohio. The remaining offices are located throughout Portage, Summit, Cuyahoga and Mahoning Counties in Ohio. There is also a financial service center located in Fairlawn, Ohio, in Summit County.

Cortland Bank’s main administrative and banking office is located at 194 West Main Street, Cortland, Ohio.

Cortland Bank, as a state-chartered banking organization and member of the Federal Reserve, is subject to periodic examination and regulation by the Federal Reserve, the ODFI and the CFPB. These examinations, which include such areas as capital, liquidity, asset quality, management practices and other aspects of Cortland Bank’s operations, are primarily for the protection of Cortland Bank’s depositors. In addition to these regular examinations, Cortland Bank must furnish periodic reports to regulatory authorities containing a full and accurate statement of its affairs. Cortland Bank’s deposits are insured by the Federal Deposit Insurance Corporation.

Cortland Bank provides brokerage and investment services through an arrangement with LPL Financial. Under this arrangement, financial advisors can offer customers an extensive range of investment products and services, including estate planning, qualified retirement plans, mutual funds, annuities, life insurance, fixed income and equity securities, equity research and recommendations, and asset management services to customers through the brand Cortland Private Wealth Management.

Cortland Bank actively competes with state and national banks located in Northeastern Ohio and Western Pennsylvania. It also competes for deposits, loans and other service business with a large number of other financial institutions, such as savings and loan associations, credit unions, insurance companies, consumer finance companies and commercial finance companies. Also, money market mutual funds, brokerage houses and similar institutions provide in a relatively unregulated environment many of the financial services offered by banks. Technology has also lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. The wide acceptance of Internet-based commerce has resulted in a number of alternative payment processing systems and lending platforms in which banks play only minor roles. Customers can now maintain funds in prepaid debit cards or digital currencies, and pay bills and transfer funds directly without the direct assistance of banks. In the opinion of management, the principal methods of competition are the rates of interest charged on loans, the rates of interest paid on deposit funds, the fees charged for services, and the convenience, availability, timeliness and quality of the customer services offered.

As of June 30, 2021, Cortland, through Cortland Bank, employed 138 full-time and 18 part-time employees. Cortland provides its employees with a full range of benefit plans and considers its relations with its employees to be satisfactory.

The Merger Agreement (page 71)

The Merger Agreement provides that, if all of the conditions are satisfied or waived, Cortland will be merged with and into Merger Sub, with Merger Sub surviving. Thereafter, Merger Sub promptly will be dissolved and liquidated and, at a later time as soon as practicable as specified by Farmers Bank and certified by the Office of the Comptroller of the Currency (the “OCC”), Cortland Bank will be merged with and into Farmers Bank, with Farmers Bank surviving the subsidiary bank merger. The Merger Agreement is attached to this proxy statement/prospectus as Annex B and is incorporated in this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

What Cortland shareholders will receive in the Merger (page 72)

Under the terms of the Merger Agreement, common shareholders of Cortland will be entitled to receive from Farmers, after the Merger is completed, Merger consideration payable in the form of a combination of cash and Farmers common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, it is anticipated that each Cortland common share will be converted into the right to receive either: (i) 1.75 Farmers common shares, or (ii) $28.00 in cash, subject to adjustment under certain circumstances set forth in the Merger Agreement. Following the Merger, Cortland shareholders will own approximately 16.4% of the outstanding Farmers common shares. Additionally, Farmers currently pays an $0.11 per share quarterly dividend.

Additionally (i) in the event that the Effective Time Book Value (as defined in, and calculated pursuant to, the Merger Agreement) of Cortland falls below the Target Book Value Floor at the effective time of the Merger, the cash consideration payable with respect to each Cortland common share will be reduced by a per share amount determined by dividing the dollar amount of the Shortfall by the number of Cortland common shares outstanding immediately prior to the effective time of the Merger that are eligible to receive the cash consideration; (ii) in the event that the Effective Time Book Value of Cortland exceeds the Target Book Value Ceiling at the effective time of the Merger, the cash consideration payable with respect to each Cortland common share will be increased by a per share amount determined by dividing the dollar amount of the Excess Amount by the number of Cortland common shares outstanding immediately prior to the effective time of the Merger that are eligible to receive the cash consideration.

The Effective Time Book Value will be calculated as Cortland’s estimated shareholders’ equity as of the effective time of the Merger determined in accordance GAAP, to the reasonable satisfaction of Farmers, and will reflect an allowance for loan and lease losses calculated consistent with Cortland Bank’s historical practices. Cortland will deliver to Farmers the calculation of the Effective Time Book Value no later than five business days prior to the closing date of the Merger. If the effective time of the Merger is after October 1, 2021, the Target Book Value Floor and the Target Book Value Ceiling will be adjusted upward by an amount equal to the product of $26,000 and the number of days from October 1, 2021 until the effective time, less any dividends paid after October 1, 2021.

Farmers will not issue any fractional common shares in connection with the Merger. Instead, each Cortland common shareholder who would otherwise be entitled to receive a fraction of a Farmers common share (after taking into account all Cortland common shares owned by such holder at the effective time of the Merger) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the Farmers fractional common share to which such holder would otherwise be entitled (rounded to the nearest thousandth when expressed in decimal form) multiplied by the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Farmers common shares based on information reported by NASDAQ for the five trading days ending on the penultimate trading day preceding the effective time of the Merger.

Exchange of Cortland shares (page 73)

Once the Merger is complete, Computershare Inc. and Computershare Trust Company N.A., as exchange agent (the “Exchange Agent”), will mail you transmittal materials and instructions for exchanging your Cortland common share certificates for Farmers common shares to be issued by book-entry transfer.

Cortland special meeting of shareholders (page 41)

A special meeting of common shareholders of Cortland will be held at 11:00 a.m., local time, on October 26, 2021, at Squaw Creek Country Club, 761 Youngstown Kingsville Road S., Vienna, Ohio 44473, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•	a proposal to approve, on an advisory basis, specified compensation that may be payable to the named executive officers of Cortland in connection with the Merger; and

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

You are entitled to vote at the special meeting if you owned shares of Cortland common stock as of [●], 2021. As of September 16, 2021, shares of Cortland common stock entitled to 4,256,187 votes were outstanding and eligible to be voted at the special meeting.

Required votes (page 41)

The adoption and approval of the Merger Agreement by Cortland, pursuant to the OGCL and as a condition precedent to the obligations of the parties to effect the Merger, requires the affirmative vote of the holders of not less than a majority of the voting power of the shares of Cortland common stock outstanding and entitled to vote at the special meeting. Each share of Cortland common stock is entitled to one vote with respect to each proposal to be presented at the special meeting. A quorum, consisting of the holders of a majority of the outstanding shares of Cortland common stock, must be present in person or by proxy at the special meeting before any action, other than the adjournment of the special meeting, can be taken. The affirmative vote of the holders of a majority of the voting power of the shares of Cortland common stock represented, in person or proxy, at the special meeting is required to adjourn the special meeting. The affirmative vote of a majority of the votes cast by Cortland shareholders at the special meeting is required to approve the specified compensation.

Recommendation to Cortland shareholders (page 50)

The board of directors of Cortland unanimously approved the Merger Agreement. The board of directors of Cortland believes that the Merger is in the best interests of Cortland and its shareholders, and, as a result, the board of directors recommends that Cortland common shareholders vote “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval of the specified compensation, and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

In reaching this decision, the board of directors of Cortland considered many factors, which are described in the section captioned “THE MERGER – Background of the Merger and Cortland’s Reasons for the Merger” – beginning on page 47 of this proxy statement/prospectus.

Opinion of Cortland’s Financial Advisor (page 50)

In connection with the Merger, Cortland’s financial advisor, Piper Sandler & Co (“Piper Sandler”), delivered a written opinion, dated June 22, 2021, to the Cortland board of directors as to the fairness, from a financial point of view, of the Merger consideration to be received in the Merger by the holders of Cortland common shares. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing the opinion, is attached as Annex C to this document. The opinion was for the information of, and was directed to, the Cortland board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of Cortland to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Cortland board in connection with the Merger, and it does not constitute a recommendation to any holder of Cortland common shares as to how to vote in connection with the Merger or any other matter.

Material U.S. federal income tax consequences of the Merger (page 66)

The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and it is a condition to the obligation each of Cortland and Farmers to complete the Merger that it receives a legal opinion to that effect. Each such tax opinion was filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part. As a reorganization for U.S. federal income tax purposes (i) no gain or loss will be recognized by Farmers or Cortland as a result of the Merger, (ii) Cortland common shareholders generally will recognize gain (but not loss) in an amount not to exceed any cash received in exchange for shares of Cortland common stock in the Merger (other than any cash received in lieu of a fractional Farmers common share, as discussed below under the section entitled “THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger – Cash in Lieu of Fractional Shares” beginning on page 69) and (iii) Cortland common shareholders who exercise dissenters’ rights and receive solely cash in exchange for shares of Cortland common stock in the Merger generally will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares.

All Cortland shareholders should read carefully the description under the section captioned “THE MERGER –Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 66 of this proxy statement/prospectus and should consult their own tax advisors concerning these matters. All Cortland shareholders should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws or rules and the implications of potential changes in any state, local, non-U.S. or other tax laws or rules, possibly with retroactive effect.

Interests of Cortland’s Directors and Executive Officers in the Merger (see page 62)

In considering the recommendation of the board of directors of Cortland, Cortland’s shareholders should be aware that the directors and executive officers of Cortland have interests in the Merger that are different from, or in addition to, the interests of Cortland’s other shareholders generally. The board of directors of Cortland was aware of these interests and considered them, among other matters, in approving the Merger Agreement and related transactions.

These interests include:

•	post-merger offers of employment by Farmers to Timothy Carney and James M. Gasior and an invitation for Messrs. Carney and Gasior to serve on the board of directors of Farmers Bank;

•	post-merger invitations for two directors from Cortland’s board of directors to serve on the board of directors of Farmers;

•	settlement agreements among Cortland and Cortland Bank with each of Messrs. Carney and Gasior that provide for the termination of Messrs. Carney and Gasior’s existing severance agreements with

Cortland and provide each of Messrs. Carney and Gasior with lump-sum cash payments upon the effective time of the Merger;

•	interests under salary continuation agreements with each of Messrs. Carney and Gasior, which will be paid in a lump sum to Messrs. Carney and Gasior in connection with the Merger;

•	the acceleration of vesting of all outstanding Cortland restricted stock awards, which will be exchanged for the Merger consideration; and

•

the rights of Cortland officers and directors under the Merger Agreement to continued indemnification coverage, continued coverage under directors’ and officers’ liability insurance policies, and indemnification provided under Cortland’s Code of Regulations and the OGCL.

For a more complete description of these interests, see “THE MERGER — Interests of Cortland Directors and Executive Officers in the Merger” beginning on page 62.

Dissenters’ rights of Cortland shareholders (page 46)

Under Ohio law, Cortland common shareholders who do not vote in favor of the adoption and approval of the Merger Agreement and deliver a written demand for payment for the fair cash value of their shares of Cortland common stock prior to the Cortland special meeting, will be entitled, if and when the Merger is completed, to receive the fair cash value of their shares of Cortland common stock. The right to make this demand is known as “dissenters’ rights.” Cortland shareholders’ right to receive the fair cash value of their shares of Cortland common stock, however, is contingent upon strict compliance with the procedures set forth in Section 1701.85 of the OGCL. A Cortland common shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights, so long as such shareholder does not vote in favor of the Merger Agreement or return an unmarked proxy card.

For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page 46 of this proxy statement/prospectus and the complete text of Section 1701.85 of the OGCL attached to this proxy statement/prospectus as Annex A. If Cortland common shareholders should have any questions regarding dissenters’ rights, such shareholders should consult with their own legal advisers.

Certain differences in shareholder rights (page 85)

When the Merger is completed, Cortland common shareholders (other than those exercising dissenters’ rights or receiving only cash) will receive Farmers common shares and, therefore, will become Farmers shareholders. As Farmers shareholders, the former Cortland common shareholders’ rights will be governed by Farmers’ Articles of Incorporation, as amended, and Regulations, as well as Ohio law. Notably, Cortland common shareholders will own less on a percentage basis of the combined company and as such will have decreased voting power. For a summary of significant differences, see “COMPARISON OF CERTAIN RIGHTS OF CORTLAND SHAREHOLDERS AND FARMERS SHAREHOLDERS” beginning on page 85 of this proxy statement/prospectus.

Regulatory approvals required for the Merger (page 61)

The Merger cannot be completed until Farmers receives necessary regulatory approvals, which include approvals of the Board of Governors of the Federal Reserve, the OCC and the office of the ODFI. Farmers has applied for such approvals to consummate the Merger.

Conditions to the Merger (page 81)

As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the adoption and approval of the Merger Agreement by Cortland’s common shareholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although Farmers and Cortland anticipate the closing of the Merger will occur in the fourth quarter of 2021, neither Farmers nor Cortland can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed. For a summary of the conditions to the Merger, see “THE MERGER AGREEMENT – Conditions to the Merger” beginning on page 81 of this proxy statement/prospectus.

Termination; Termination Fee (page 82)

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval of the Merger by Cortland’s common shareholders:

•	by mutual written consent of Farmers and Cortland;

•

by either Farmers or Cortland, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the transactions contemplated by the Merger Agreement, or an application therefor shall have been permanently withdrawn at the request of a governmental entity required for the consummation of the Merger;

•

by either Farmers or Cortland, if the Merger has not closed on or before June 22, 2022, unless the failure to close by such date is due to the terminating party’s failure to perform or observe the covenants and agreements of such party set forth in the Merger Agreement;

•

by either Farmers or Cortland, if there is a breach by the other party of any of its representations or warranties or any failure to perform in all material respects any of its covenants or agreements, that would, either individually or in the aggregate with other breaches by such party, result in, if occurring or continuing on the closing date, the failure of the conditions of the terminating party’s obligation to complete the Merger and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

•

by Farmers, if at any time prior to the effective time of the Merger, Cortland’s board of directors has (1) failed to recommend to the shareholders of Cortland that they vote to approve the Merger Agreement, (2) changed its recommendation with respect to the Merger Agreement, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, certain acquisition proposals other than the Merger Agreement, whether or not permitted by the Merger Agreement, or has resolved to do the same, or (3) failed to substantially comply with its obligations to recommend to the Cortland shareholders the adoption of the Merger proposal and call a shareholder meeting for that purpose or its non-solicitation obligations;

•

by Farmers, if a tender offer or exchange offer for 15% or more of the outstanding Cortland common shares is commenced (other than by Farmers or a subsidiary of Farmers), and Cortland’s board of directors recommends that the shareholders of Cortland tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender or exchange offer within 10 business days;

•

by Cortland, if Farmers fails to take the actions required in the Merger Agreement to (1) prepare and file with the SEC a registration statement on Form S-4 within 60 days of the Merger Agreement, use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing or use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to complete the Merger or

(2) fails to cause the Farmers common shares to be issued in the Merger to be authorized for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the Merger; or

•

by either Farmers or Cortland, if the Cortland common shareholders do not vote to approve the Merger Agreement at a duly held shareholders meeting (including any adjournment or postponement of such meeting).

If the Merger Agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals, Cortland may be required to pay Farmers a termination fee of $5,000,000. See “THE MERGER AGREEMENT – Termination; Termination Fee” beginning on page 82.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR FARMERS

The following table summarizes financial results achieved by Farmers for the periods and at the dates indicated. The information below has been derived from Farmers’ Consolidated Financial Statements. Historical financial information for Farmers can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The selected historical financial information for Farmers as of and for the six months ended June 30, 2021 and 2020, can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. You should read the following financial information in conjunction with the historical Consolidated Financial Statements (and related notes), as well as the information contained under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained or incorporated by reference in Farmers’ annual reports on Form 10-K and quarterly reports on Form 10-Q and other information filed by Farmers with the SEC.

The selected operating data presented below are not necessarily indicative of the results that may be expected for future periods. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods noted below indicate results for any future period.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF

FARMERS NATIONAL BANC CORP.

(UNAUDITED)

(Dollars in thousands, except per share data)	At June 30,		At December 31,
	2021	2020	2020	2019	2018	2017	2016
Selected Financial Data
Total assets	$3,260,058	$2,879,589	$3,071,148	$2,449,158	$2,328,864	$2,159,069	$1,966,113
Loans, net of allowance for credit losses(1)(3)	1,935,059	2,126,640	2,055,900	1,797,052	1,722,248	1,565,066	1,416,783
Allowance for credit losses(3)	24,806	16,960	22,144	14,487	13,592	12,315	10,852
Securities available for sale	996,271	475,614	575,600	432,233	402,190	393,331	369,995
Goodwill and other intangible assets	48,985	51,866	49,617	42,645	43,952	45,369	45,154
Total deposits	2,778,823	2,439,485	2,610,878	2,008,964	1,799,720	1,604,719	1,524,756
Total borrowings	78,369	80,115	78,906	122,197	250,792	296,559	213,496
Total stockholders’ equity	366,908	331,352	350,097	299,309	262,320	242,074	213,216

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
Selected Operating Data:
Total interest income	$56,399	$55,859	$112,327	$101,986	$91,766	$80,527	$72,498
Total interest expense	4,642	9,636	16,136	19,608	13,265	6,881	4,378

Net interest income	51,757	46,223	96,191	82,378	78,501	73,646	68,120
Provision for credit losses	475	3,500	9,100	2,450	3,000	3,350	3,870

Net interest income after credit loss expense	51,282	42,723	87,091	79,928	75,501	70,296	64,250
Total non-interest income	20,455	17,006	37,155	28,602	25,499	24,051	23,244
Total non-interest expense	35,202	36,477	73,974	65,455	62,717	61,186	59,452

Income before income tax expense	36,535	23,252	50,272	43,075	38,283	33,161	28,042
Income tax expense	6,404	3,602	8,396	7,315	5,714	10,450	7,485

Net income	$30,131	$19,650	$41,876	$35,760	$32,569	$22,711	$20,557

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF

FARMERS NATIONAL BANC CORP.

(UNAUDITED)

	At or For the Six Months Ended June 30,		For the Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
Selected Operating Ratios and Other Data
Performance Ratios:
Return on average assets (annualized)	1.89%	1.44%	1.46%	1.50%	1.46%	1.09%	1.07%
Return on average equity (annualized)	17.15%	12.81%	12.80%	12.56%	13.13%	9.92%	9.72%
Average interest rate spread (tax equivalent)(2)	3.44%	3.49%	3.49%	3.53%	3.66%	3.88%	3.94%
Net interest margin (annualized)	3.56%	3.74%	3.70%	3.82%	3.87%	3.99%	4.01%
Non-interest expense/average assets	2.19%	2.66%	2.58%	2.75%	2.81%	2.96%	3.09%
Efficiency ratio	47.17%	55.04%	52.82%	56.59%	57.93%	59.66%	61.59%

Capital Ratios:
Common equity tier 1 capital ratio	13.95%	12.65%	13.22%	12.94%	12.16%	11.86%	11.69%
Total risk based capital ratio	15.54%	13.92%	14.72%	13.82%	13.03%	12.73%	12.53%
Tier 1 risk based capital ratio	14.39%	13.10%	13.67%	13.06%	12.28%	11.99%	11.83%
Tier 1 leverage ratio	9.70%	9.71%	9.77%	10.69%	9.91%	9.50%	9.41%
Equity to assets	11.25%	11.48%	11.40%	12.22%	11.26%	11.21%	10.84%
Tangible common equity to tangible assets (Non-GAAP)	9.90%	9.86%	9.94%	10.67%	9.56%	9.31%	8.75%

Asset Quality Ratios:
Non-performing assets/total assets	0.43%	0.43%	0.45%	0.26%	0.33%	0.36%	0.44%
Non-performing loans/total loans	0.71%	0.57%	0.67%	0.35%	0.45%	0.49%	0.57%
Allowance for credit losses/nonperforming loans(3)	178.81%	138.73%	160.06%	228.32%	175.81%	160.04%	132.83%
Allowance for credit losses as a percent of loans(3)	1.27%	0.79%	1.07%	0.80%	0.78%	0.78%	0.76%

Share Data:
Basic earnings per common share	$1.07	$0.69	$1.48	$1.29	$1.18	$0.82	$0.76
Diluted earnings per common share	1.06	0.69	1.47	1.28	1.16	0.82	0.76
Dividends per common share	0.22	0.22	0.44	0.38	0.30	0.22	0.16
Book value per share	12.95	11.76	12.42	10.82	9.44	8.79	7.88
Tangible book value per share (Non-GAAP)	11.23	10.03	10.66	9.28	7.86	7.14	6.21
Market price at period end	15.51	11.86	13.27	16.32	12.74	14.75	14.20
Weighted average common shares outstanding –basic	28,330,409	28,349,404	28,266,509	27,734,994	27,674,705	27,567,909	27,180,230
Weighted average common shares outstanding –diluted	28,336,145	28,491,599	28,393,996	27,875,984	27,974,185	27,619,076	27,209,338

Note: All performance ratios are based on average balance sheet amounts where applicable.

(1)	Loans do not include loans held for sale, which are not material.
(2)	Represents the difference between the weighted average yield on average interest-earnings assets and the weighted average cost of interest-bearing liabilities.
(3)	At June 30, 2021, presentation is allowance for credit losses. All prior periods the presentation is allowance for loan losses.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF

FARMERS NATIONAL BANC CORP.

(UNAUDITED)

A reconciliation of non-GAAP measures to GAAP is presented below.

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity
Stockholders’ Equity	$366,908	$331,352	$350,097	$299,309	$262,320	$242,074	$213,216
Less Goodwill and Other Intangibles	48,985	51,866	49,617	42,645	43,952	45,369	45,154

Tangible Common Equity	$317,923	$279,486	$300,480	$256,664	$218,368	$196,705	$168,062

Reconciliation of Total Assets to Tangible Assets
Total Assets	$3,260,058	$2,885,680	$3,071,148	$2,449,158	$2,328,864	$2,159,069	$1,966,113
Less Goodwill and Other Intangibles	48,985	51,866	49,617	42,645	43,952	45,369	45,154

Tangible Assets	$3,211,073	$2,833,814	$3,021,531	$2,406,513	$2,284,912	$2,113,700	$1,920,959

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR CORTLAND

The following table summarizes financial results achieved by Cortland for the periods and at the dates indicated. The information below has been derived from Cortland’s Consolidated Financial Statements. Historical financial information for Cortland can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The selected historical financial information for Cortland as of and for the six months ended June 30, 2021 and 2020, can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. You should read the following financial information in conjunction with the historical Consolidated Financial Statements (and related notes), as well as the information contained under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained or incorporated by reference in Cortland’s annual reports on Form 10-K and quarterly reports on Form 10-Q and other information filed by Cortland with the SEC.

The selected operating data presented below are not necessarily indicative of the results that may be expected for future periods. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods noted below indicate results for any future period.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF

CORTLAND BANCORP

(UNAUDITED)

(Dollars in thousands, except per share data)	At June 30,		At December 31,
	2021	2020	2020	2019	2018	2017	2016
Selected Financial Data
Total assets	$792,998	$780,017	$821,305	$737,162	$714,666	$711,101	$655,184
Loans, net of allowance for loan losses(1)	486,007	522,577	550,741	514,251	510,194	482,912	414,900
Allowance for loan losses	5,979	5,520	6,019	4,465	4,198	4,578	4,868
Securities available for sale	171,313	162,926	170,906	138,966	139,504	162,422	179,219
Goodwill and other intangible assets	—	—	—	—	—	—	—
Total deposits	677,633	648,417	700,510	618,381	604,419	585,851	539,850
Total borrowings	18,052	39,483	24,643	31,077	35,361	53,833	48,357
Total stockholders’ equity	83,223	75,772	81,005	74,338	64,918	61,630	57,670

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
Selected Operating Data:
Total interest income	$13,554	$13,548	$27,092	$29,643	$27,749	$23,492	$22,555
Total interest expense	945	2,229	3,809	5,554	4,383	3,190	2,918

Net interest income	12,609	11,319	23,283	24,089	23,366	20,302	19,637
Provision for loan losses	—	1,050	1,575	715	725	100	50

Net interest income after provision for loan losses	12,609	10,269	21,708	23,374	22,641	20,202	19,587
Total non-interest income	3,249	3,167	7,500	5,022	5,692	5,166	4,597
Total non-interest expense	10,317	9,558	19,474	19,755	18,083	18,601	18,186

Income before income tax expense	5,541	3,878	9,734	8,641	10,250	6,767	5,998
Income tax expense	778	575	1,471	1,359	1,415	2,417	1,127

Net income	$4,763	$3,303	$8,263	$7,282	$8,835	$4,350	$4,871

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF

CORTLAND BANCORP

(UNAUDITED)

	At or For the Six Months Ended June 30,		For the Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
Selected Operating Ratios and Other Data
Performance Ratios:
Return on average assets (annualized)	1.18%	0.89%	1.07%	1.04%	1.31%	0.68%	0.80%
Return on average equity (annualized)	11.63%	8.60%	10.68%	10.32%	14.36%	7.25%	8.27%
Average interest rate spread (tax equivalent)(2)	3.36%	3.12%	3.11%	3.48%	3.53%	3.41%	3.47%
Net interest margin (annualized)	3.49%	3.37%	3.32%	3.79%	3.76%	3.59%	3.63%
Non-interest expense/average assets	2.57%	2.57%	2.51%	2.83%	2.69%	2.92%	2.99%
Efficiency ratio	64.11%	65.04%	62.52%	67.01%	64.82%	72.92%	72.65%

Capital Ratios:
Common equity tier 1 capital ratio	14.11%	12.57%	13.15%	12.76%	12.01%	12.37%	12.97%
Total risk based capital ratio	16.07%	14.41%	15.07%	14.43%	13.63%	14.26%	15.10%
Tier 1 risk based capital ratio	15.00%	13.44%	14.01%	13.63%	12.88%	13.35%	14.04%
Tier 1 leverage ratio	10.49%	10.00%	10.20%	10.98%	10.72%	10.77%	10.46%
Equity to assets	10.49%	9.71%	9.86%	10.08%	9.08%	8.67%	8.80%

Asset Quality Ratios:
Non-performing assets/total assets	0.88%	1.02%	0.93%	1.16%	1.42%	0.85%	1.39%
Non-performing loans/total loans	1.41%	1.50%	1.37%	1.65%	1.97%	1.05%	1.97%
Allowance for loan losses/nonperforming loans	86.14%	69.71%	78.91%	52.25%	41.40%	89.52%	58.75%
Allowance for loan losses as a percent of loans	1.22%	1.05%	1.08%	0.86%	0.82%	0.94%	1.16%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF

CORTLAND BANCORP

(UNAUDITED)

	At or For the Six Months Ended June 30,		For the Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
Share Data:
Basic earnings per common share	$1.14	$0.79	$1.97	$1.68	$2.03	$0.99	$1.11
Diluted earnings per common share	1.14	0.79	1.97	1.68	2.03	0.99	1.11
Dividends per common share	0.34	0.33	0.61	0.50	0.49	0.39	0.28
Book value per share	19.55	17.94	19.18	17.19	14.92	13.94	13.05
Market price at period end	26.75	13.22	18.70	21.81	20.50	20.50	17.50
Weighted average common shares outstanding – basic	4,174,572	4,199,831	4,185,687	4,340,775	4,357,760	4,407,254	4,406,005
Weighted average common shares outstanding – diluted	4,190,224	4,213,297	4,196,673	4,349,473	4,364,234	4,411,474	4,407,269

Note: All performance ratios are based on average balance sheet amounts where applicable.

(1)	Loans do not include loans held for sale, which are not material.
(2)	Represents the difference between the weighted average yield on average interest-earnings assets and the weighted average cost of interest-bearing liabilities.

SUMMARY SELECTED PRO FORMA CONDENSED COMBINED DATA

The following table shows selected financial information on a pro forma combined basis giving effect to the Merger (which is known as “pro forma” information) as if the Merger had become effective as of the date presented, in the case of the balance sheet information, and at the beginning of the period presented, in the case of the income statement information. The pro forma information reflects the acquisition method of accounting.

Farmers anticipates that the Merger will provide the combined company with financial benefits that include reduced operating expenses and greater revenue. The pro forma information, while helpful in illustrating the financial characteristics of Farmers following the Merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of Farmers would have been had the companies been combined during these periods.

The exchange ratio of 1.75 was used in preparing this selected pro forma information. You should read this summary pro forma information in conjunction with the information under “Unaudited Pro Forma Condensed Combined Consolidated Financial Information Related to the Merger” and with the historical information in this document on which it is based.

	At June 30, 2021
	(In thousands)
Pro forma combined balance sheet data:
Total assets	$4,049,554
Loans, net	2,421,785
Deposits	3,457,210
Total stockholders’ equity	446,789

	Six Months Ended June 30, 2021	Year Ended December 31, 2020
	(In thousands)	(In thousands)
Pro forma combined income statement data:
Interest income	$69,343	$138,199
Interest expense	5,248	19,267

Net interest income	64,095	118,932
Provision for credit losses	475	10,675

Net interest income after provision for credit losses	63,620	108,257
Non-interest income	23,704	44,655
Non-interest expense	45,768	93,946

Income before income taxes	41,556	58,966
Provision for income taxes	7,073	9,649

Net income	$34,483	$49,317

Pro forma per share data:
Basic earnings	$1.02	$1.46
Diluted earnings	$1.02	$1.45

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL INFORMATION RELATING TO THE MERGER

The following unaudited pro forma condensed consolidated combined financial information and explanatory notes show the historical financial positions and results of operations of Farmers and Cortland, and have been prepared to illustrate the effects of the Merger under the acquisition method of accounting with Farmers treated as the acquirer. The unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2021 gives effect to the Merger as if the transaction had occurred on June 30, 2021. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2021 and year ended December 31, 2020, give effect to the Merger as if the transaction had become effective beginning on the first day of the fiscal years presented. Certain reclassifications have been made to Cortland’s historical financial information in order to conform to Farmers’ presentation of financial information.

The unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the Merger been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of Cortland at its fair value, and represents the pro forma estimates by Farmers based on available fair value information as of the date of the Merger Agreement. In some cases, where noted, more recent information has been used to support estimated adjustments in the pro forma financial information. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised. The pro forma information also does not reflect the benefits of expected cost savings or any potential impacts of potential revenue enhancements and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

The actual value of Farmers common shares to be recorded as consideration in the Merger will be based on the closing price of Farmers common shares at the time of the Merger completion date. The proposed Merger is expected to be completed in the fourth quarter of 2021, but there can be no assurance that the Merger will be completed as anticipated. For purposes of the pro forma financial information, the fair value of Farmers common shares to be issued in connection with the Merger was based on Farmers’ closing price of $15.51 as of June 30, 2021. The cash portion of the consideration along with Merger expenses will be funded with the sale of securities.

The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the Merger will be determined after it is completed and after completion of thorough analyses to determine the fair value of Cortland’s tangible and identifiable intangible assets and liabilities as of the date the Merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Farmers’ statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Cortland’s shareholders’ equity, including results of operations from December 31, 2020, through the date the Merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Farmers anticipates that the Merger will provide the combined company with financial benefits that include reduced operating expenses. Farmers expects to realize cost savings of approximating 39% of the anticipated non-interest expense of Cortland. These cost savings are not included in these pro forma statements and there can be no assurance that estimated cost savings will be realized.

The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the Merger been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with (i) the accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information; (ii) Farmers unaudited historical consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2021, included in Farmers’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and incorporated by reference in this proxy statement/prospectus, (iii) Farmers’ audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2020, and incorporated by reference in this proxy statement/prospectus; (iv) Cortland’s historical consolidated financial statements and the related notes incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this document.

The unaudited pro forma shareholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Farmers’ common shares or the actual or future results of operations of Farmers for any period. Actual results may be materially different than the pro forma information presented.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2021

	FMNB	CLDB	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Notes
ASSETS
Cash and cash equivalents	$149,357	$73,265		$—	$222,622
Securities available for sale (including equity securities)	1,002,929	174,344		(38,745)	1,138,528	A
Loans held for sale	1,922	3,519			5,441
Loans	1,959,865	491,986		(660)	2,451,191	B
Allowance for credit losses	(24,806)	(5,979)		1,379	(29,406)	C

Net Loans	1,935,059	486,007		719	2,421,785

Premises and equipment, net	24,857	11,263		(1,000)	35,120	D
Bank owned life insurance	51,906	21,394			73,300
Goodwill	45,775	—		32,587	78,362	E
Other intangibles	3,210	—		2,937	6,147	F
Other assets	45,043	23,206			68,249

Total assets	$3,260,058	$792,998		$(3,502)	$4,049,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$663,640	$222,527	$		$886,167
Interest-bearing	2,115,183	455,106		754	2,571,043	G

Total deposits	2,778,823	677,633		754	3,457,210

Short-term borrowings	3,828	2,897			6,725
Long-term borrowings	74,541	15,155		(1,662)	88,034	H
Other liabilities	35,958	14,090		748	50,796	I

Total liabilities	2,893,150	709,775		(160)	3,602,765

Commitments and contingent liabilities
Stockholders’ Equity:
Common stock	208,312	23,641		62,802	294,755	J
Additional paid-in-capital	—	21,087		(21,087)	—	K
Retained earnings	160,042	45,185		(51,747)	153,480	L
Accumulated other comprehensive income	16,804	3,892		(3,892)	16,804	M
Treasury stock	(18,250)	(10,582)		10,582	(18,250)	N

Total stockholders’ equity	366,908	83,223		(3,342)	446,789

Total liabilities and stockholders’ equity	$3,260,058	$792,998		$(3,502)	$4,049,554

Shares outstanding	28,321,894	4,256,187		1,317,162	33,895,243

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2021

(In thousands, except per share data)	FMNB	CLDB	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Notes
Interest and dividend income:
Loans, including fees	$47,382	$11,965	$83	$59,430	O
Taxable securities	4,230	386	(693)	3,924	P
Tax exempt securities	4,416	1,142		5,558
Federal funds sold and other	371	61		432

Total interest income	56,399	13,554	(610)	69,343
Interest expense:
Deposits	4,055	840	(377)	4,518	Q
Borrowings	587	105	38	730	R

Total interest expense	4,642	945	(339)	5,248

Net interest income	51,757	12,609	(271)	64,095
Provision for credit losses	475	—	—	475

Net interest income after provision for credit losses	51,282	12,609	(271)	63,620
Non-interest income:
Service charges on deposit accounts	1,598	598		2,196
Net increase from bank owned life insurance	584	228		812
Security gains	520	56		576
Trust fees	4,594	—		4,594
Insurance agency commissions	1,949	—		1,949
Retirement plan consulting fees	709	—		709
Net gains on sale of loans	5,685	1,514		7,199
Investment commissions	1,027	18		1,045
Debit card and EFT fees	2,310	450		2,760
Other operating income	1,479	385		1,864

Total non-interest income	20,455	3,249	—	23,704

Non-interest expense:
Salaries and employee benefits	19,842	5,602		25,444
Occupancy and equipment	4,165	1,221	(18)	5,368	S
Core processing charges	1,458	151		1,609
State and local taxes	1,105	327		1,432
Professional fees	1,886	437		2,323
Advertising	456	156		612
Intangible amortization	632	—	267	899	T
FDIC insurance	290	88		378
Other operating expenses	5,368	2,335		7,703

Total non-interest expense	35,202	10,317	249	45,768
Income before income taxes	36,535	5,541	(520)	41,556
Provision for income taxes	6,404	778	(109)	7,073	U

Net income	$30,131	$4,763	$(411)	$34,483

Basic earnings per common share:
Earnings per share	$1.07	$1.14		$1.02
Weighted average shares outstanding	28,230,409	4,174,572	1,304,554	33,709,535	V
Diluted earnings per common share:
Earnings per share	$1.06	$1.14		$1.02
Weighted average shares outstanding	28,336,145	4,190,224	1,309,445	33,835,814	V

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2020

(In thousands, except per share data)	FMNB	CLDB	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Notes
Interest and dividend income:
Loans, including fees	$98,379	$23,620	$166	$122,165	W
Taxable securities	5,423	1,199	(1,386)	5,236	X
Tax exempt securities	7,684	2,105		9,789
Federal funds sold and other	841	168		1,009

Total interest income	112,327	27,092	(1,220)	138,199
Interest expense:
Deposits	14,381	3,378	(754)	17,005	Y
Borrowings	1,755	431	76	2,262	Z

Total interest expense	16,136	3,809	(678)	19,267

Net interest income	96,191	23,283	(542)	118,932
Provision for loan losses	9,100	1,575	—	10,675

Net interest income after provision for loan losses	87,091	21,708	(542)	108,257
Non-interest income:
Service charges on deposit accounts	3,682	1,332		5,014
Net increase from bank owned life insurance	795	398		1,193
Security gains	380	140		520
Trust fees	7,632	—		7,632
Insurance agency commissions	3,124	—		3,124
Retirement plan consulting fees	1,523	—		1,523
Net gains on sale of loans	12,273	3,896		16,169
Investment commissions	1,530	37		1,567
Debit card and EFT fees	3,927	771		4,698
Other operating income	2,289	926		3,215

Total non-interest income	37,155	7,500	—	44,655

Non-interest expense:
Salaries and employee benefits	39,826	10,805		50,631
Occupancy and equipment	7,254	2,495	(36)	9,713	AA
Core processing charges	3,551	268		3,819
State and local taxes	2,138	593		2,731
Professional fees	2,733	1,155		3,888
Advertising	1,531	214		1,745
Intangible amortization	1,327	—	534	1,861	BB
FDIC insurance	750	176		926
Other operating expenses	14,864	3,768		18,632

Total non-interest expense	73,974	19,474	498	93,946
Income before income taxes	50,272	9,734	(1,040)	58,966
Provision for income taxes	8,396	1,471	(218)	9,649	CC

Net income	$41,876	$8,263	$(822)	$49,317

Basic earnings per common share:
Earnings per share	$1.48	$1.97		$1.46
Weighted average shares outstanding	28,266,509	4,185,687	1,308,027	33,760,223	V
Diluted earnings per common share:
Earnings per share	$1.47	$1.97		$1.45
Weighted average shares outstanding	28,393,996	4,196,673	1,311,460	33,902,129	V

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Balance Sheet	June 30, 2021
(Dollars in thousands)
A - Adjustments to available for sale securities
To reflect estimated seller after-tax deal expenses	$(2,459)
To reflect estimated buyer after-tax deal expenses	(6,561)
To reflect cash consideration of Cortland’s outstanding common shares	(29,725)

$(38,745)

B - Adjustments to loans
To reflect the credit mark for Cortland’s non-purchase credit deteriorated loans	$(3,900)
To reflect portfolio loans at fair value for current interest rates	3,240

$(660)

C - Adjustments to allowance for credit losses
To eliminate Cortland’s allowance for loan losses	$5,979
To record the credit mark for Cortland’s loans designated as purchase credit deteriorated (PCD loans)	(4,600)

$1,379

D - Adjustments to premises and equipment
To reflect estimated fair value of buildings acquired. The adjustment will be accreted into income over 27.5 years on a straight-line basis.	$(1,000)

E - Adjustments to goodwill
To reflect goodwill created as a result of the merger	$32,587

F - Adjustments to other intangibles
To record estimated fair value of acquired identifiable intangible assets, calculated as 0.48% of Cortland’s core deposits. Core deposits represent total deposits less time deposits. The acquired core deposit intangible will be amortized over 10 years using a sum-of-the-years digits amortization	$2,937

G - Adjustments to interest-bearing deposits
To record estimated fair value based on current market rates for similar products.
The adjustment will be accreted into income over one year	$754

H - Adjustments to long-term borrowings
To record estimated fair value of FHLB advances. The adjustment will be accreted into income over 4 years on a straight-line basis	$195
To record estimated fair value of TRUPs. The adjustment will be amortized into income over 15 years on a Straight-line basis	(1,857)

$(1,662)

I - Adjustments to other assets
To reflect net deferred tax asset as a result of the merger fair value adjustments	$748

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Balance Sheet	June 30, 2021
(Dollars in thousands)
J - Adjustments to common stock
To eliminate Cortland’s historical common stock	$(23,641)
To reflect issuance of common stock to Cortland’s shareholders	86,443

$62,802

K - Adjustments to additional paid-in-capital
To eliminate Cortland’s additional paid-in-capital	$(21,087)

L - Adjustments to retained earnings
To eliminate Cortland’s retained earnings	$(45,185)
To reflect buyer’s estimated after-tax merger expenses	(6,562)

$(51,747)

M - Adjustments to accumulated other comprehensive income
To eliminate Cortland’s accumulated other comprehensive income	$(3,892)

N - Adjustments to treasury stock
To eliminate Cortland’s treasury stock	$10,582

Income Statement – Adjustments for the Six Months Ended June 30, 2021
O - Adjustments to loan income
To reflect net accretion of loan credit mark and amortization of loan rate mark, both over an estimated 4 year average life	$83

P - Adjustments to taxable securities income
To reflect lost interest income due to sale of securities to provide cash for the transaction	$(195)
To reflect the fair value of securities which will be amortized into income over 5 years	(498)

$(693)

Q - Adjustment to deposit expense
To reflect accretion of deposit rate mark over an estimated one-year average life	$(377)

R - Adjustments to long-term borrowing expense
To reflect the fair value of Cortland’s FHLB advances which will be amortized into income over 4 years	$(24)
To reflect the fair value of Cortland’s TRUPs which will be amortized into income over 15 years	62

$38

S - Adjustment to occupancy and equipment expense
To reflect accretion of Cortland’s fair value adjustment on buildings which will be amortized over 27.5 years	$(18)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Income Statement	June 30, 2021
(Dollars in thousands)
T - Adjustment to intangible amortization expense
To reflect the amortization of the acquired core deposit intangible asset over 10 years by the sum of the years digits method	$267

U - Adjustment to income tax expense
To reflect the income tax effect of pro forma adjustments at estimated marginal tax rate of 21%	$(109)

V - Adjustment to average shares outstanding

To arrive at consolidated pro forma average shares outstanding, Cortland’s respective average outstanding shares were multiplied by the exchange ratio of 1.75 and then added to Farmers respective average outstanding shares

Adjustments for the Twelve Months Ended December 31, 2020
W - Adjustments to loan income
To reflect net accretion of loan credit mark and amortization of loan rate mark, both over an estimated 4 year average life	$166

X - Adjustments to taxable securities income
To reflect lost interest income due to sale of securities to provide cash for the transaction	$(390)
To reflect the fair value of securities which will be amortized into income over 5 years	(996)

$(1,386)

Y - Adjustment to deposit expense
To reflect accretion of deposit rate mark over an estimated one-year average life	$(754)

Z - Adjustments to long-term borrowing expense
To reflect the fair value of Cortland’s FHLB advances which will be amortized into income over 4 years	$(49)
To reflect the fair value of Cortland’s TRUPs which will be amortized into income over 15 years	125

$76

AA - Adjustment to occupancy and equipment expense
To reflect accretion of Cortland’s fair value adjustment on buildings which will be amortized over 27.5 years	$(36)

BB - Adjustment to intangible amortization expense
To reflect the amortization of the acquired core deposit intangible asset over 10 years by the sum of the years digits method	$534

CC - Adjustment to income tax expense
To reflect the income tax effect of pro forma adjustments at estimated marginal tax rate of 21%	$(218)

UNAUDITED COMPARATIVE PER SHARE DATA

The following table summarizes selected share and per share information about Farmers and Cortland giving effect to the Merger (which is referred to as “pro forma” information). The data in the table should be read together with the financial information and the financial statements of Farmers and Cortland incorporated by reference or included in this proxy statement/prospectus. The pro forma information is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the Merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period.

The information about book value per share and shares outstanding assumes that the Merger took place as of the dates presented and is based on the assumptions set forth in the preceding unaudited pro forma condensed combined consolidated balance sheet. The information about dividends and earnings per share assumes that the Merger took place as of the periods presented and is based on the assumptions set forth in the preceding unaudited pro forma condensed combined consolidated income statement. No pro forma adjustments have been included to reflect potential effects of the Merger related to integration expenses, cost savings or operational synergies which are expected to be obtained by combining the operations of Farmers and Cortland, or the costs of combining the companies and their operations. It is further assumed that Farmers will pay a cash dividend after the completion of the Merger at the annual rate of $0.11 per common share. The actual payment of dividends is subject to numerous factors, and no assurance can be given that Farmers will pay dividends following the completion of the Merger or that dividends will not be reduced in the future.

	FMNB Historical	CLDB Historical	Pro Forma Combined(1)(2)(3)	Equivalent Pro Forma CLDB(4)
Basic Net Income Per Common Share
Six months ended June 30, 2021	$1.07	$1.14	$1.02	$1.79
Year ended December 31, 2020	$1.48	$1.97	$1.46	$2.56
Diluted Net Income Per Common Share
Six months ended June 30, 2021	$1.06	$1.14	$1.02	$1.79
Year ended December 31, 2020	$1.47	$1.97	$1.45	$2.54
Dividends Declared Per Common Share
Six months ended June 30, 2021	$0.22	$0.34	$0.22	$0.39
Year ended December 31, 2020	$0.44	$0.61	$0.44	$0.77
Book Value Per Common Share
June 30, 2021	$12.95	$19.55	$13.17	$23.05

(1)

The pro forma combined book value per FMNB common share is based on the pro forma combined common stockholders’ equity for the merged entities divided by total pro forma common shares of the combined entities

(2)	Pro forma dividends per share represent FMNB’s historical dividend per common shares.
(3)

The pro forma combined diluted net income per FMNB’s common share is based on the pro forma combined diluted net income for the merged entities divided by total pro forma diluted common shares of the combined entities.

(4)	Represents the Pro Forma Combined information multiplied by the 1.75 exchange ratio.

MARKET PRICE AND DIVIDEND INFORMATION

Farmers’ common shares are traded on NASDAQ under the symbol “FMNB.” Cortland’s common shares are traded on NASDAQ under the symbol “CLDB.” The following table sets forth for the periods indicated a summary of the high and low prices of and cash dividends paid on Cortland common shares and Farmers common shares. This information does not reflect retail mark-up, markdown or commissions and does not necessarily represent actual transactions.

	Cortland			Farmers
	High	Low	Dividends	High	Low	Dividends
2021
First Quarter	$23.71	$17.01	$0.19	$18.26	$13.03	$0.11
Second Quarter	28.24	22.54	0.15	17.99	15.37	0.11
Third Quarter (through September 16, 2021)	27.70	25.67	0.15	16.03	14.57	0.11

2020
First Quarter	$23.40	$11.70	$0.19	$16.50	$10.32	$0.11
Second Quarter	14.50	11.10	0.14	13.51	9.82	0.11
Third Quarter	21.00	12.50	0.14	12.59	10.05	0.11
Fourth Quarter	19.96	14.06	0.14	13.84	10.55	0.11

2019
First Quarter	$28.68	$19.10	$0.16	$14.98	$11.57	$0.09
Second Quarter	25.00	20.47	0.11	15.00	13.44	0.09
Third Quarter	24.40	21.75	0.11	15.13	13.25	0.10
Fourth Quarter	23.99	20.10	0.12	16.50	14.02	0.10

On June 21, 2021, the last trading day prior to the date of execution of the Merger Agreement, the closing price of Cortland’s common shares was $26.51. The information presented in the following table reflects the last reported sale prices per share of Farmers’ common shares as of June 21, 2021, the last trading day preceding date of execution of the Merger Agreement, and on September 16, 2021, the last practicable day for which information was available prior to the date of this proxy statement/prospectus. The table also presents the equivalent market value per Cortland common share on June 21, 2021, and September 16, 2021, determined by multiplying the share price of a Farmers common share on such dates by the exchange ratio of 1.75. No assurance can be given as to what the market price of Farmers’ common shares will be if and when the Merger is consummated.

	Farmers Common Shares	Equivalent Price Per Cortland Common Share
June 21, 2021	$17.27	$30.22
September 16, 2021	$15.02	$26.29

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “FORWARD-LOOKING STATEMENTS” commencing on page 39, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. The following is a discussion of the most significant factors that make an investment in Farmers common shares speculative or risky, but does not purport to present an exhaustive description of such risks. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Risks Related to the Merger

The market value of Farmers common shares you receive in the Merger may decrease if there are fluctuations in the market price of Farmers common shares following the Merger.

Under the terms of the Merger Agreement, common shareholders of Cortland will be entitled to receive from Farmers, after the Merger is completed, Merger consideration payable in the form of cash and Farmers common shares to be calculated as set forth in the Merger Agreement. At the Effective Time of the Merger, each Cortland common share will be converted into the right to receive: (i) 1.75 Farmers common shares, or (ii) $28.00 in cash, subject to adjustment under certain circumstances set forth in the Merger Agreement.

Farmers will not issue any fractional common shares in connection with the Merger. Instead, each Cortland common shareholder who would otherwise be entitled to receive a fraction of a Farmers common share (after taking into account all Cortland common shares owned by such holder at the effective time of the Merger) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the Farmers fractional common share to which such holder would otherwise be entitled (rounded to the nearest thousandth when expressed in decimal form) multiplied by the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Farmers common shares based on information reported by NASDAQ for the five trading days ending on the penultimate trading day preceding the effective time of the Merger.

Any change in the market price of Farmers common shares prior to the completion of the Merger will affect the market value of the Merger consideration that Cortland shareholders will receive following completion of the Merger. Stock price changes may result from a variety of factors that are beyond the control of Farmers and Cortland, including, but not limited to, general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Cortland shareholders should obtain current sale prices for Farmers common shares before voting their common shares at the Cortland special meeting.

The market price of Farmers shares after the Merger may be affected by factors different from those affecting the shares of Cortland currently.

Upon completion of the Merger, holders of Cortland common shares who receive Farmers common shares as the Merger consideration will become holders of Farmers common shares. The businesses of Farmers and Cortland differ in certain respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s common shares may be affected by factors different from those currently affecting the independent results of operations of each of Farmers and Cortland. Farmers is, and will continue to be, subject to the risks described in Farmers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 94 of this proxy statement/prospectus.

Farmers could experience difficulties in managing its growth and effectively integrating the operations of Cortland.

The earnings, financial condition and prospects of Farmers after the Merger will depend in part on Farmers’ ability to integrate successfully the operations of Cortland and Cortland Bank, and to continue to implement its own business plan. Farmers may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of Cortland and Cortland Bank with the Farmers organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and Farmers may encounter difficulties, including, without limitation, loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies. These factors could contribute to Farmers not fully achieving the expected benefits from the Merger.

The Merger Agreement limits Cortland’s ability to pursue alternatives to the Merger with Farmers, may discourage other acquirers from offering a higher valued transaction to Cortland and may, therefore, result in less value for the Cortland shareholders.

The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits Cortland from soliciting, negotiating or providing confidential information to any third party relating to any competing proposal to acquire Cortland or Cortland Bank. The prohibition limits Cortland’s ability to seek offers from other potential acquirers that may be superior from a financial point of view to the proposed transaction.

In addition, if the Merger Agreement is terminated due to certain circumstances, Cortland is required to pay Farmers a termination fee of $5,000,000. The requirement that Cortland make such a payment could discourage another company from making a competing proposal. For a description of the circumstances in which Cortland would be required to pay the termination fee to Farmers, see “THE MERGER AGREEMENT – Termination; Termination Fee” on page 82 of this proxy statement/prospectus.

The fairness opinion of Cortland’s financial advisor does not reflect changes in circumstances subsequent to the date of such opinion.

The Cortland board of directors received an opinion, dated June 22, 2021, from its financial advisor as to the fairness of the Merger consideration from a financial point of view to the shareholders of Cortland as of the date of such opinion. Subsequent changes in the operation and prospects of Cortland or Farmers, general market and economic conditions and other factors that may be beyond the control of Cortland or Farmers may significantly alter the value of Cortland or Farmers or the price of the Farmers common shares by the time the Merger is completed. The opinion does not address the fairness of the Merger consideration from a financial point of view at the time the Merger is completed, or as of any other date other than the date of such opinion. The opinion of Cortland’s financial advisor is attached as Annex C to this proxy statement/prospectus. For a description of the opinion, see “THE MERGER – Opinion of Cortland’s Financial Advisor” on page 50 of this proxy statement/prospectus.

Cortland shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

The Merger will result in Cortland’s shareholders having an ownership stake in the combined company that is substantially smaller than their current stake in Cortland. Upon completion of the Merger, we estimate that continuing Farmers shareholders will own approximately 83.6% of the issued and outstanding common shares of the combined company, and former Cortland shareholders will own approximately 16.4% of the issued and outstanding common shares of the combined company. Consequently, Cortland shareholders, as a general matter, will have substantially less influence over the management and policies of the combined company after the effective time of the Merger than they currently exercise over the management and policies of Cortland.

Failure to complete the Merger could negatively impact the value of Cortland’s shares and future businesses and financial results of Farmers and Cortland.

If the Merger is not completed, the ongoing businesses of Farmers and Cortland may be adversely affected, and Farmers and Cortland will be subject to several risks, including the following:

•	Farmers and Cortland will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, certain financial advisor and printing fees;

•

under the Merger Agreement, Cortland is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the Merger may require substantial commitments of time and resources by Farmers and Cortland management, which could otherwise have been devoted to other opportunities that may have been beneficial to Farmers and Cortland as independent companies, as the case may be.

In addition, if the Merger is not completed, Farmers and Cortland may experience negative reactions from their respective customers and employees. Employees could resign and obtain other employment as a result of the potential Merger or a failed completion of the Merger. Farmers or Cortland also could be subject to litigation related to any failure to complete the Merger.

The Farmers common shares to be received by Cortland shareholders upon completion of the Merger will have different rights from shares of Cortland common shares.

Upon completion of the Merger, Cortland shareholders will no longer be shareholders of Cortland but will instead become shareholders of Farmers, and their rights as shareholders of Farmers will be governed by the Ohio Revised Code and by Farmers’ Articles of Incorporation, as amended, and Amended Code of Regulations. The terms of Farmers’ Articles of Incorporation, as amended, and Amended Code of Regulations are in some respects materially different than the terms of Cortland’s Amended and Restated Articles of Incorporation and Code of Regulations. See “COMPARISON OF CERTAIN RIGHTS OF CORTLAND SHAREHOLDERS AND FARMERS SHAREHOLDERS” on page 85 of this proxy statement/prospectus.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.

The respective obligations of Farmers and Cortland to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of Cortland’s shareholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, approval of the Farmers common shares to be issued to Cortland for listing on NASDAQ, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT – Conditions to the Merger” on page 81 of this proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by June 22, 2022, either Farmers or Cortland may have the opportunity to choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the Cortland shareholders. In addition, Farmers or Cortland may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT – Termination; Termination Fee” on page 82 of this proxy statement/prospectus for a fuller description of these circumstances.

The unaudited pro forma combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations of Farmers after the Merger may differ materially.

The pro forma financial data in this document is presented for illustrative purposes only and is not necessarily indicative of what Farmers’ actual financial condition or results of operations would have been had the Merger been completed on the dates presented. The unaudited financial information reflects estimated adjustments, which are based upon preliminary estimates and the purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Cortland as of the date of the completion of the Merger. For more information, please see “SUMMARY SELECTED PRO FORMA CONDENSED COMBINED DATA” and “UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE MERGER” beginning on pages 24 and 25, respectively, of this proxy statement/prospectus.

Risks Related to Farmers’ Business

You should read and consider risk factors specific to Farmers’ business that will also affect the combined company after the Merger, described in Farmers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 4, 2021, and as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by Farmers with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 94 of this proxy statement/prospectus.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), notwithstanding that such statements are not specifically identified. These forward-looking statements include statements about Farmers’, Cortland’s and the combined entity’s financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express Farmers’ and Cortland’s management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this proxy statement/prospectus and the documents incorporated herein by reference that are not statements of historical fact constitute forward-looking statements.

In addition, certain statements may be contained in the future filings of Farmers and Cortland with the SEC, in press releases and in oral and written statements made by or with the approval of Farmers or Cortland that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•

statements about the benefits of the Merger between Farmers and Cortland, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements regarding plans, objectives and expectations of Farmers or Cortland or their respective management or boards of directors;

•	statements regarding future economic performance; and

•	statements regarding assumptions underlying any such statements.

Forward-looking statements are preceded by terms such as “will,” “would,” “should,” “could,” “may,” “expect,” “estimate,” “believe,” “anticipate,” “intend,” “plan” “project,” or variations of these words, or similar expressions.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Farmers and Cortland will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

•	revenues or earnings following the Merger may be lower than expected;

•

deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

•	the failure of Cortland’s shareholders to approve the Merger;

•	local, regional, national and international economic conditions and the impact they may have on Farmers and its customers and Farmers’ assessment of that impact;

•

effects of the COVID-19 pandemic on the local, national, and international economy, Farmers’ or Cortland’s organization and employees, and Farmers’ or Cortland’s customers and suppliers and their business operations, financial condition, and including Farmers’ or Cortland’s customers’ ability to repay loans;

•	changes in the level of non-performing assets, delinquent loans and charge-offs;

•	material changes in the value of Farmers common shares;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	inflation, interest rate, securities market and monetary fluctuations;

•	general fluctuations in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	competitive factors, including increased competition with regional and national financial institutions;

•

the impact of recent changes in the regulatory landscape, capital markets, and the response to and management of the COVID-19 pandemic, including the provisions of additional economic stimulus from the federal government;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve System;

•	legislation affecting the financial services industry as a whole, and/or Farmers and Cortland and their respective subsidiaries, individually or collectively;

•	governmental and public policy changes; and

•	the impact on Farmers’ businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause Farmers’ and Cortland’s results to differ materially from those described in the forward-looking statements can be found in Farmers’ and Cortland’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Farmers or Cortland or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. In addition, these statements speak only as of the date made. Farmers and Cortland do not undertake, and expressly disclaim, any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as may be required by applicable law.

THE SPECIAL MEETING OF SHAREHOLDERS OF CORTLAND

Time, Date and Place

This proxy statement/prospectus is being provided to Cortland common shareholders in connection with the solicitation of proxies by the Cortland board of directors for use at the special meeting of shareholders to be held at 11:00 a.m., local time, on October 26, 2021, at Squaw Creek Country Club, 761 Youngstown Kingsville Road S., Vienna, Ohio 44473, including any adjournments of the special meeting.

This proxy statement/prospectus is also being furnished by Farmers to Cortland common shareholders as a prospectus in connection with the issuance of Farmers common shares upon completion of the Merger.

Matters to be Considered

At the special meeting, the shareholders of Cortland will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•	a proposal to approve, on an advisory basis, specified compensation that may be payable to the named executive officers of Cortland in connection with the Merger; and

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

The board of directors of Cortland believes that the Merger with Farmers is in the best interests of Cortland shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement, (2) “FOR” the approval of the specified compensation, and (3) “FOR” the proposal to adjourn the special meeting of Cortland shareholders, if necessary, to solicit additional proxies.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of Cortland has fixed the close of business on [●], 2021, as the record date for determining the Cortland common shareholders who are entitled to notice of and to vote at the Cortland special meeting of shareholders. Only Cortland shareholders at the close of business on the record date will be entitled to notice of the Cortland special meeting, and only holders of shares of Cortland common stock at the close of business on the record date will be entitled to vote at the Cortland special meeting.

As of the close of business on September 16, 2021 there were 4,256,187 shares of Cortland common stock outstanding and entitled to vote at the special meeting. Each share of Cortland common stock entitles the holder to one (1) vote on all matters properly presented at the special meeting. Shares of Cortland common stock were held by approximately 1,104 shareholders of record.

Votes Required; Quorum

The adoption and approval of the Merger Agreement by Cortland, pursuant to Cortland’s Articles of Incorporation, as amended, the OGCL and as a condition precedent to the obligations of the parties to effect the Merger, requires the affirmative vote of the holders of not less than a majority of the voting power of the shares of Cortland common stock outstanding and entitled to vote at the special meeting. A quorum, consisting of the holders of a majority of the outstanding shares of Cortland common stock, must be present in person or by proxy at the special meeting before any action, other than the adjournment of the special meeting, can be taken. The affirmative vote of a majority of the votes cast by Cortland shareholders at the special meeting is required to approve the specified compensation. The affirmative vote of the holders of a majority of the voting power of the shares of Cortland common stock represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

As of September 16, 2021, directors of Cortland beneficially owned an aggregate of 504,406 shares of Cortland common stock, an amount equal to approximately 11.85% of the outstanding shares of Cortland common stock. As of the date of this proxy statement/prospectus, each of the directors of Cortland, who, collectively, beneficially own shares of Cortland common stock entitling them to cast 504,406 votes with respect to each proposal to be presented at the special meeting, entered into voting agreements with Farmers on June 22, 2021, pursuant to which they are required, subject to certain terms and conditions, to vote their shares of Cortland common stock in favor of the adoption and approval of the Merger Agreement. Farmers beneficially owned 9,826.42 shares of Cortland common stock.

Your vote is important. The adoption and approval of the Merger Agreement by Cortland requires the affirmative vote of the holders of not less than a majority of the voting power of the shares of Cortland Common Stock outstanding and entitled to vote at the special meeting. The affirmative vote of a majority of the votes cast by Cortland shareholders at the special meeting is required to approve the specified compensation. The affirmative vote of the holders of a majority of the voting power of the shares of Cortland common stock represented, in person or proxy, at the special meeting is required to adjourn the special meeting. If you fail to return your proxy card or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement.

The failure to return your proxy card or vote in person, however, will have no effect on the advisory (nonbinding) proposal to approve the executive compensation in connection with the merger or the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, Cortland recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting. Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed.

If your shares are registered directly in your name with our transfer agent, you are a “shareholder of record” or registered holder. If your shares are held through a bank, broker, nominee or other shareholder of record, you are considered the “beneficial owner” of those shares. If your shares are held by a bank, broker, depositary, trustee or some other nominee, that entity will provide separate voting instructions. If a beneficial owner provides specific voting instructions by mail, telephone, or internet, your nominee will vote your shares as you have directed.

A quorum, consisting of the holders of a majority of the outstanding shares of Cortland common stock, must be present in person or by proxy at the Cortland special meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

The Cortland board of directors does not expect any matter other than the adoption and approval of the Merger Agreement, approval, on an advisory basis, of the specified compensation, and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies. If any other matters are properly brought before the special meeting for consideration, the shares of Cortland common stock represented by properly executed proxy cards will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this proxy statement/prospectus mailed to Cortland shareholders. Your proxy is being solicited by the board of directors of Cortland. Whether or not you attend the special meeting, the Cortland board of directors urges you to return your properly executed proxy card as soon as possible. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the shares of Cortland common stock represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Shares of Cortland common stock will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval of the specified compensation, and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the President & Chief Executive Officer of Cortland, at 194 West Main Street, Cortland, OH 44410;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

Cortland has engaged Advantage Proxy to act as its proxy solicitor and to assist in the solicitation of proxies for the special meeting. Cortland has agreed to pay approximately $8,500 plus reimbursement for certain expenses for such services and also will indemnify Advantage Proxy against certain claims, costs, damages, liabilities, judgments and expenses. Cortland may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Cortland common stock.

Cortland’s directors, officers and employees also may solicit proxies by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Cortland will also request that brokerage houses and other custodians, nominees and fiduciaries send these proxy materials to beneficial owners of Cortland common stock. Cortland will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies.

If you have any additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Cortland common stock or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Advantage Proxy, Cortland’s proxy solicitor, by calling toll-free at 1-877-870-8565, or for banks and brokers, at 1-206-870-8565 or by email to ksmith@advantageproxy.com.

PROPOSALS SUBMITTED TO CORTLAND SHAREHOLDERS

Merger Proposal

As discussed throughout this proxy statement/prospectus, Cortland is asking its common shareholders to adopt and approve the Merger Agreement. The adoption and approval of the Merger Agreement by Cortland, pursuant to the OGCL and as a condition precedent to the obligations of the parties to effect the Merger, requires the affirmative vote of the holders of not less than a majority of the voting power of the shares of Cortland Common Stock outstanding and entitled to vote at the special meeting. Each share of Cortland common stock entitles the holder to one (1) vote on the proposal to adopt and approve the Merger Agreement.

Cortland common shareholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, shareholders are directed to the copy of the Merger Agreement attached as Annex B to this proxy statement/prospectus.

The board of directors of Cortland recommends a vote “FOR” the proposal to adopt and approve the Merger Agreement.

Advisory Approval of Executive Compensation to be Paid in the Merger

In accordance with Section 14A of the Exchange Act, Cortland is providing its shareholders with the opportunity to cast an advisory vote on the compensation that may be payable to its named executive officers in connection with the Merger, as disclosed in the section of this proxy statement/prospectus captioned “THE MERGER — Golden Parachute Compensation,” beginning on page 64 of this proxy statement/prospectus, and the related tables and narratives. Cortland is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the shareholders of Cortland Bancorp approve, on an advisory (nonbinding) basis, the agreements for and compensation to be paid by Cortland Bancorp to Cortland’s named executive officers in connection with the Merger with Farmers National Banc Corp., as disclosed in the section of the proxy statement/prospectus for the Merger captioned “The Merger—Golden Parachute Compensation.”

The approval of the executive compensation to be paid by Cortland in the Merger is not a condition to the Merger and is a vote separate and apart from the vote to approve the Merger Agreement proposal. In addition, because the vote on executive compensation to be paid in the Merger is advisory in nature only, it will not be binding on Cortland. Because Cortland is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the Merger is completed and regardless of the outcome of the advisory vote.

The affirmative vote of the majority of votes cast by Cortland shareholders on the proposal will be required to approve the advisory resolution on executive compensation to be paid in the Merger. Abstentions will be counted towards a quorum but will have no effect on the outcome of voting on this proposal.

The board of directors of Cortland recommends a vote “FOR” the proposal to approve on an advisory basis the compensation that may be paid or become payable to Cortland’s named executive officers in connection with the Merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

Adjournment Proposal

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Merger Agreement. If, at the time of the special meeting, the number of shares of Cortland common stock present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement, Cortland intends to move to adjourn the special meeting in order to enable the Cortland board of directors to solicit additional proxies for approval of the proposal. In that event, Cortland will ask the Cortland common shareholders to vote only upon the adjournment proposal and not the Merger proposal.

In the adjournment proposal, Cortland is asking its common shareholders to authorize the holder of any proxy solicited by the Cortland board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the Cortland common shareholders approve the adjournment proposal, Cortland could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Cortland common shareholders who have previously voted.

The Cortland board of directors recommends a vote “FOR” the Cortland adjournment proposal.

Other Matters to Come Before the Special Meeting

No other matters are intended to be brought before the special meeting by Cortland and Cortland does not know of any matters to be brought before the special meeting by others. If, however, any other matters properly come before the special meeting, the persons named in the proxy will vote the shares of common stock represented thereby in accordance with their best judgment on any such matter.

DISSENTERS’ RIGHTS

Rights of Dissenting Cortland Shareholders

Shareholders of Cortland are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the OGCL. Section 1701.85 generally provides that shareholders of Cortland will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Cortland shareholder who is a record holder of shares of Cortland common stock on [●], 2021, the record date for the special meeting, and whose shares are not voted in favor of the adoption of the Merger Agreement may be entitled to be paid the “fair cash value” of such Cortland shares after the effective time of the Merger. To be entitled to such payment, a shareholder must deliver to Cortland a written demand for payment of the fair cash value of the shares of common stock held by such shareholder, before the vote on the Merger proposal is taken, the shareholder must not vote in favor of approval and adoption of the Merger Agreement, and the shareholder must otherwise comply with Section 1701.85. A Cortland shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Any written demand must specify the shareholder’s name and address, the number and class of shares of common stock held by such shareholder on the record date, and the amount claimed as the “fair cash value” of such shares of Cortland common stock. See the text of Section 1701.85 of the OGCL attached as Annex A to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.

If Cortland so requests, dissenting shareholders must submit their share certificates to Cortland within 15 days of such request, for endorsement on such certificates by Cortland that a demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights. Such certificates will be promptly returned to the dissenting shareholders by Cortland. If Cortland and any dissenting shareholder cannot agree upon the “fair cash value” of Cortland’s shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Trumbull County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s Cortland shares. The fair cash value of a Cortland share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the vote of the Cortland shareholders. Investment banker opinions to company boards of directors regarding the fairness from a financial point of view of the consideration payable in a transaction such as the Merger are not opinions regarding, and do not address, “fair cash value” under Section 1701.85.

If a Cortland shareholder exercises such shareholder’s dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s Cortland shares will be suspended until Cortland purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of Cortland’s shares pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex A to this proxy statement/prospectus.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex B to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the Merger Agreement attached as Annex B, for a more complete understanding of the Merger.

The Proposed Merger and Subsidiary Bank Merger

The Merger Agreement provides for the merger of Cortland with and into Merger Sub, a newly-formed, wholly-owned subsidiary of Farmers (the “Merger”), with Merger Sub as the surviving entity. Thereafter, Merger Sub promptly will be dissolved and liquidated and, at a later time as soon as practicable as specified by Farmers Bank and certified by the OCC, Cortland Bank will be merged with and into Farmers Bank, with Farmers Bank surviving the subsidiary bank merger.

The Merger Agreement is attached to this proxy statement/prospectus as Annex B and is incorporated in this proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Background of the Merger and Cortland’s Reasons for the Merger

The Cortland board, with the assistance of Cortland’s executive management, periodically reviews, assesses, and discusses Cortland’s strategic direction, performance, and prospects. These reviews and discussions have included from time to time, third party advisors, including investment bankers and external legal counsel, and have addressed the potential strategic alternatives that might be available to Cortland, including organic growth initiatives, potential mergers and acquisitions (including potential acquisition targets and the merger of Cortland with a bank of similar size or the sale to a larger Ohio-based or regional financial institution), and capital planning decisions, all with the goal of enhancing shareholder value. These reviews and discussions have also included analyses of the business environment for financial institutions, including technology initiatives and investments, the impact of low interest rates, the evolution of community banking, and talent acquisition and retention. The economic outlook nationally and locally, the regulatory and compliance environment, financial institution industry trends, peer comparisons, ongoing consolidation among financial institutions, and the benefits and risks of continued operation as a standalone company have also been considered. Factors assessed in connection with these reviews have included the risks and opportunities associated with operating in existing and new markets, competition, potential positive and negative expense and revenue synergies, regulatory requirements, interest rate environment and prospects, scale, operational risk, credit risk, market risk, and changes in technology and in delivery and marketing channels. In connection with the evaluation of strategic alternatives, Cortland’s executive management has had, from time to time, informal discussions, relative to potential acquisitions or the sale of Cortland, with representatives of other financial institutions and has regularly updated the Cortland board regarding such discussions.

James M. Gasior, President and Chief Executive Officer of Cortland, and Kevin J. Helmick, President and Chief Executive Officer of Farmers, have lengthy careers in the financial institutions industry and have known each other professionally for more than 10 years. Messrs. Gasior and Helmick have periodically informally discussed matters of mutual interest to their respective institutions, and on at least one occasion Mr. Helmick and Mr. Gasior expressed a mutual desire to explore a business combination should Cortland decide that the Company’s growth objectives would be best achieved by partnering with another financial institution.

Over the past several years, Mr. Gasior has met with and had conversations with other banking institutions to discuss potential business combinations. In the fourth quarter of 2019, the board of Cortland had meetings with the investment banking firm of Piper Sandler, during which meetings representatives of Piper Sandler led discussions on the then current banking environment, including recent trends in bank mergers and acquisitions, and potential acquirers for Cortland. In January 2020, the board reviewed with another investment banking firm banks that might have an interest in a possible merger transaction. On February 18, 2020, Cortland management reported to the Cortland board preliminary discussions regarding potential business combinations with two bank holding companies, including Farmers. Mr. Gasior, together with board Chair Timothy K. Woofter and Vice Chair Thomas P. Perciak, met with the respective Chair, Vice Chair and CEO of Farmers during the last week of February. At this meeting, Farmers shared with Cortland a presentation that outlined the benefits of a transaction including analysis on valuation of Cortland shares.

On March 17, 2020, Cortland management provided an update to the Cortland board regarding the meeting held at the end of February with representatives of Farmers regarding mutual interest in exploring a business combination. Mr. Gasior provided the Cortland board with a brief overview of Farmers’ presentation at the March 17, 2020 board meeting. Representatives of Piper Sandler, who also attended the meeting, facilitated a discussion with the board regarding the financial aspects of the Farmers presentation as well as various other strategic alternatives. Mr. Gasior noted at the March 17, 2020, board meeting that further merger discussions with Farmers were on pause given the heightened state of alert stemming from the COVID-19 pandemic.

Merger discussions at Cortland remained on hold during the early months of the COVID-19 pandemic in spring 2020. During this period, Cortland Bank’s safety and soundness examination with the Federal Reserve and ODFI was delayed until later in 2020. At the May 19, 2020, Cortland board meeting, management reported that Cortland Bank management held weekly conference calls with the management team of Farmers in which the respective management teams shared action plans for Payroll Protection Plan loans, liquidity, branch closures and other items. At the May 19, 2020, meeting, Piper Sandler presented a pro forma preliminary analysis of an assumed merger with Farmers. The board expressed interest in Mr. Gasior continuing to explore a possible strategic business merger with Farmers.

In June 2020, at the Cortland board’s direction, representatives of Piper Sandler opened an electronic data room populated with Cortland information to facilitate Farmers’ preliminary due diligence for a possible business combination. On June 16,2020, Cortland and Farmers executed a non-disclosure agreement that included an exclusivity period until August 1, 2020. At the Cortland board’s June 16, 2020, meeting, Mr. Gasior provided an update to the Cortland board regarding discussions with Farmers. At the meeting, representatives of Piper Sandler discussed with the Cortland board additional financial analyses surrounding a potential business combination with Farmers. On June 16, 2020, Cortland signed an engagement letter with Piper Sandler to serve as exclusive financial advisor to Cortland in connection with a potential business combination.

At its regularly scheduled meeting on July 21, 2020, the board received a presentation from Grady & Associates, legal counsel to Cortland, regarding the directors’ fiduciary duties under applicable law and related obligations in reviewing and considering strategic alternatives. Cortland’s counsel also discussed the roles of financial and legal advisors, the strategic rationale for pursuing a business merger, the transaction process, the importance of preserving confidentiality, and the prohibition on insider trading. On July 31, 2020, Cortland and Farmers amended the nondisclosure agreement to extend Farmers’ exclusivity period from August 1, 2020 to August 31, 2020.

At the Cortland board’s regularly scheduled meeting on August 18, 2020, Mr. Gasior reported that he had received a letter of intent from Farmers on August 14, 2020. Representatives from Piper Sandler reviewed with the Cortland board the financial terms of the letter of intent and led a discussion on various objectives when evaluating the combination, such as shareholder value and potential advantages for the community, the customers and employees. The letter of intent provided that Farmers would acquire Cortland’s stock in exchange for 1.3125 shares of Farmers common stock and $4.87 in cash for each Cortland common share. Based on Farmers’ share price of $12.23 as of August 13, 2020, Farmers valued the transaction at $20.92 per share, which represented a premium of approximately 49% to Cortland’s then-current market value. The letter of intent also extended

Farmers’ exclusivity period to September 30, 2020. The Cortland board authorized Mr. Gasior to execute the nonbinding letter of intent for delivery to Farmers by August 20, 2020. Mr. Gasior executed the letter of intent on August 20, 2020.

Following execution of the letter of intent, Cortland and Farmers each engaged in due diligence efforts related to the proposed merger. Farmers provided Cortland with a proposed merger agreement on September 20, 2020. During the period from August 20 through January 2021, Cortland and Farmers extended Farmers’ exclusivity period twice, to October 31, 2020, and December 31, 2020.

At the Cortland board’s regularly scheduled meeting on January 21, 2021, the board instructed Mr. Gasior to keep communications open with the Farmers’ Chief Executive Officer, Kevin Helmick, while exploring all strategic options.

On February 12, 2021, Mr. Gasior and Mr. Carney met with Farmers’ Chief Executive Officer, Kevin Helmick, and other members of the Farmers’ management team. The bank executives discussed the upcoming proxy season, COVID-19 business re-opening initiatives and organizational and operational updates. Cortland executives expressed an interest in re-engaging in merger discussions at a later date although no specific timeline was established. At the Cortland board’s regularly scheduled meeting on February 16, 2021, Mr. Gasior and Mr. Carney provided an update to the board regarding the February 12, 2021 meeting with Farmers executives. Mr. Gasior also provided an update to the Cortland board regarding communications and meetings with two other regional bank holding company executives who inquired regarding Cortland’s interest as a potential merger partner.

At the Cortland board’s regularly scheduled meeting on March 16, 2021, Mr. Gasior updated the board regarding a March 8, 2021 meeting with a regional bank holding company regarding a potential business combination. On March 22, 2021, this regional bank holding company delivered a letter of intent that valued Cortland shares at $22.50 to $23.50 per share and had a proposed mix of 80% stock and 20% cash. This represented no premium over the closing price of Cortland’s stock on March 22, 2021 of $23.35. The Cortland board decided after reviewing the letter of intent from this institution that it would not pursue a business combination with them. The board instructed Mr. Gasior to stay in communication with Mr. Helmick to determine whether Farmers had an interest in re-engaging in merger discussions.

On April 12, 2021, Mr. Gasior and Mr. Carney, Chairman, Timothy Woofter, Vice Chairman, Thomas Perciak, Director Neil Kaback and Director Richard Thompson met with Farmers’ board Chairman James Smail, Vice Chairman David Paull, Chair of Farmers’ Governance Committee Terry Moore and Farmers’ Chief Executive Officer Kevin Helmick. The Farmers and Cortland representatives discussed the due diligence that had occurred in 2020, improving asset quality trends, and improvement in the general business sentiment as the roll out of COVID-19 vaccines increased.

On April 23, 2021, Cortland renewed merger discussions with Farmers and executed a nondisclosure agreement that provided Farmers with exclusivity through June 15, 2021.

On May 28, 2021, Cortland’s legal counsel, Grady & Associates, received an initial draft of the merger agreement. Between May 28 and June 22, 2021, Grady & Associates and Vorys Sater Seymour and Pease LLP, legal counsel to Farmers, exchanged drafts of the merger agreement and other transaction documents, including voting agreements to be entered into by each of Cortland’s directors and each of the executive officers of Cortland. The two law firms and the respective management teams negotiated, exchanged drafts, and worked towards finalizing the terms and conditions of the merger agreement, the voting agreements and other transaction documents. Cortland negotiated with Farmers to obtain more favorable conditions in the merger agreement. Reciprocal due diligence continued during this time period.

On June 22, 2021, a special meeting of the Cortland board was convened to consider the proposed merger transaction. Members of Cortland’s executive management and representatives of Piper Sandler and Grady & Associates attended the meeting at the invitation of the board. The Cortland board was provided with a set of meeting materials in advance of the meeting, including substantially final drafts of the merger agreement, the voting agreements for executive officers and directors, and compensation arrangements of executive management related to the merger. Representatives of Piper Sandler reviewed the financial terms of the proposed transaction, reviewed current and historical financial condition and results of operations of Cortland and summarized the perceived strategic and financial rationale for the transaction for both Cortland and Farmers. Grady & Associates discussed with the directors their fiduciary duties under applicable law and reviewed the accompanying legal standards. Grady & Associates proceeded to review in detail with the board the terms of the merger agreement, including the terms of various ancillary documents. Representatives of Piper Sandler then rendered to the board its opinion, initially rendered verbally and confirmed in a written opinion dated June 22, 2021, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Cortland common shares. The Cortland board considered the values of the other acquisition proposals that had been previously received, taking into account changes in stock prices, and noted that the consideration in the proposed transaction with Farmers was the highest for its shareholders.

After considering the proposed terms of the merger agreement and related transaction documents, and taking into consideration the matters discussed during that meeting and prior meetings of the Cortland board, including the strategic options discussed at those meetings and the factors described under the sections of this proxy statement/prospectus entitled “THE MERGER – Background of the Merger and Cortland’s Reasons for the Merger” and “THE MERGER – Recommendation of the Cortland Board of Directors,” the Cortland board determined that the merger was fair to and in the best interests of Cortland and Cortland shareholders, and the board unanimously approved, adopted and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated by it, including the Merger, and recommended to Cortland’s shareholders that they approve the Merger and the Merger Agreement.

Cortland executive management then discussed with the Cortland board the proposed communication plan, including the public announcement, internal meetings with employees, and schedule for media and investor calls.

Recommendation of the Cortland Board of Directors

Cortland’s board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including without limitation the Merger, are fair to and in the best interests of Cortland and Cortland shareholders. Cortland’s board of directors recommends that Cortland common shareholders vote “FOR” approval and adoption of the Merger Agreement and the Merger.

Opinion of Cortland’s Financial Advisor

Cortland retained Piper Sandler to act as financial advisor to Cortland’s board of directors in connection with Cortland’s consideration of a possible business combination. Cortland selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to Cortland’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the June 22, 2021 meeting at which Cortland’s board of directors considered the Merger and the Merger Agreement, Piper Sandler delivered to Cortland’s board of directors its oral opinion, which was subsequently confirmed in writing on June 22, 2021, to the effect that, as of such date, the Merger consideration was fair to the holders of Cortland’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex C to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Cortland common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.

Piper Sandler’s opinion was directed to the board of directors of Cortland in connection with its consideration of the Merger and the Merger Agreement and does not constitute a recommendation to any shareholder of Cortland as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Merger and the Merger Agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the Merger consideration to the holders of Cortland common stock and did not address the underlying business decision of Cortland to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Cortland or the effect of any other transaction in which Cortland might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Cortland or Farmers, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the Merger Agreement, dated June 20, 2021;

•	certain publicly available financial statements and other historical financial information of Cortland and its banking subsidiary, Cortland Bank, that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Farmers that Piper Sandler deemed relevant;

•

certain internal financial projections for Cortland for the years ending December 31, 2021 through December 31, 2024 with an estimated net income growth rate for the year ending December 31, 2025 and estimated dividends per share for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Cortland;

•

publicly available mean analyst earnings per share and dividends per share estimates for Farmers for the years ending December 31, 2021 and December 31, 2022, as well as estimated long-term annual earnings per share and balance sheet growth rates for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Farmers for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Farmers;

•

the pro forma financial impact of the Merger on Farmers based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated net income for Cortland for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Farmers;

•

the publicly reported historical price and trading activity for Cortland common stock and Farmers common stock, including a comparison of certain stock trading information for Cortland common stock and Farmers common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for Cortland and Farmers with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Cortland and its representatives the business, financial condition, results of operations and prospects of Cortland and held similar discussions with certain members of the management of Farmers and its representatives regarding the business, financial condition, results of operations and prospects of Farmers.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Cortland or Farmers or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of Cortland and Famers that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Cortland or Farmers, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Cortland or Farmers. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Cortland or Farmers, or of the combined entity after the Merger, and Piper Sandler did not review any individual credit files relating to Cortland or Farmers. Piper Sandler assumed, with Cortland’s consent, that the respective allowances for loan losses for both Cortland and Farmers were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Cortland for the years ending December 31, 2021 through December 31, 2024 with an estimated net income growth rate for the year ending December 31, 2025 and estimated dividends per share for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Cortland. In addition, Piper Sandler used publicly available mean analyst earnings per share and dividends per share estimates for Farmers for the years ending December 31, 2021 and December 31, 2022, as well as estimated long-term annual earnings per share and balance sheet growth rates for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Farmers for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Farmers. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated net income for Cortland for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Farmers. With respect to the foregoing information, the respective senior managements of Cortland and Farmers confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available mean analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Cortland and Farmers, respectively, and the other matters covered thereby, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Cortland or Farmers since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analysis that Cortland and Farmers would remain as going concerns for all periods relevant to its analysis.

Piper Sandler also assumed, with Cortland’s consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Cortland, Farmers, the Merger or any related transactions, and (iii) the Merger and any related transactions would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Cortland’s consent, Piper Sandler relied upon the advice that Cortland received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Cortland common stock or Farmers common stock at any time or what the value of Farmers common stock would be once it is actually received by the holders of Cortland common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all of the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Cortland’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Cortland or Farmers and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Cortland and Farmers and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the Merger consideration to the holders of Cortland common stock on the basis of its experience and professional judgment after considering the results of all of its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Cortland, Farmers, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Cortland’s board of directors at its June 22, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Cortland common stock or Farmers common stock or the prices at which Cortland or Farmers common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Cortland’s board of directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of Cortland’s board of directors with respect to the fairness of the Merger consideration.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger each share of Cortland common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the Merger Agreement, shall be converted into the right to receive, at the election of the holder thereof and subject to adjustment and proration, either (i) $28.00 in cash; or (ii) 1.75 shares of Farmers common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $126.3 million and an implied purchase price per share of $29.67 consisting of the implied value of 4,256,187 shares of Cortland common stock based on the closing price of Farmers common stock on June 21, 2021. Based upon financial information for Cortland as of or for the last twelve months (“LTM”) ended March 31, 2021 and the closing price of Cortland’s common stock on June 21, 2021, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / Tangible Book Value Per Share	154%
Transaction Price Per Share / 2020 Earnings Per Share	15.1	x
Transaction Price Per Share / LTM Earnings Per Share	12.8	x
Transaction Price Per Share / 2021 Estimated Earnings Per Share¹	12.4	x
Transaction Price Per Share / 2022 Estimated Earnings Per Share¹	12.7	x
Tangible Book Premium / Core Deposits (CDs > $100K)[2]	7.1%
Tangible Book Premium / Core Deposits (CDs > $250K)[3]	6.8%
Premium to Cortland Market Price as of June 21, 2021	11.9%

(1)	Based on estimated net income as provided by Cortland senior management
(2)	Core deposits equal to total deposits less CDs greater than $100,000
(3)	Core deposits equal to total deposits less CDs greater than $250,000

Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading prices of Cortland common stock and Farmers common stock for the one-year and three-year periods ended June 21, 2021. Piper Sandler then compared the relationship between the movements in the price of Cortland common stock and Farmers common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Cortland’s One-Year Stock Performance

	Beginning Value June 21, 2020	Ending Value June 21, 2021
Cortland	100%	196.5%
Cortland Peer Group	100%	109.5%
S&P 500 Index	100%	136.4%
NASDAQ Bank Index	100%	163.8%

Cortland’s Three-Year Stock Performance

	Beginning Value June 21, 2018	Ending Value June 21, 2021
Cortland	100%	110.5%
Cortland Peer Group	100%	98.6%
S&P 500 Index	100%	153.6%
NASDAQ Bank Index	100%	104.8%

Farmers’ One-Year Stock Performance

	Beginning Value June 21, 2020	Ending Value June 21, 2021
Farmers	100%	145.0%
Farmers Peer Group	100%	143.8%
S&P 500 Index	100%	136.4%
NASDAQ Bank Index	100%	163.8%

Farmers’ Three-Year Stock Performance

	Beginning Value June 21, 2018	Ending Value June 21, 2021
Farmers	100%	106.6%
Farmers Peer Group	100%	108.1%
S&P 500 Index	100%	153.6%
NASDAQ Bank Index	100%	104.8%

Comparable Company Analyses.

Piper Sandler used publicly available information to compare selected financial information for Cortland with a group of financial institutions selected by Piper Sandler. The Cortland peer group included banks and thrifts whose securities are publicly traded on a major exchange (NYSE, NYSEAM, NASDAQ), headquartered in the Midwest region with total assets between $500 million and $1.25 billion, but excluded targets of announced merger transactions (the “Cortland Peer Group”). The Cortland Peer Group consisted of the following companies:

First Capital, Inc.	Ohio Valley Banc Corp.
Guaranty Federal Bancshares, Inc.	Richmond Mutual Bancorporation, Inc.
HMN Financial, Inc.	United Bancorp, Inc.
IF Bancorp, Inc.	United Bancshares, Inc.
Landmark Bancorp, Inc.

The analysis compared publicly available financial information for Cortland with corresponding data for the Cortland Peer Group as of or for the LTM ended March 31, 2021 (unless otherwise noted) with pricing data as of June 21, 2021. The table below sets forth the data for Cortland and the median, mean, low and high data for the Cortland Peer Group.

Cortland Comparable Company Analysis

	Cortland	Cortland Peer Group Median	Cortland Peer Group Mean	Cortland Peer Group Low	Cortland Peer Group High
Total assets ($mm)	792	1,056	1,042	733	1,249
Loans/Deposits (%)	76.2	74.0	75.7	52.0	102.3
Non-performing assets/Total assets (%)[1]	0.99	0.47	0.64	0.20	1.52
Tangible common equity/Tangible assets (%)	10.24	9.79	10.25	7.02	16.61
Tier 1 Leverage Ratio (%)[2]	10.45	10.06	10.69	9.18	14.19
Tier 1 RBC Ratio (%)[3]	14.77	14.18	15.64	13.27	19.52
Total RBC Ratio (%)[3]	15.85	18.11	17.61	15.22	20.77
LTM Return on average assets (%)	1.21	1.15	1.19	0.61	1.86
LTM Return on average equity (%)	12.41	10.19	10.88	5.25	17.78
LTM Net interest margin (%)	3.34	3.39	3.35	2.81	3.83
LTM Efficiency ratio (%)	60.46	62.14	63.88	56.07	71.60
Price/Tangible book value (%)	138	117	113	86	147
Price/LTM Earnings per share (x)	11.5	10.1	10.8	6.0	16.9
Current Dividend Yield (%)	2.3	2.3	2.3	0.0	4.0
Market value ($mm)	113	106	115	70	182

(1)	Bank level regulatory data shown for Guaranty Federal Bancshares, Inc., United Bancorp, Inc. and United Bancshares, Inc.
(2)	Bank level regulatory data shown for First Capital, Inc., Guaranty Federal Bancshares, Inc., HMN Financial, Inc., Richmond Mutual Bancorporation, Inc. and United Bancshares, Inc.
(3)

Financial data as of or for the period ended March 31, 2021 was not released at the holding company or bank level for First Capital, Inc., Guaranty Federal Bancshares, Inc., IF Bancorp, Inc. and Ohio Valley Banc Corp. due to regulatory relief that allowed these companies to maintain reduced community bank leverage ratios; Bank level regulatory data shown for HMN Financial, Inc., Richmond Mutual Bancorporation, Inc. and United Bancshares, Inc.

Piper Sandler used publicly available information to perform a similar analysis for Farmers by comparing selected financial information for Farmers with a group of financial institutions selected by Piper Sandler. The Farmers peer group included banks and thrifts whose securities are publicly traded on a major exchange (NYSE, NYSEAM, NASDAQ), headquartered in the Midwest region with total assets between $2.5 billion and $5.0 billion, tangible common equity/tangible assets less than 11.00%, non-performing assets/total assets less than 1.00% and LTM return on average assets greater than 1.00%, but excluded targets of announced merger transactions (the “Farmers Peer Group”). The Farmers Peer Group consisted of the following companies:

Alerus Financial Corporation	Mercantile Bank Corporation
Bank First Corporation	Nicolet Bankshares, Inc.
Bridgewater Bancshares, Inc.	Old Second Bancorp, Inc.
Civista Bancshares, Inc.	Southern Missouri Bancorp, Inc.
HBT Financial, Inc.	Stock Yards Bancorp, Inc.
Level One Bancorp, Inc.	West Bancorporation, Inc.
Macatawa Bank Corporation

The analysis compared publicly available financial information for Farmers with corresponding data for the Farmers Peer Group as of or for the LTM ended March 31, 2021 (unless otherwise noted) with pricing data as of June 21, 2021. The table below sets forth the data for Farmers and the median, mean, low and high data for the Farmers Peer Group.

Farmers Comparable Company Analysis

	Farmers	Farmers Peer Group Median	Farmers Peer Group Mean	Farmers Peer Group Low	Farmers Peer Group High
Total assets ($mm)	3,325	3,152	3,417	2,573	4,794
Loans/Deposits (%)	71.9	85.9	81.1	57.9	92.3
Non-performing assets/Total assets (%)	0.44	0.48	0.43	0.03	0.72
Tangible common equity/Tangible assets (%)	9.10	8.86	8.54	6.13	9.34
Tier 1 Leverage Ratio (%)	9.69	9.46	9.30	7.15	10.40
Tier 1 RBC Ratio (%)	13.93	12.74	12.93	10.30	18.10
Total RBC Ratio (%)	15.10	14.46	14.86	11.47	19.33
LTM Return on average assets (%)	1.59	1.28	1.35	1.03	1.86
LTM Return on average equity (%)	14.18	13.40	13.69	10.31	17.04
LTM Net interest margin (%)	3.65	3.31	3.29	2.52	3.77
LTM Efficiency ratio (%)	49.23	52.71	52.21	40.23	66.81
Price/Tangible book value (%)	164	163	171	128	273
Price/LTM Earnings per share (x)	10.3	10.6	11.5	8.5	17.2
Price/2021 Estimated Earnings per share (x)	10.3	10.6	11.1	6.5	15.5
Price/2022 Estimated Earnings per share (x)	11.9	12.0	12.7	9.0	18.0
Current Dividend Yield (%)	2.5	1.9	2.0	0.0	3.8
Market value ($mm)	489	467	520	204	1,369

Analysis of Precedent Transactions.

Piper Sandler reviewed a nationwide group of merger and acquisition transactions. The nationwide group consisted of nationwide bank and thrift transactions announced between January 1, 2021 and June 21, 2021 with target’s total assets between $250 million and $1.0 billion at announcement, but excluded transactions with non-disclosed deal values and transactions with private investors, private equity buyers or Credit Union buyers (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Simmons First National Corp.	Triumph Bancshares Inc.
United Community Banks Inc.	Aquesta Financial Holdings
Equity Bancshares Inc.	American State Bancshares Inc.
Farmers & Merchants Bancorp	Perpetual Federal Savings Bank
Southern California Bancorp	Bank of Santa Clarita
Colony Bankcorp Inc.	SouthCrest Financial Group Inc.
Bank of Marin Bancorp	American River Bankshares
SmartFinancial Inc.	Sevier County Bancshares Inc.
Seacoast Banking Corp. of FL	Legacy Bank of Florida
Shore Bancshares Inc.	Severn Bancorp Inc.
Fidelity D & D Bancorp Inc.	Landmark Bancorp Inc.
First National Corp.	Bank of Fincastle
BancorpSouth Bank	FNS Bancshares Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the Merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	Farmers/ Cortland	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	12.81 / 15.1[2]	18.7	19.4	11.9	32.4
Transaction Price / Tangible Book Value Per Share (%)	154	134	145	104	214
Tangible Book Value Premium to Core Deposits (%)	7.13 / 6.8[4]	5.8	7.0	0.7	16.2
1-Day Market Premium (%)	11.9	35.8	25.7	(43.1)	66.5

(1)	LTM ended March 31, 2021
(2)	LTM ended December 31, 2020
(3)	Core deposits defined as total deposits less time deposits greater than $100,000
(4)	Core deposits defined as total deposits less time deposits greater than $250,000

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of Cortland common stock assuming Cortland performed in accordance with internal financial projections for Cortland for the years ending December 31, 2021 through December 31, 2024 with an estimated net income growth rate for the year ending December 31, 2025 and estimated dividends per share for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Cortland. To approximate the terminal value of a share of Cortland common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 9.0x to 14.0x and multiples of December 31, 2025 tangible book value ranging from 90% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Cortland common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Cortland common stock of $15.69 to $27.43 when applying multiples of earnings and $15.16 to $26.46 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
11.0%	$18.40	$20.20	$22.01	$23.81	$25.62	$27.43
12.0%	$17.67	$19.40	$21.13	$22.86	$24.59	$26.32
13.0%	$16.97	$18.63	$20.29	$21.95	$23.61	$25.27
14.0%	$16.32	$17.91	$19.50	$21.09	$22.68	$24.27
15.0%	$15.69	$17.22	$18.74	$20.27	$21.80	$23.32

Tangible Book Value Per Share Multiples

Discount Rate	90%	100%	110%	120%	130%	140%
11.0%	$17.77	$19.51	$21.25	$22.98	$24.72	$26.46
12.0%	$17.07	$18.73	$20.40	$22.06	$23.73	$25.39
13.0%	$16.40	$18.00	$19.59	$21.19	$22.79	$24.38
14.0%	$15.77	$17.30	$18.83	$20.36	$21.89	$23.42
15.0%	$15.16	$16.63	$18.10	$19.57	$21.04	$22.50

Piper Sandler also considered and discussed with Cortland’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Cortland’s earnings varied from 10% above projections to 10% below projections. This analysis resulted in the following range of per share values for Cortland’s common stock, applying the price to 2025 earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 13.10%.

Earnings Per Share Multiples

Annual Estimate Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
(10.0%)	$15.42	$16.91	$18.39	$19.88	$21.37	$22.86
(5.0%)	$16.16	$17.73	$19.30	$20.87	$22.44	$24.01
0.0%	$16.91	$18.56	$20.21	$21.86	$23.52	$25.17
5.0%	$17.65	$19.39	$21.12	$22.86	$24.59	$26.33
10.0%	$18.39	$20.21	$22.03	$23.85	$25.67	$27.48

Piper Sandler also performed an analysis that estimated the net present value per share of Farmers common stock, assuming Farmers performed in accordance with publicly available mean analyst earnings per share and dividends per share estimates for Farmers for the years ending December 31, 2021 and December 31, 2022, as well as estimated long-term annual earnings per share and balance sheet growth rates for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Farmers for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Farmers. To approximate the terminal value of a share of Farmers common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 10.5x to 18.0x and multiples of December 31, 2025 tangible book value ranging from 150% to 225%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Farmers common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Farmers common stock of $10.57 to $20.05 when applying multiples of earnings and $13.75 to $23.40 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.5x	12.0x	13.5x	15.0x	16.5x	18.0x
11.0%	$12.38	$13.91	$15.44	$16.98	$18.51	$20.05
12.0%	$11.89	$13.36	$14.83	$16.30	$17.77	$19.24
13.0%	$11.43	$12.83	$14.24	$15.65	$17.06	$18.47
14.0%	$10.98	$12.34	$13.69	$15.04	$16.39	$17.74
15.0%	$10.57	$11.86	$13.16	$14.46	$15.75	$17.05

Tangible Book Value Per Share Multiples

Discount Rate	150%	165%	180%	195%	210%	225%
11.0%	$16.15	$17.60	$19.05	$20.50	$21.95	$23.40
12.0%	$15.50	$16.89	$18.28	$19.67	$21.06	$22.45
13.0%	$14.89	$16.22	$17.56	$18.89	$20.22	$21.55
14.0%	$14.31	$15.59	$16.86	$18.14	$19.42	$20.70
15.0%	$13.75	$14.98	$16.21	$17.43	$18.66	$19.88

Piper Sandler also considered and discussed with Cortland’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Farmers’ earnings varied from 10% above estimates to 10% below estimates. This analysis resulted in the following range of per share values for Farmers common stock, applying the price to 2025 earnings multiples range of 10.5x to 18.0x referred to above and a discount rate of 13.10%.

Earnings Per Share Multiples

Annual Estimate Variance	10.5x	12.0x	13.5x	15.0x	16.5x	18.0x
(10.0%)	$10.40	$11.66	$12.92	$14.19	$15.45	$16.71
(5.0%)	$10.89	$12.22	$13.56	$14.89	$16.22	$17.56
0.0%	$11.38	$12.78	$14.19	$15.59	$16.99	$18.40
5.0%	$11.87	$13.35	$14.82	$16.29	$17.77	$19.24
10.0%	$12.36	$13.91	$15.45	$16.99	$18.54	$20.08

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.

Piper Sandler analyzed certain potential pro forma effects of the Merger on Farmers assuming the transaction closes on December 31, 2021. Piper Sandler utilized the following information and assumptions: (a) estimated net income for Cortland for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Farmers, (b) publicly available mean analyst earnings per share and dividends per share estimates for Farmers for the years ending December 31, 2021 and December 31, 2022, as well as estimated long-term annual earnings per share and balance sheet growth rates for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Farmers for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Farmers, and (c) certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments as provided by the senior management of Farmers. The analysis indicated that the transaction could be accretive to Farmers’ estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2022 through December 31, 2025 and dilutive to Farmers’ estimated tangible book value per share at close and at December 31, 2022, December 31, 2023 and December 31, 2024 and accretive to Farmers’ estimated tangible book value per share at December 31, 2025.

In connection with this analysis, Piper Sandler considered and discussed with Cortland’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.

Piper Sandler is acting as Cortland’s financial advisor in connection with the transaction and will receive an advisory fee for such services in an amount equal to 1.50% of the aggregate transaction value, which fee is contingent upon the closing of the Merger. At the time of announcement of the Merger Piper Sandler’s fee was approximately $1.9 million. Piper Sandler also received a $250,000 fee from Cortland upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the Merger. Cortland has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

Piper Sandler did not provide any other investment banking services to Cortland in the two years preceding the date of Piper Sandler’s opinion, nor did Piper Sandler provide any investment banking services to Farmers in the two years preceding the date thereof. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Cortland, Farmers and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Cortland, Farmers and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Farmers’ Reasons for the Merger

The Farmers board of directors has concluded that the Merger is in the best interests of Farmers and its shareholders. In reaching this determination, the Farmers board of directors consulted with management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

•

The Merger will facilitate a deeper penetration of Farmers’ business into the Trumbull and Mahoning Counties as well as expand Farmers’ presence in the greater Cleveland area in Cuyahoga, Summit and Portage Counties.

•

The Merger will help expand a leading Northeastern Ohio community banking franchise with added scale, enhanced profitability and growth potential – the Merger will result in a bank holding company with approximately $4.1 billion in assets that will not only enable more profitable competition in a competitive banking environment, but also improve its visibility in the investment community.

•	The Merger has attractive pro forma financial elements including accretion to Farmers’ earnings per share and a tangible book value earn-back.

•	The resulting Merger will offer a strong community bank alternative to these markets.

•	The Merger partners have similar views on strategic community banking issues and how to deliver banking products and services.

•	The Merger will allow Farmers to provide its broad and sophisticated product set to these markets and expand Farmers’ wealth management client base.

•

The additions of James M. Gasior and Timothy Carney to Farmers’ executive team and two directors from Cortland’s board of directors, following the effective time of the Merger, will add depth of leadership to the pro forma company and continuity with Cortland’s customers and employees.

The Farmers board of directors considered many different factors in its evaluation and did not believe it was practical to, and did not, quantify or otherwise assign relative weights to, the individual factors considered in reaching its determination. In view of all the considerations described above, the Farmers board of directors unanimously concluded that the Merger is in the best interests of Farmers and its shareholders.

Regulatory Approvals Required

The Merger must receive approval from the OCC, the Federal Reserve and ODFI before the Merger may be consummated. Farmers has applied for such approval to consummate the Merger.

The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the Merger consideration to Cortland shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Interests of Cortland Directors and Executive Officers in the Merger

Officers and directors of Cortland have employment and other compensation arrangements or economic interests that give them interests in the Merger that are somewhat different from, or in addition to, their interests as Cortland shareholders. In considering the recommendation of Cortland’s board of directors that Cortland shareholders should vote “FOR” the proposal to approve the Merger Agreement and “FOR” the Merger-related named executive officer compensation proposal on a non-binding advisory basis, Cortland shareholders should be aware of these interests. Cortland’s board of directors was aware of these interests and considered them in approving the Merger Agreement.

Board Arrangements and Post-Merger Employment

Upon consummation of the bank merger, the board of directors of Farmers Bank will appoint James M. Gasior and Timothy Carney to become Farmers Bank directors. Farmers and Farmers Bank have offered employment to each of Mr. Gasior and Mr. Carney following the Merger. Mr. Gasior will serve as Senior Executive Vice President, Corporate Development Officer of Farmers and Farmers Bank and will receive an annualized base salary of $315,000. Mr. Carney will serve as Senior Executive Vice President, Chief Banking Officer of Farmers and Farmers Bank and will receive an annualized salary of $300,000. Each will be eligible to participate in Farmers’ 2022 annual cash incentive plan at a target benefit of 35% of base salary subject to satisfaction of performance metrics generally applicable to other executive officer participants, and to participate in Farmers’ 2022 long-term incentive plan with 3-year awards at a target benefit of 40% of base salary granted contemporaneous with and subject to the same terms and conditions as the 2022 long-term incentive plan awards granted to other Farmers executive officers. Each will also be eligible to participate in plans and benefits available to other executive officers of Farmers and Farmers Bank.

Following the Merger, Mr. Gasior and Mr. Carney will receive time-based cash retention awards from Farmers of $425,000 and $800,000, respectively. Mr. Gasior’s time-based cash retention award will be granted immediately following consummation of the Merger and will become payable in full on the first anniversary of the Merger, subject to acceleration of any unpaid amount upon termination of Mr. Gasior’s employment other than by Farmers for “cause” as defined in the award agreement. Mr. Carney’s time-based cash retention award will be granted immediately following consummation of the Merger and will vest over two years, with 50% to be paid on the first payroll date following the first anniversary of the grant date of the award and the remaining 50% to be paid on the first payroll date following the second anniversary of the grant date, subject to acceleration of any unpaid amount upon termination of Mr. Carney’s employment other than by Farmers for “cause” as defined in the award agreement.

Shortly after the Merger, the following executive officers of Cortland will receive restricted stock grants from Farmers. The number of shares granted for each award of restricted stock dollar will be determined by dividing the dollar value of each award by the market price of Farmers stock on the date of grant. One-third of each restricted stock grant will vest on the first three anniversaries of the grant date.

Name	Salary ($)	Award As a % of Salary	Dollar Value of Award ($)
James M. Gasior	315,000	65%	204,750
Timothy Carney	296,950	65%	193,018
David J. Lucido	190,110	45%	85,550

In addition, upon consummation of the Merger, Farmers will extend invitations for two directors from Cortland’s board of directors to serve on the board of directors of Farmers.

Closing Settlement Agreements

Cortland and Cortland Bank have entered into agreements with each of Messrs. Gasior and Carney that are conditioned upon the closing of the Merger (the “Closing Settlement Agreements”). The Closing Settlement Agreements provide for the termination of Mr. Gasior and Mr. Carney’s existing severance agreements with

Cortland and provide that if each of Messrs. Gasior and Carney remains employed with Cortland and Cortland Bank, as applicable, through the closing date of the Merger, each will receive the following lump-sum cash payment from Cortland Bank, less applicable tax withholdings, as follows: Mr. Gasior, $900,000 and Mr. Carney, $450,000. The Closing Settlement Agreements also provide for the payment to Mr. Gasior and Mr. Carney of $63,798 and $63,364, respectively, to satisfy in full all obligations of Cortland Bank under Cortland Bank’s Group Term Carve Out Plan. Amounts received pursuant to the Closing Settlement Agreements are in lieu of any amounts to which Messrs. Gasior and Carney were entitled under their respective severance agreements, but do not affect (a) the obligations of Cortland or Cortland Bank to pay to each executive accrued but unpaid wages earned up to the effective time of the Merger to the extent required by applicable law; (b) payments under Cortland Bank’s annual incentive plan with respect to calendar year 2021 under applicable performance metrics in the annual incentive plan; (c) the payment of any of each executive’s vested benefits under the tax-qualified plans of Cortland Bank, including any benefits that become vested as a result of the Merger; (d) the acceleration and vesting of 2020 and 2021 restricted stock awards; or (e) payment to Mr. Gasior and Mr. Carney under each executive’s salary continuation agreement.

Treatment of Cortland Equity Awards

The executive officers of Cortland participate in Cortland’s 2015 Omnibus Equity Plan and hold restricted stock granted under that plan.

The Merger Agreement provides that all outstanding shares of restricted stock awarded under a restricted stock award agreement granted in accordance with Cortland’s 2015 Omnibus Equity Plan shall vest in full and be considered an issued and outstanding share of Cortland common stock. Each executive officer will then receive the same consideration for these shares as other shareholders of Cortland in connection with the Merger. The following table sets forth, as of June 22, 2021, the number and value of all unvested shares of Cortland restricted stock held by each of the directors and executive officers of Cortland:

Name	Number of Shares of Unvested Restricted Stock	Estimated Dollar Value of Restricted Stock ($)(1)
Timothy Carney	18,040	$490,327
Stanley P. Feret	8,128	220,919
James M. Gasior	19,138	520,171
David J. Lucido	8,477	230,405

Total	53,783	$1,461,822

(1)

Based on a price per share of Cortland common stock of $27.18 (the average closing market price of Cortland common stock over the first five business days following the public announcement of the Merger on June 23, 2021), a closing date of November 1, 2021, and assuming each share of restricted stock is exchanged for the Merger consideration.

Salary Continuation Agreements

Cortland Bank has entered into salary continuation agreements with James M. Gasior, Timothy Carney, David J. Lucido, and Senior Vice President and Chief Lending Officer Stanley P. Feret. The salary continuation agreements provide Messrs. Gasior, Carney, Lucido and Feret with an annual normal retirement benefit payable for 15 years, beginning at age 65 and payable regardless of whether the executives continue working past normal retirement age, which for Mr. Gasior is age 62, for Mr. Carney is age 60, and for Mr. Lucido and Mr. Feret is age 65. The annual benefit amount is $127,555 for Mr. Gasior, $129,840 for Mr. Carney, $80,900 for Mr. Lucido and $92,000 for Mr. Feret. Upon a change in control, instead of an annual retirement-age benefit, Mr. Gasior and Mr. Carney would be entitled under their respective salary continuation agreements to a lump-sum payment equal to the present value of the liability accrual balance projected to exist at their specified normal retirement ages. Mr. Gasior will attain normal retirement age of 62 prior to the expected closing of the Merger in the fourth quarter of 2021, and, under the terms of Mr. Gasior’s salary continuation agreement, Mr. Gasior is entitled to receive the remaining salary continuation benefits in a single lump sum after Cortland’s change in control. Upon the effective date of the Merger, Cortland Bank will make a lump-sum payment to Mr. Gasior of $1,339,152. Under the terms of Mr. Carney’s salary continuation agreement, upon Cortland’s change in control Mr. Carney will receive a lump-sum payment of $1,122,290, which is the liability accrual balance projected to exist at Mr. Carney’s normal retirement age, discounted to present value.

After a change in control, Messrs. Lucido and Feret would be entitled to a lump-sum payment equal to the existing liability accrual balance, but only if their employment is terminated involuntarily but without cause or voluntarily on account of an adverse change in employment circumstances to which they do not consent in advance. Farmers has determined not to retain Mr. Feret following the Merger and Mr. Feret will therefore be entitled to the change in control benefit in his salary continuation agreement.

Annual Cash Incentive

Executive officers of Cortland Bank that participate in Cortland Bank’s Annual Incentive Plan for Executive Officers will be eligible to receive their respective annual cash incentive amounts for 2021, pro-rated to the expected closing of the Merger in the fourth quarter of 2021. The below table sets forth the maximum percentage for cash incentives for each participating executive officer and the accompanying estimated pro-rated amount that each executive could receive.

Executive Officers:

Name	Maximum Cash Incentive (%)	Approximate Value ($)
James M. Gasior	40%	$126,000
Timothy Carney	40%	$118,780
David J. Lucido	25%	$47,528
Stanley P. Feret	25%	$45,074

Indemnification and Directors’ and Officers’ Liability Insurance

For a period of six years following the Merger, Farmers has agreed to use its commercially reasonable efforts to provide director’s and officer’s liability insurance that serves to indemnify present and former officers and directors of Cortland and any of its subsidiaries, pursuant to the terms outlined in the Merger Agreement. In addition, the directors are parties to indemnification agreements and Cortland’s Code of Regulations and the Ohio statutes provide indemnification with respect to claims asserted against officers and directors due to their roles as officers and directors.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each “named executive officer” of Cortland that is based on, or otherwise relates to, the Merger. This compensation is referred to as “golden parachute compensation” by the applicable SEC disclosure rules and is the subject of the Cortland advisory (non-binding) proposal on specified compensation, as described in “PROPOSALS SUBMITTED TO CORTLAND SHAREHOLDERS — Advisory Approval of Executive Compensation to be Paid in the Merger” on page 44.

The following table sets forth the payments and benefits that each of Cortland’s named executive officers would receive in connection with the Merger on a pre-tax basis, assuming (solely for purposes of the disclosure in this section):

•	the Merger is consummated on November 1, 2021;

•

a per share price as of the effective time of the Merger of $27.18, which represents the average closing price of a share of Cortland common stock over the first five business days following the first public announcement of the Merger on June 23, 2021;

•	the named executive officer’s base salary rate remaining unchanged from those in place as of June 22, 2021; and

•	for purposes of calculating the value of non-vested equity awards that will become vested as of the effective time of the Merger, equity awards are those that are outstanding as of June 22, 2021.

The table does not include the value of benefits in which the named executive officers are vested without regard to the occurrence of the Merger. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, and as a result of the foregoing assumptions, the actual amounts to be received by a named executive officer may differ materially from the amounts shown below. All dollar amounts have been rounded to the nearest whole dollar.

For purposes of this discussion, “single-trigger” refers to benefits that arise as a result of the closing of the Merger and “double-trigger” refers to benefits that require two conditions, which are the closing of the Merger as well as a qualifying termination of employment.

Golden Parachute Compensation

Name	Cash (1) ($)	Equity (2) ($)	Pension Non-Qualified Deferred Compensation ($) (3)	Perquisites/ benefits ($) (4)	Other (5) ($)	Total ($)
James M. Gasior	$900,000	$520,171	$1,339,152	—	$63,798	$2,823,121
Timothy Carney	$450,000	$490,327	$1,122,290	—	$63,364	$2,125,981
David J. Lucido	$475,276	$230,405	$868,855	$53,567	—	$1,628,103

(1)

The amounts in this column for Messrs. Gasior and Carney reflect the single-trigger lump sum payments each will receive from Cortland on the effective date of the Merger. The amounts to be received by Messrs. Gasior and Carney are in exchange for termination of their existing severance agreements with Cortland. The amount in this column for David J. Lucido reflects the double-trigger change-in-control benefit under Mr. Lucido’s existing severance agreement with Cortland. Under his severance agreement, Mr. Lucido will be entitled to a lump sum payment of Mr. Lucido’s change-in-control benefit if Mr. Lucido’s employment terminates involuntarily but without cause, or voluntarily but with good reason, each as defined in Mr. Lucido’s severance agreement, within 24 months after the effective date of the Merger.

(2)

The amounts in this column reflect the value of unvested restricted stock awards that will vest as a result of the Merger. In accordance with the Merger Agreement, all outstanding shares of restricted stock awarded under a restricted stock award agreement granted in accordance with Cortland’s 2015 Omnibus Equity Plan shall vest in full and be considered an issued and outstanding share of Cortland common stock. Each executive will then receive the same consideration for these shares as other shareholders of Cortland in connection with the Merger. The restricted stock that will become vested as a result of the Merger is as follows: James M. Gasior – 19,137 shares; Timothy Carney – 18,040 shares; and David J. Lucido – 8,477 shares. The amounts in this column are considered “single trigger” amounts.

(3)

The amounts in this column for Messrs. Gasior and Carney reflect the value of benefits that would vest automatically (i.e., “single-trigger”) upon the closing of the Merger under the salary continuation agreements between Cortland Bank and each of Messrs. Gasior and Carney. Benefits payable to Messrs. Gasior and Carney under the salary continuation agreements would be payable in a lump sum after a change in control. The amount in this column for Mr. Lucido reflects the value of benefits that would vest under Mr. Lucido’s salary continuation agreement if Mr. Lucido’s employment terminates involuntarily but without cause or voluntarily but with good reason, in either case within 24 months after the change in control (i.e., “double-trigger”). Benefits payable to Mr. Lucido under the salary continuation agreement would be payable in a lump sum within five days after Mr. Lucido’s termination.

(4)

The amount in this column reflects reimbursement under Mr. Lucido’s severance agreement of a portion of Mr. Lucido’s cost to obtain medical, dental, accident, disability, and life insurance coverage for 36 months after employment termination, with coverage “substantially identical to the coverage maintained” by Cortland before Mr. Lucido’s employment termination. The amount in this column is considered a “double-trigger” amount.

(5)

The amounts in this column reflect payments to satisfy in full any and all obligations under Cortland Bank’s Amended and Restated Group Term Carve Out Plan in an amount equal to the net present value of the imputed income recognition for each executive’s post-retirement split dollar life insurance benefit.

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the material U.S. federal income tax consequences of the Merger to U.S. holders of shares of Cortland common stock who exchange their shares for Farmers common shares, cash or a combination of Farmers common shares and cash pursuant to the Merger. The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The closing of the Merger is conditioned upon the receipt by Cortland of an opinion of O’Neill & O’Neill, Attorneys at Law, tax counsel to Cortland, and the receipt by Farmers of an opinion of Vorys, Sater, Seymour and Pease LLP, tax counsel to Farmers, each dated as of the effective date of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of Farmers and Cortland), the Merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This section summarizes the matters addressed in the tax opinions of O’Neill & O’Neill, Attorneys at Law and Vorys, Sater, Seymour and Pease LLP, filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Farmers and Cortland have not requested and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger, and the tax opinions presented in this proxy statement/prospectus and to be delivered in connection with the Merger are not binding on the Internal Revenue Service. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to Farmers, Cortland and the U.S. holders of shares of Cortland common stock described in this proxy statement/prospectus.

The following discussion is based on the Internal Revenue Code, its legislative history, existing, final, temporary and proposed Treasury Department regulations promulgated thereunder, published Internal Revenue Service rulings, and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” is a beneficial owner of shares of Cortland common stock who, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Cortland common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding shares of Cortland common stock, you should consult your tax advisor.

This discussion is addressed only to those Cortland shareholders that hold their shares of Cortland common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular Cortland shareholders in light of their individual circumstances or to Cortland shareholders that are subject to special rules, such as:

•	mutual funds, banks, thrifts or other financial institutions;

•	S corporations, partnerships or other pass-through entities and investors in those pass-through entities;

•	retirement plans or pension funds;

•	insurance companies;

•	tax-exempt organizations;

•	dealers or brokers in securities or foreign currencies;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons who exercise dissenters’ rights;

•	persons who hold shares of Cortland common stock as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons who purchase or sell their shares of Cortland common stock as part of a wash sale;

•	expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	persons who acquired their shares of Cortland common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax, the net investment income tax, state, local or non-U.S. tax laws or the application of any U.S. federal taxes other than U.S. federal income taxes (such as U.S. federal estate or gift taxes). All holders of shares of Cortland common stock should consult their tax advisors as to the specific tax consequences of the Merger to them. In addition, because a holder of shares of Cortland common stock may receive a mix of cash and stock despite having made a cash election or share election, it will not be possible for holders of shares of Cortland common stock to determine the specific tax consequences of the Merger to them at the time of making the election.

Reorganization Treatment

The Merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The material U.S. federal income tax consequences of characterization as a reorganization are described below.

U.S. Federal Income Tax Consequences to Farmers and Cortland

No Gain or Loss. No gain or loss will be recognized by Farmers or Cortland as a result of the Merger.

Tax Basis. The tax basis of the assets of Cortland in the hands of Farmers will be the same as the tax basis of such assets in the hands of Cortland immediately prior to the Merger.

Holding Period. The holding period of the assets of Cortland to be received by Farmers will include the period during which such assets were held by Cortland.

U.S. Federal Income Tax Consequences to U.S. Holders of Shares of Cortland Common Stock Who Receive Solely Farmers Common Shares

A U.S. holder of shares of Cortland common stock who receives solely Farmers common shares in exchange for all of its shares of Cortland common stock will recognize no gain or loss with respect to Farmers common shares such U.S. holder receives pursuant to the Merger (with respect to cash received in lieu of a fractional Farmers common share, see below under “– Cash In Lieu of Fractional Shares”).

U.S. Federal Income Tax Consequences to U.S. Holders of Shares of Cortland Common Stock Who Receive Solely Cash

A U.S. holder of shares of Cortland common stock who receives solely cash in exchange for all of its shares of Cortland common stock, or properly exercises its dissenters’ rights, and does not constructively own Farmers common shares after the Merger (see “– Possible Dividend Treatment,” below), will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such U.S. holder’s tax basis in the shares of Cortland’s common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. holder at the effective time of the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one (1) year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income. Long-term capital gain of certain non-corporate holders of shares of Cortland common stock, including individuals, generally is taxed at preferential rates.

U.S. Federal Income Tax Consequences to U.S. Holders of Shares of Cortland Common Stock Who Receive a Combination of Cash and Farmers Common Shares

A U.S. holder of shares of Cortland common stock will recognize gain (but not loss) with respect to the Farmers common shares and cash such U.S. holder receives pursuant to the Merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Farmers common shares and the amount of cash received by such U.S. holder (other than any cash received in lieu of a fractional Farmers common share), exceeds such U.S. holder’s basis in its shares of Cortland common stock, and (ii) the amount of cash received by such U.S. holder (other than any cash received in lieu of a fractional Farmers common share, as discussed below under “– Cash In Lieu of Fractional Shares”). Subject to possible dividend treatment (as discussed below under “– Possible Dividend Treatment”), gain that U.S. holders of shares of Cortland common stock recognize in connection with the Merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held their shares of Cortland common stock for more than one (1) year at the effective time of the Merger. Long-term capital gain of certain non-corporate holders of shares of Cortland common stock, including individuals, generally is taxed at preferential rates.

Tax Basis and Holding Period of Farmers Common Shares Received Pursuant to the Merger

The tax basis of the Farmers common shares received by a U.S. holder of shares of Cortland common stock in the Merger (including a fractional Farmers common share, if any, deemed issued and redeemed by Farmers) will be the same as the basis of the shares of Cortland common stock surrendered in exchange for the Farmers common shares and cash, reduced by the amount of cash received by such U.S. holder in the Merger (other than any cash received in lieu of a fractional Farmers common share), and increased by any gain recognized by such U.S. holder in the Merger (including any portion of the gain that is treated as a dividend (as described below), but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional Farmers common share). The holding period for Farmers common shares received by such U.S. holder will include such U.S. holder’s holding period for shares of Cortland common stock surrendered in exchange for the Farmers common shares (including a fractional Farmers common share, if any, deemed to be issued and redeemed by Farmers).

If a U.S. holder of shares of Cortland common stock acquired different blocks of Cortland common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Cortland common stock. In computing the amount of gain recognized, if any, a U.S. holder of shares of Cortland common stock may not offset a loss realized on one block of shares against the gain realized on another block of shares. U.S. holders of shares of Cortland common stock should consult their tax advisors regarding the manner in which Farmers common shares and cash received in the Merger should be allocated among different blocks of Cortland common stock and regarding their bases and holding periods in the particular shares of Farmers common shares received in the Merger.

Cash in Lieu of Fractional Shares

A U.S. holder of shares of Cortland common stock that receives cash in lieu of a fractional Farmers common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the shares of Cortland common stock surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed below under “– Possible Dividend Treatment”), such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Cortland shares exceeds one (1) year at the effective time of the Merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income. Long-term capital gain of certain non-corporate holders of shares of Cortland common stock, including individuals, generally is taxed at preferential rates.

Possible Dividend Treatment

In some cases described above, the gain recognized by a U.S. holder could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of shares of Cortland common stock should consult with their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements

Under certain circumstances, cash payments made to a U.S. holder of shares of Cortland common stock pursuant to the Merger may be subject to backup withholding at a rate of 24% of the cash payable to the U.S. holder (including any cash received in lieu of a fractional share of Cortland common stock), unless the U.S. holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and such U.S. holder otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability.

A U.S. holder of Cortland common stock who receives Farmers common shares as a result of the Merger will be required to retain records pertaining to the Merger, including records relating to the number of shares and the tax basis of such U.S. holder’s Cortland common stock under Treasury Department regulations Section 1.368-3. A U.S. holder of shares of Cortland common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Farmers common shares in the Merger is required to file a statement with such U.S. holder’s U.S. federal income tax return in accordance with Treasury Department regulations Section 1.368-3 setting forth such U.S. holder’s tax basis in, and the fair market value of, the shares of Cortland common stock exchanged by such U.S. holder pursuant to the Merger and certain other information.

The preceding opinions regarding the material U.S. federal income tax consequences of the Merger are not a complete analysis or discussion of all potential tax effects that may be important to you.

Each Cortland shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the Merger, including the application and effect of state, local and non-U.S. income and other tax laws.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of Cortland will be recorded at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of Farmers common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductible for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.

Stock Exchange Listings

Farmers’ common stock is listed on NASDAQ under the symbol “FMNB.” Cortland common stock is listed on NASDAQ under the symbol “CLDB.” Under the terms of the Merger Agreement, Farmers will cause the shares of Farmers common stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the effective time. Upon completion of the Merger, Cortland common stock will no longer be listed on NASDAQ and thereafter will be deregistered under the Exchange Act. Following the Merger, shares of Farmers common stock will continue to be listed on NASDAQ.

Resale of Farmers Common Shares

Farmers has registered its common shares to be issued in the Merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of Farmers common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of Farmers common shares issued to any Cortland shareholder who may become an “affiliate” of Farmers for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding Farmers common shares.

THE MERGER AGREEMENT

The following is a description of certain material provisions of the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the Merger Agreement, which is attached as Annex B to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of the material provisions of the Merger Agreement is not intended to provide you with any factual information about Farmers or Cortland. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Farmers and Cortland make with the SEC, as described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document and may supplement, update or modify the disclosures about Farmers and Cortland contained in the Merger Agreement. The Merger Agreement contains customary representations and warranties of Cortland, Merger Sub and Farmers. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, and may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

You should not rely on the representations, warranties, covenants, or any description thereof as characterizations of the actual state of facts or condition of Farmers, Cortland, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may have changed since the date of the Merger Agreement and do not purport to be accurate as of the date of this proxy statement/prospectus. The representations and warranties and other provisions in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about Farmers, Cortland or Merger Sub at the time they were made or otherwise. Furthermore, the representations and warranties and other provisions of the Merger Agreement should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document for more information.

Effects of the Merger

As a result of the Merger, Cortland will merge with and into Merger Sub, with Merger Sub as the surviving company. Promptly following the Merger, Merger Sub will be dissolved and liquidated. The Articles of Incorporation and the Code of Regulations of Farmers as in effect immediately prior to the Merger will continue to be the Articles of Incorporation and Code of Regulations for the holders of Cortland common shares who receive Farmers common shares as Merger consideration.

To the extent that a Cortland shareholder receives Merger consideration in the form of cash, the Cortland shareholder will not participate in Farmers’ future earnings and potential growth as a shareholder of Farmers and will no longer bear the risk of any losses incurred in the operation of Farmers’ business or of any decreases in the value of that business. Those Cortland shareholders receiving Farmers common shares as Merger consideration will participate in Farmers’ future earnings and potential growth through their ownership of Farmers common shares. All of the other incidents of direct share ownership in Cortland, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Cortland, will be extinguished upon completion of the Merger.

Effective Time of the Merger

Unless extended by mutual agreement of Farmers and Cortland, the Merger will occur on a date to be specified by Farmers and Cortland after the satisfaction or waiver of the last closing condition to be satisfied pursuant to the Merger Agreement, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods. The Merger will become effective as of the date and time specified in the certificate of merger to be filed with the Ohio Secretary of State. As of the date of this proxy statement/prospectus, the parties expect that the Merger will be effective in the fourth quarter of 2021. However, there can be no assurance as to when or if the Merger will occur.

If the Merger is not completed by the close of business on June 22, 2022, the Merger Agreement may be terminated by either Farmers or Cortland, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements in the Merger Agreement.

Merger Consideration

Cortland common shareholders will receive a combination of cash and Farmers common shares in the Merger. At the effective time of the Merger, each share of Cortland common stock will be converted into the right to receive either:

•	1.75 Farmers common shares, or

•	$28.00 in cash,

subject to certain allocation procedures set forth in the Merger Agreement that are intended to ensure that 75% of the outstanding shares of Cortland common stock are converted into the right to receive Farmers common shares and the remaining outstanding shares of Cortland common stock are converted into the right to receive cash.

Additionally (i) in the event that the Effective Time Book Value (as defined in, and calculated pursuant to, the Merger Agreement) of Cortland falls below the Target Book Value Floor at the effective time of the Merger, the cash consideration payable with respect to each Cortland common share will be reduced by a per share amount determined by dividing the dollar amount of the Shortfall by the number of Cortland common shares outstanding immediately prior to the effective time of the Merger that are eligible to receive the cash consideration; (ii) in the event that the Effective Time Book Value of Cortland exceeds the Target Book Value Ceiling at the effective time of the Merger, the cash consideration payable with respect to each Cortland common share will be increased by a per share amount determined by dividing the dollar amount of the Excess Amount by the number of Cortland common shares outstanding immediately prior to the effective time of the Merger that are eligible to receive the cash consideration.

The Effective Time Book Value will be calculated as Cortland’s estimated shareholders’ equity as of the effective time of the Merger determined in accordance GAAP, to the reasonable satisfaction of Farmers, and will reflect an allowance for loan and lease losses calculated consistent with Cortland Bank’s historical practices. Cortland will deliver to Farmers the calculation of the Effective Time Book Value no later than five business days prior to the closing date of the Merger. If the effective time of the Merger is after October 1, 2021, the Target Book Value Floor and the Target Book Value Ceiling will be adjusted upward by an amount equal to the product of $26,000 and the number of days from October 1, 2021 until the effective time, less any dividends paid after October 1, 2021.

Farmers will not issue any fractional common shares in connection with the Merger. Instead, each Cortland common shareholder who would otherwise be entitled to receive a fraction of a Farmers common share (after taking into account all Cortland common shares owned by such holder at the effective time of the Merger) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the Farmers fractional common share to which such holder would otherwise be entitled (rounded to the nearest thousandth when expressed in decimal form) multiplied by the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Farmers common shares based on information reported by NASDAQ for the five trading days ending on the penultimate trading day preceding the effective time of the Merger.

At the time that the proxy statement is made available to Cortland’s common shareholders entitled to vote at its special meeting to recommend that the Cortland shareholders approve the Merger Agreement, the Exchange Agent will mail to each Cortland common shareholder transmittal materials, a form of election for Cortland shareholders to make a request for the portion of the Merger consideration consisting of cash or Farmers common shares, and instructions for exchanging their Cortland common share certificates for Farmers common shares to be issued by book-entry transfer. Once the Merger is complete, the Exchange Agent will mail each Cortland common shareholder who has not submitted such holder’s certificates or evidence of book-entry shares transmittal materials and instructions for surrendering their Cortland common share certificates for the Merger consideration.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger. Farmers and Cortland have agreed that, prior to the effective time of the Merger, each will conduct its businesses, and cause its subsidiaries to conduct their respective businesses, in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships. Farmers and Cortland have agreed to (and shall cause each of their respective subsidiaries to) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either to perform its covenants and agreements in the Merger Agreement or to complete the Merger and other transactions contemplated by the Merger Agreement.

In addition to the general covenants above, Cortland agreed that prior to the effective time of the Merger, subject to specified exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of Farmers (which shall not be unreasonably withheld or delayed):

•

issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional Cortland common shares or other equity interest, voting debt or equity rights;

•

grant, award or issue any Cortland stock options, restricted units, stock appreciation rights, restricted stock, awards based on the value of Cortland’s capital stock or other equity-based awards with respect to Cortland common shares under any of the Cortland employee benefit plans or otherwise;

•

make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (other than regular quarterly dividends not exceeding $0.15 per Cortland Common share and from its wholly owned subsidiaries to it);

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock;

•

amend the terms of, waive any right under, terminate, knowingly violate the terms of or enter into any contract or other binding obligation outside the ordinary course of business consistent with past practice or certain specified types of material contracts;

•

sell, mortgage, transfer, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except those in the ordinary course of business consistent with past practice and in transactions that are not material when taken as a whole;

•

acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	amend the Cortland Articles of Incorporation, as amended or the Cortland Code of Regulations, or similar governing documents of any of its significant subsidiaries;

•

implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or any regulatory agency responsible for regulating Cortland;

•

except as required by applicable law or under the terms of any Cortland employee benefit plan existing as of the date of the Merger Agreement: (1) increase in any manner (beyond agreed amounts) the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Cortland or its subsidiaries, (2) pay or award, or commit to pay or award, any bonuses or incentive compensation, (3) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any employee (or newly hired employee), (4) accelerate the vesting or lapsing of restrictions with respect to any stock-based incentive compensation, (5) fund any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan, (6) change any actuarial assumptions used to calculate funding obligations with respect to any employee benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law, or (7) hire or terminate without cause any employee who has or would have target total compensation of $75,000 or more;

•

take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable law imposed by any governmental entity, take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger, or take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger not being satisfied;

•	incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

•

enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by law or as requested by a regulatory agency;

•

other than in consultation with Farmers, make any material change to its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as required by law or as requested by a regulatory agency;

•

settle any action, suit, claim or proceeding against it, except for settlements in an amount and for consideration not in excess of $50,000 individually (or $100,000 in the aggregate) and that would not impose any restriction on the business of it or its subsidiaries or create precedent for claims that is reasonably likely to be material to it or its subsidiaries;

•	make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•	make or incur any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate;

•

issue any communication of a general nature to its employees or customers without the prior approval of Farmers (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger;

•	make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes (except as required by applicable tax law), enter into any structured transaction outside of its regular course of business, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return;

•

except for (1) loans or legally binding commitments for loans that have previously been approved by Cortland prior to date of the Merger Agreement, make or acquire any loan or issue a commitment (or renew or extend an existing commitment) for any loan, or amend or modify in any material respect any existing loan, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $1,500,000, (2) with respect to amendments or modifications that have previously been approved by Cortland prior to the date of the Merger Agreement, amend or modify in any material respect any existing loan rated “special mention” or below with total credit exposure in excess of $1,500,000, or (3) with respect to any actions that have previously been approved by Cortland prior to the date of the Merger Agreement, modify or amend any loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Cortland, in each case in excess of $1,500,000; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

Farmers agreed to a limited set of restrictions on its business prior to the completion of the Merger. Specifically, Farmers agreed that prior to the effective time of the Merger, except as expressly permitted by the Merger Agreement, it will not, without the prior written consent of Cortland (which shall not be unreasonably withheld or delayed), and will not permit any of its subsidiaries to:

•

take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable law imposed by any governmental entity, take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger, or take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger not being satisfied;

•

make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes (except as required by applicable tax law), enter into any structured transaction outside of its regular course of business, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

Regulatory Matters. Farmers and Cortland agreed to prepare and file within 60 days after the date of the Merger Agreement with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part. Farmers agreed to use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Cortland agreed to mail or deliver the proxy statement/prospectus to its shareholders. Farmers also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to complete the Merger, and Cortland agreed to furnish all information concerning Cortland and Cortland common shareholders as may be reasonably requested in connection with any such action.

Farmers and Cortland have agreed to cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to complete the Merger and the bank merger and to comply with the terms and conditions of all such permits, consents, approvals and authorizations.

Additionally, each of Farmers and Cortland have agreed to furnish to the other all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Farmers, Cortland or any of their respective subsidiaries to any governmental entity in connection with the Merger and the bank merger.

Shareholder Approval. Cortland’s board of directors has resolved to recommend to the Cortland common shareholders that they approve the Merger Agreement (subject to certain exceptions if, following the receipt of a superior proposal (as defined below), the Cortland board of directors determines in good faith that withdrawal of such recommendation is reasonably necessary for the board of directors to comply with its fiduciary duties under Ohio law) and to submit to the Cortland common shareholders the Merger Agreement and any other matters required to be approved by the Cortland common shareholders in order to carry out the intentions of the Merger Agreement.

NASDAQ Listing. Farmers will cause the Farmers common shares to be issued in the Merger to be authorized for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the Merger.

Employee Matters. The Merger Agreement provides that as soon as administratively practicable after the effective time, Farmers will take all reasonable actions so that employees of Cortland and its subsidiaries will be entitled to participate in each Farmers employee benefit plan of general applicability (other than any plan that is frozen to new participants) to the same extent as similarly-situated employees of Farmers and its subsidiaries. Farmers will cause each Farmers employee benefit plan in which employees of Cortland and its subsidiaries are eligible to participate to recognize, for purposes of eligibility to participate in and vesting of benefits under the Farmers employee benefit plans, the services of such employees of Cortland and its subsidiaries to the same extent such service was credited for such purposes by Cortland and its subsidiaries.

Indemnification and Directors’ and Officers’ Insurance. From and after the effective time of the Merger, Farmers will indemnify and hold harmless, each present and former director and officer of Cortland and its subsidiaries to the fullest extent provided under Cortland’s Articles of Incorporation, as amended, and Code of Regulations and any existing indemnification agreement between Cortland and any of its officers and directors, and to the extent permitted under applicable laws, from liabilities arising out of or pertaining to matters existing or occurring at or before the effective time of the Merger, including the transactions contemplated by the Merger Agreement. Farmers also agreed, that for a period of six (6) years following the effective time of the Merger, it will use its best efforts to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Cortland or any of its subsidiaries with respect to claims against such officers and directors arising from facts or events occurring before the effective time of the Merger, including the transactions contemplated by the Merger Agreement. The insurance will contain terms and conditions that are no less advantageous than the current coverage provided by Cortland, except that Farmers is not required to incur annual premium expense greater than 200% of Cortland’s current annual directors’ and officers’ liability insurance premium. At the option of Farmers, prior to the completion of the Merger and in lieu of the foregoing, Farmers may purchase and pay for a tail policy for directors’ and officers’ liability insurance on the terms described in this paragraph.

No Solicitation. The Merger Agreement precludes Cortland and its subsidiaries and their respective officers, directors, employees, agents, advisors and other retained representatives from (1) initiating, soliciting, encouraging, knowingly facilitating (including by way of providing information) or inducing inquiries, proposals or offers with respect to, or the making or completing, any acquisition proposal (as defined below) by a third party, (2) entering into, continuing or participating in any discussions or negotiations regarding, or furnishing to any third party any confidential or nonpublic information with respect to or in connection with, an acquisition proposal, (3) taking any other action to knowingly facilitate any inquiries or making any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal, (4) approving, endorsing or recommending or proposing to approve, endorse or recommend any acquisition proposal or any agreement related to an acquisition proposal, (5) entering into any agreement contemplating or otherwise relating to any acquisition transaction (as defined below) with a third party or acquisition proposal, (6) entering into any agreement or agreement in principle with a third party requiring, directly or indirectly, Cortland to abandon, terminate or fail to complete the Merger or breach its obligations under the Merger Agreement, or (7) proposing or agreeing to do any of the actions in items (1) through (6) above. However, if at any time before Cortland’s shareholder meeting Cortland receives an unsolicited bona fide written acquisition proposal by any third party, other than as a result of taking the prohibited actions described above, and Cortland’s board of directors determines, in its good faith judgment (after consultation with Cortland’s financial and outside legal counsel) to constitute or to be reasonably likely to result in a superior proposal (as defined below), Cortland and its representatives may furnish nonpublic information and participate in negotiations or discussions to the extent Cortland’s board of directors has determined, in its good faith judgment (after consultation with its outside legal counsel), that the failure to take such action would cause it to violate its fiduciary duties under applicable law. Cortland agreed to immediately terminate any activities, discussions or negotiations conducted before the date of the Merger Agreement with any persons other than Farmers with respect to any acquisition proposal. Cortland also agreed to advise Farmers within 24 hours following receipt of any acquisition proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any acquisition proposal and the terms and conditions of such acquisition proposal (including the identity of the third party making such acquisition proposal), and will keep Farmers promptly apprised of any developments. Cortland also agreed to simultaneously provide to Farmers any information concerning it that may be provided to any other person in connection with any acquisition proposal which has not previously been provided to Farmers.

In addition, at any time prior to Cortland’s shareholder meeting, the board of directors of Cortland may withdraw its recommendation of the Merger Agreement, and may change its recommendation with respect to the Cortland Merger proposal, if and only if (1) from the date of the Merger Agreement Cortland has complied with its obligations with respect to the non-solicitation of acquisition proposals and certain other of its obligations with respect to convening the Cortland shareholder meeting set forth in the Merger Agreement, and (2) the board of directors of Cortland has determined in good faith, after consultation with outside legal counsel, that the taking of such action would be reasonably necessary for the board of directors to comply with its fiduciary duties under applicable law; except that the board of directors of Cortland may not effect such a change in its recommendation to Cortland shareholders unless:

•

Cortland receives an unsolicited bona fide written acquisition proposal and the board of directors of Cortland concludes in good faith (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal is a superior proposal, after taking into account any amendment or modification to the Merger Agreement agreed to or proposed by Farmers;

•

Cortland provides prior written notice to Farmers at least five business days in advance (the “notice period”) of taking such action, which notice advises Farmers that the board of directors of Cortland has received a superior proposal, specifies the material terms and conditions of such superior proposal (including the identity of the third party making the superior proposal);

•

during the notice period, Cortland and its financial advisors and outside legal counsel negotiate with Farmers in good faith (to the extent Farmers desires to do so) to make such adjustments in the terms and conditions of the Merger Agreement so that such superior proposal ceases to constitute a superior proposal; and

•

the board of directors of Cortland concludes in good faith (after consultation with Cortland’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Farmers, if any, that such acquisition proposal continues to constitute a superior proposal.

If during the notice period any material revisions are made to the superior proposal, Cortland must deliver a new written notice to Farmers and must again comply with the requirements described above with respect to such new written notice, except that the new notice period will be two business days. In the event the board of directors of Cortland does not conclude, after complying with the requirements described above, that the acquisition proposal continues to constitute a superior proposal, and afterwards seeks to change its recommendation to the Cortland shareholders, it must comply once again with the procedures described above with respect to any future superior proposal.

As used in the Merger Agreement, “acquisition proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Cortland or publicly announced to Cortland’s shareholders) by any person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Farmers or any of its affiliates, relating to an acquisition transaction involving Cortland or any of its present or future consolidated subsidiaries, or any combination of such subsidiaries.

As used in the Merger Agreement, “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (1) any acquisition (whether direct or indirect, including by way of Merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Cortland by any person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Farmers or any of its affiliates, of 15% or more in interest of the total outstanding voting securities of Cortland or any of its subsidiaries (measured by voting power), or any tender offer or exchange offer that if completed would result in any person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Farmers or any of its affiliates, beneficially owning 15% or more in interest of the total outstanding voting securities of Cortland or any of its subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Cortland pursuant to which the shareholders of Cortland immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power); (2) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 15% or more of the consolidated assets, business, revenues, net income, assets or deposits of Cortland; or (3) any liquidation or dissolution of Cortland or any of its subsidiaries.

As used in the Merger Agreement, “superior proposal” means any bona fide written acquisition proposal that the board of directors of Cortland determines in its good faith judgment to be more favorable to Cortland’s shareholders than the Merger and to be reasonably capable of being completed on the terms proposed, after (1) receiving the advice of outside counsel and Piper Sandler, and (2) taking into account all material relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein; any proposed changes to the Merger Agreement that may be proposed by Farmers in response to such acquisition proposal (whether or not during the notice period); and all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); except that for purposes of the definition of “superior proposal,” the references to “15%” and “85%” in the definitions of acquisition proposal and acquisition transaction are changed to “50%.”

Representations and Warranties

The Merger Agreement contains representations and warranties made by Cortland to Farmers relating to a number of matters, including the following:

•	corporate organization, good standing, corporate power and authority, qualification to do business, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the Merger Agreement or completing the Merger;

•	required regulatory consents and approvals necessary in connection with the Merger;

•	proper filing of documents with regulatory agencies and the SEC and compliance in all material respects with all legal requirements relating to such documents;

•	Cortland’s financial statements’ conformity with U.S. GAAP and SEC requirements and the absence of undisclosed liabilities;

•	broker’s and finder’s fees related to the Merger;

•	absence of a material adverse effect on Cortland since December 31, 2020;

•	compliance with applicable law;

•	inapplicability of state takeover laws;

•	employee compensation and benefits matters;

•	opinion from financial advisor;

•	home mortgage loan repurchases;

•	legal proceedings;

•	material contracts;

•	environmental matters;

•	tax matters;

•	absence of action or any fact or circumstance that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	intellectual property;

•	properties;

•	insurance;

•	accounting and internal controls;

•	derivatives;

•	labor matters; and

•	loan matters.

The Merger Agreement also contains representations and warranties made by Farmers and Merger Sub to Cortland relating to a number of matters, including the following:

•	corporate organization, good standing, corporate power and authority and qualification to do business;

•	capitalization;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the Merger Agreement or completing the Merger;

•	required regulatory consents necessary in connection with the Merger;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC;

•	Farmers’ financial statements’ conformity with GAAP and the absence of undisclosed liabilities;

•	broker’s and finder’s fees related to the Merger;

•	compliance with applicable law;

•	legal proceedings;

•	the absence of a material adverse effect on Farmers since December 31, 2020;

•	tax matters;

•	absence of any action or any fact or circumstance that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	intellectual property;

•	properties;

•	insurance;

•	accounting and internal controls;

•	ownership of Cortland common shares;

•	available funds; and

•	loan matters.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” with respect to Farmers or Cortland, as the case may be, means a material adverse effect on (1) the financial condition, results of operations or business of that party and its subsidiaries taken as a whole, or (2) a material adverse effect on the ability of that party to complete the Merger on a timely basis, other than, with respect to (1) above, effects resulting from (A) changes in applicable GAAP or regulatory accounting requirement, or the enforcement, implementation or interpretation thereof, (B) changes in laws of general applicability to companies in the industries in which the party and its subsidiaries operate, (C) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, or the occurrence of any military or terrorism attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon military installation, equipment or personnel of the United States, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which the party and its subsidiaries operate, (D) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (E) the public disclosure of the Merger Agreement and compliance with the Merger Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or military action, (G) the announcement, pendency or completion of the transactions contemplated in the Merger Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relations with Cortland or its subsidiaries or (H) actions or omissions taken with the prior written consent of the other party, except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the party and its subsidiaries operate.

The representations and warranties in the Merger Agreement do not survive the effective time of the Merger. Furthermore, as described below under “– Termination,” if the Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Merger Agreement, unless a party knowingly breached the Merger Agreement.

This summary and the copy of the Merger Agreement attached to this document as Annex B are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by Farmers and Cortland, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of Farmers, Cortland or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Farmers’ public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Farmers publicly files with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” in the forepart of this document.

Conditions to the Merger

Conditions to Each Party’s Obligations. The respective obligations of each of Farmers and Cortland to complete the Merger are subject to the satisfaction of the following conditions:

•	approval of the Merger Agreement by Cortland’s shareholders, on substantially the terms and conditions in the Merger Agreement;

•	authorization for the listing on NASDAQ of the Farmers common shares to be issued in the Merger, subject to official notice of issuance;

•

the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•

the absence of any order, injunction or decree issued by any court or agency or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; and

•

the receipt of all regulatory approvals of governmental entities necessary to complete the transactions contemplated by the Merger Agreement, and the expiration of all applicable statutory waiting periods.

Conditions to Obligations of Farmers and Merger Sub. The obligation of Farmers and Merger Sub to complete the Merger is also subject to the satisfaction, or waiver by Farmers, of the following conditions:

•

the accuracy of Cortland’s representations and warranties in the Merger Agreement as of the date of the Merger Agreement and as of the effective time of the Merger (other than representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date), subject to applicable materiality qualifiers (and the receipt of an officer’s certificate from Cortland to that effect);

•

the performance by Cortland in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the Merger (and the receipt of an officer’s certificate from Cortland to that effect);

•	the receipt of a legal opinion, dated as of the closing date, from its counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•

the agreement by (1) James M. Gasior (the current President and Chief Executive Officer and a director of Cortland and Cortland Bank) to serve as Senior Executive Vice President, Corporate Development Officer, of Farmers and (2) Timothy Carney (the current Executive Vice President, Chief Operating Officer and Corporate Secretary of Cortland and Cortland Bank) to serve as Senior Executive Vice President, Chief Banking Officer, of Farmers, each on the terms and conditions set forth in the respective terms sheets included as an exhibit to the Merger Agreement;

•

the absence of any action, determination or law enacted, entered, enforced or deemed applicable to the transactions contemplated by the Merger Agreement, including the Merger and the bank merger, by any governmental entity which imposes any restriction, requirement or condition that, individually or in the aggregate would, after the effective time of the Merger, restrict or burden Farmers or the surviving company or any of their respective affiliates in connection with the transactions contemplated by the Merger Agreement or with respect to the business or operations of Farmers or the surviving company that would have a material adverse effect on Farmers, the surviving company or any of their respective affiliates, in each case measured on a scale relative to Cortland.

Conditions to Obligations of Cortland. The obligation of Cortland to complete the Merger is also subject to the satisfaction, or waiver by Cortland, of the following conditions:

•

the accuracy of the representations and warranties of Farmers and Merger Sub in the Merger Agreement as of the date of the Merger Agreement and as of the effective time of the Merger (other than representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date), subject to applicable materiality qualifiers (and the receipt of an officer’s certificate from Farmers to that effect);

•

the performance by Farmers and Merger Sub in all material respects of all obligations required to be performed by either of them under the Merger Agreement at or prior to the effective time of the Merger (and the receipt of an officer’s certificate from Farmers and Merger Sub to that effect);

•	the receipt of a legal opinion, dated as of the closing date, from its counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•

Farmers’ authorization of delivery of the Farmers common shares to be issued in the Merger and the delivery by Farmers of the cash consideration (and, to the extent then determinable, any cash payable in lieu of fractional shares) to be paid in the Merger.

Termination; Termination Fee

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval of the Merger by Cortland’s common shareholders:

•	by mutual written consent of Farmers and Cortland;

•

by either party, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the transactions contemplated by the Merger Agreement, or an application therefor shall have been permanently withdrawn at the request of a governmental entity required for the consummation of the Merger;

•

by either Farmers or Cortland, if the Merger has not closed on or before June 22, 2022, unless the failure to close by such date is due to the terminating party’s failure to observe the covenants and agreements of such party in the Merger Agreement;

•

by either Farmers or Cortland, if there is a breach by the other party of any of its representations or warranties or any failure to perform in all material respects any of its covenants or agreements, that would, either individually or in the aggregate with other breaches by such party, result in, if occurring or continuing on the closing date, the failure of the conditions of the terminating party’s obligation to complete the Merger and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

•

by Farmers, if at any time prior to the effective time of the Merger, Cortland’s board of directors has (1) failed to recommend to the shareholders of Cortland that they vote to approve the Merger Agreement, (2) changed its recommendation with respect to the Merger Agreement, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, certain acquisition proposals other than the Merger Agreement, whether or not permitted by the Merger Agreement, or has resolved to do the same, or (3) failed to substantially comply with its obligations to recommend to the Cortland shareholders the adoption of the Merger proposal and call a shareholder meeting for that purpose or its non-solicitation obligations;

•

by Farmers, if a tender offer or exchange offer for 15% or more of the outstanding Cortland common shares is commenced (other than by Farmers or a subsidiary of Farmers), and Cortland’s board of directors recommends that the shareholders of Cortland tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender or exchange offer within ten business days;

•

by Cortland, if Farmers fails to take the actions required in the Merger Agreement to (1) prepare and file with the SEC a registration statement on Form S-4 within 60 days of the Merger Agreement, use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing or use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to complete the Merger or (2) fails to cause the Farmers common shares to be issued in the Merger to be authorized for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the Merger; or

•

by either Farmers or Cortland, if the Cortland common shareholders do not vote to approve the Merger Agreement at a duly held shareholders meeting (including any adjournment or postponement of such meeting).

Cortland must pay Farmers a termination fee of $5,000,000 in the following circumstances:

•

(1) either (A) Cortland or Farmers terminates the Merger Agreement because the Merger has not been completed by June 22, 2022, or (B) Farmers terminates the Merger Agreement because of Cortland’s willful breach of the Merger Agreement, and (2) prior to termination, there has been a publicly announced acquisition proposal by any third party to Cortland or its shareholders or a third party announced an intention to make an acquisition proposal, and (3) within 12 months of such termination Cortland either (A) completes an acquisition transaction, or (B) enters into any definitive agreement contemplating or otherwise relating to any acquisition transaction (but not including any confidentiality agreement required by the non-solicitation provisions contained in the Merger Agreement) with respect to an acquisition transaction or acquisition proposal, whether or not such acquisition transaction or acquisition proposal is subsequently completed (but changing, in the case of the preceding clauses (A) and (B), the references to the 15% and 85% amounts in the definitions of acquisition transaction and acquisition proposal to 50%);

•

Either Cortland or Farmers terminates the Merger Agreement because Cortland shareholders have not approved the Merger Agreement at the Cortland shareholder meeting, and within six months of such termination Cortland either (A) completes an acquisition transaction, or (B) enters into any definitive agreement contemplating or otherwise relating to any acquisition transaction (but not including any confidentiality agreement required by the non-solicitation provisions contained in the Merger Agreement) with respect to an acquisition transaction or acquisition proposal, whether or not such acquisition transaction or acquisition proposal is subsequently completed (but changing, in the case of the preceding clauses (A) and (B), the references to the 15% and 85% amounts in the definitions of acquisition transaction and acquisition proposal to 50%); or

•

Farmers terminates the Merger Agreement prior to the effective time of the Merger, because (1) the Cortland board of directors (A) failed to recommend that the Cortland shareholders approve the Merger Agreement, (B) changed its recommendation with respect to the Merger Agreement, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any acquisition proposal, whether or not permitted by the Merger Agreement, or resolving to do the same, or (C) failed to substantially comply with its obligations to call a special meeting of the Cortland shareholders and recommend that they approve the Merger Agreement and to refrain from soliciting alternative acquisition proposals, or (2) a tender offer or exchange offer is commenced for 15% or more of the outstanding shares of Cortland common shares (other than by Farmers or one of its subsidiaries), and the board of directors of Cortland recommends that the Cortland shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that they reject such tender offer or exchange offer within the ten business day period provided for in Rule 14e-2(a) under the Exchange Act.

Effect of Termination

If the Merger Agreement is validly terminated, the Merger Agreement will become void without any liability on the part of any of the parties, except in the case of a party’s willful breach of the Merger Agreement. However, the provisions of the Merger Agreement relating to confidentiality obligations of the parties, the termination fee, publicity and certain other technical provisions will continue in effect notwithstanding termination of the Merger Agreement.

Amendments, Extensions and Waivers

The Merger Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the Merger Agreement proposal by the Cortland shareholders, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the Merger Agreement by the Cortland shareholders, there may not be, without further approval of such shareholders, any amendment of the Merger Agreement that requires further approval under applicable law.

At any time prior to the effective time of the Merger, the parties, by action taken or authorized by their respective boards of directors, may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any extension or waiver must be in a signed writing.

Stock Market Listing

Application will be made by Farmers to have the Farmers common shares to be issued in the Merger approved for listing on NASDAQ, which is the principal trading market for existing Farmers common shares. It is a condition to both parties’ obligation to complete the Merger that such approval is obtained, subject to official notice of issuance.

Fees and Expenses

All fees and expenses incurred in connection with the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is completed.

COMPARISON OF CERTAIN RIGHTS OF CORTLAND SHAREHOLDERS AND FARMERS SHAREHOLDERS

Those shareholders of Cortland that do not exercise dissenters’ rights and who receive Farmers common shares in the Merger will, therefore, become shareholders of Farmers. Their rights as shareholders of Farmers will be governed by the Ohio Revised Code and by Farmers’ Articles of Incorporation, as amended, and Amended Code of Regulations, while Cortland shareholders are currently governed by the Ohio Revised Code and by Cortland’s Articles of Incorporation, as amended, and Code of Regulations. Although the rights of the holders of Farmers’ common shares and those of the holders of shares of Cortland’s common stock are similar in many respects, there are some differences. These differences relate to differences between provisions of the Articles of Incorporation, as amended, of Farmers and the Articles of Incorporation, as amended, of Cortland, and differences between provisions of the Amended Code of Regulations of Farmers and the Code of Regulations of Cortland.

The following chart compares certain rights of the holders of Cortland common shares to the rights of holders of Farmers common shares. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law and the respective corporate governance instruments of Cortland and Farmers.

Quorum of Shareholders

Cortland	Farmers
Under Cortland’s Code of Regulations, the holders of a majority of the voting shares then outstanding and entitled to vote thereat, present in person or by proxy, shall constitute a quorum for a meeting.	Under Farmers’ Amended Code of Regulations, shareholders representing not less than one-third (1/3) of the outstanding voting stock constitute a quorum for a meeting, except when a greater proportion is required by law or the Articles of Incorporation.

Call of Special Meeting of Shareholders

Cortland	Farmers
Cortland’s Code of Regulations provides that meetings of the shareholders may be called only by the chairman of the board; the president, or in case of the president’s absence, death, or disability, the vice president authorized to exercise the authority of the president; the secretary; the directors by action at a meeting or a majority of the directors acting without a meeting; or the holders of at least 50% of all shares outstanding and entitled to vote at the meeting.	Farmers’ Amended Code of Regulations provides that special meetings of shareholders may be called at any time by the chairman of the board of directors, president or a vice president, or a majority of the board of directors acting with or without a meeting, or the holder or holders of one-fourth (1/4) of all shares outstanding and entitled to vote at the meeting.

Authorized Capital

Cortland	Farmers
Cortland’s Amended Articles of Incorporation authorize Cortland to issue up to twenty million (20,000,000) shares of common stock, without par value.	Farmers’ Articles of Incorporation, as amended, authorize Farmers to issue up to fifty million (50,000,000) shares, each without par value.

Voting Rights

Cortland	Farmers
Cortland’s Code of Regulations provides that each shareholder of record on the books of the corporation on the record date for determining the shareholders who are entitled to vote at a meeting of shareholders shall be entitled at such meeting to one vote for each share of the corporation standing in his name on the books of the corporation on such record date.	Farmers’ Articles of Incorporation, as amended, provide that each shareholder shall be entitled to one (1) vote for each share of stock standing in his name on the books of Farmers.

Removal of Directors

Cortland	Farmers
Cortland’s Amended Articles of Incorporation provide that any director or the entire Board of Directors may be removed only by the affirmative vote of the holders of shares then entitling them to exercise not less than 80% of the voting power of the corporation at an election of directors, and shareholders may effect such removal only for cause.	Farmers’ Amended Code of Regulations provides that any or all of the directors shall only be removed with cause and only by the affirmative vote of the holders of not of not less than sixty-six and two-thirds percent (66 2/3%) of the voting stock of Farmers at a meeting called for such purpose. Sufficient showing of cause shall be determined by a two-thirds (2/3) majority vote of the unaffected directors if there exists a minimum of four (4) unaffected directors. In the event there exists less than four (4) unaffected directors, then sufficient showing of cause shall be determined by unanimous vote of the unaffected directors and by an opinion of an uninterested legal counsel designated by the president of Farmers, which such opinion concurs with the findings of the unaffected directors.

Pre-emptive Rights

Cortland	Farmers
Cortland’s Amended Articles of Incorporation do not grant pre-emptive rights to shareholders.	Farmers’ Articles of Incorporation, as amended, provide that, subject to certain exceptions, shareholders have the right to purchase shares in any offering or sale by Farmers of shares for cash in proportion to their respective holdings of Farmers common shares.

Amendment of Articles of Incorporation and Code of Regulations

Cortland	Farmers

Cortland’s Amended Articles of Incorporation provide that unless at least two-thirds of the whole authorized number of directors recommend the amendment, any amendment to the Articles of Incorporation requires the affirmative vote of the holders of 80% of the voting power of the corporation. If the amendment to the Articles of Incorporation is approved by two-thirds of the whole authorized number of directors, then the amendment requires the affirmative vote of the holders of at least a majority of the outstanding voting power of Cortland entitled to vote on such amendment.

Cortland’s Amended Articles of Incorporation provide that unless at least two-thirds of the whole authorized number of directors recommend the amendment, any amendment to the Code of Regulations requires the affirmative vote of the holders of 80% of the voting power of the corporation. If the amendment to the Code of Regulations is approved by two-thirds of the whole authorized number of directors, then the amendment requires the affirmative vote of the holders of at least a majority of the outstanding voting power of Cortland entitled to vote on such amendment.

Farmers’ Articles of Incorporation, as amended, may only be amended by the affirmative vote of the holders of shares of Farmers entitling them to exercise at least two-thirds (2/3) of voting power of Farmers, except that an amendment of the article relating to certain “control share acquisitions” and “business combinations” requires the affirmative vote of seventy-five percent (75%) of the voting power of Farmers.

Farmers’ Amended Code of Regulations provides that the Amended Code of Regulations may be amended or repealed by the affirmative vote of the holders of a majority of the voting power of Farmers, at any meeting of shareholders called for that purpose, except that an amendment of the regulation relating to Article III, Section 3 — Election and Term of Directors, shall require a sixty-six and two-thirds percent (66 2/3%) majority vote of the shareholders.

Farmers’ Amended Code of Regulations provides that the Amended Code of Regulations may be amended or repealed at any meeting of the board of directors called for that purpose at which a quorum is present, by the affirmative vote of a majority of the members in attendance, or by the unanimous written consent of the board of directors, provided that such regulations as amended or repealed will not divest the shareholders of the power, nor limit their power to adopt, amend, or repeal the Amended Code of Regulations.

Votes Required to Approve Certain Transactions

Cortland	Farmers
Cortland’s Amended Articles of Incorporation provide that Ohio Revised Code Section 1701.831, regulating “control share acquisitions” does not apply to Cortland.	Pursuant to Farmers’ Articles of Incorporation, a “control share acquisition” must be approved by the shareholders. If the control share acquisition is approved by at least two-thirds (2/3) of the board of directors, then the proposed control share acquisition must be approved by the affirmative vote of at least two-thirds (2/3) of the voting power of Farmers. If the control share acquisition is not so approved by the board of directors, the proposed control share acquisition must be approved by the affirmative vote of at least eighty percent (80%) of the voting power of Farmers.

Provisions with Anti-Takeover Effects

Cortland	Farmers

Cortland’s Amended Articles of Incorporation and Code of Regulations contain provisions that may serve as anti-takeover protections, which include:

•  the division of the board of directors into three classes;

•  the ability of Cortland’s board of directors to fill vacancies and newly created directorships by a vote of the majority of the directors then in office; and

•  the supermajority voting requirements for certain corporate transactions.

Farmers’ Articles of Incorporation, as amended, and Amended Code of Regulations contain provisions that may serve as anti-takeover protections, which include:

•  the division of the board of directors into three classes;

•  the ability of Farmers’ board of directors to fill vacancies and newly created directorships by a vote of the majority of the directors then in office; and

•  the supermajority voting requirements for certain corporate transactions.

INFORMATION ABOUT CORTLAND

Share Ownership of Certain Cortland Beneficial Owners and Management

The following table sets forth information with respect to the shares of Cortland common stock beneficially owned (unless otherwise indicated) by (i) each director of Cortland, (ii) each executive officer of Cortland, (iii) each holder of 5% or more of the common stock of Cortland, and (iv) all such directors, executive officers and 5% holders as a group, as of September 16, 2021. Except as indicated in the below table, no other person is known to Cortland to be a beneficial owner of more than 5% of Cortland common stock. The business address of each director and executive officer of Cortland is 194 West Main Street, Cortland, Ohio 44410.

A person has beneficial ownership of shares if he or she has the power to vote or dispose of such shares. This power can be exclusive or shared, direct or indirect. Except as otherwise noted, the beneficial owners listed have sole voting and/or investment power with respect to the shares shown.

As of September 16, 2021, there were 4,256,187 shares of Cortland common stock outstanding.

Directors, Executive Officers and 5% Beneficial Holders

The following table furnishes information regarding the beneficial ownership of common shares, as of September 16, 2021, for each of the current directors, executive officers, all current directors and executive officers as a group, and by each person known to Cortland to own 5% or more of its common shares. Unless otherwise noted, the mailing address of each shareholder listed below is 194 West Main Street, Cortland, Ohio 44410.

Name of Beneficial Owner	Sole Voting or Sole Investment Power		Shared Voting or Shared Investment Power		Total Shares	Percent of Common Shares Outstanding (1)
Timothy Carney (3)	68,954	(4)	5	(5)	68,959	1.62%
Hicham Chahine	5,459		—		5,459	(2)
David C. Cole	7,695		2,587	(6)	10,282	(2)
James M. Gasior (3)	60,401	(7)	—		60,401	1.42%
James E. Hoffman, III	11,892		—		11,892	(2)
Neil J. Kaback	11,484		—		11,484	(2)
Joseph E. Koch	14,582		—		14,582	(2)
Joseph P. Langhenry	12,639		—		12,639	(2)
David J. Lucido (3)	23,702	(8)	10,872	(9)	34,574	(2)
Thomas P. Perciak	12,608		—		12,608	(2)
Richard B. Thompson	—		190,624	(10)	190,624	4.29%
Anthony R. Vross	11,992		—		11,992	(2)
Timothy K. Woofter (11)	72,374		20,998		93,372	2.18%
All directors and executive officers as a group (14 persons)	333,760				558,841	13.13%
Ancora Advisors, LLC 6060 Parkland Boulevard, Mayfield Heights, OH 44124	292,160	(12)	—		292,160	6.86%

(1)	This computation is based upon the sum of 4,256,187 common shares of Cortland outstanding as of September 16, 2021.
(2)	Represents beneficial ownership of less than 1% of the outstanding common shares of Cortland.
(3)	Includes shares awarded to executive officers on March 17, 2020 and April 27, 2021 under the 2015 Omnibus Equity Plan.
(4)	Includes 31,897 common shares held in Mr. Carney’s 401(k) plan account.

(5)	These common shares are owned by Mr. Carney’s spouse.
(6)	Includes (a) 683 common shares owned by Mr. Cole’s spouse and (b) 1,903 common shares owned by Mr. Cole’s children.
(7)	Includes 28,132 common shares held in Mr. Gasior’s 401(k) plan account.
(8)	Includes 15,225 common shares held in Mr. Lucido’s 401(k) plan account.
(9)	Includes (a) 9,775 common shares held in a trust of which Mr. Lucido is a trustee and (b) 1,096 common shares owned by Mr. Lucido’s spouse.
(10)	These common shares are held in a trust of which Mr. Thompson is the trustee.
(11)

Includes (a) 3,486 common shares owned by Mr. Woofter’s spouse, (b) 59,233 common shares held in a trust of which Mr. Woofter is the trustee, (c) 16,896 common shares held in a private foundation established by Mr. Woofter, and (d) 616 shares held in a family trust for which his spouse is trustee.

(12)

Based on information contained in a Schedule 13D amendment filed with the SEC on August 12, 2021. As of August 12, 2021, Ancora Funds & Partnerships had sole voting power as to 292,160 shares. Ownership of Ancora Funds & Partnerships constitutes 6.86% of the 4,256,187 shares outstanding on September 16, 2021. Ancora Advisors’ address is 6080 Parkland Boulevard, Suite 200, Mayfield Heights, Ohio 44124.

Upon the Merger becoming effective, the directors and officers of Cortland and the holders of 5% or more of Cortland common stock will have the same rights and be treated the same with respect to their shares of Cortland common stock as all other shareholders of Cortland.

Description of Cortland’s Business

Cortland was incorporated under the laws of the State of Ohio in 1984, as a one bank holding company registered under the BHCA. Cortland’s principal activity is to own, manage and supervise Cortland Bank. Cortland owns all of the outstanding shares of Cortland Bank.

Cortland has made an election to be a financial holding company. Cortland is regulated by the Board of Governors of the Federal Reserve and the ODFI. Cortland is also under the jurisdiction of the SEC and is subject to the disclosure and regulatory requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as administered by the SEC.

The business of Cortland and Cortland Bank is not seasonal to any significant extent and is not dependent on any single customer or group of customers. Cortland operates as a single line of business.

Cortland Bank is a full service, state-chartered bank engaged in commercial and retail banking. Cortland Bank’s services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, night depository, automated teller services, safe deposit boxes and other miscellaneous services normally offered by commercial banks. Commercial lending includes commercial, financial loans, real estate construction and development loans, commercial real estate loans, small business lending and trade financing. Consumer lending includes residential real estate, home equity and installment lending. Cortland Bank also offers a variety of Internet and mobile banking options.

Cortland Bank’s full-service banking business is conducted at a total of thirteen offices, seven of which are located in Trumbull County, Ohio. The remaining offices are located throughout Portage, Summit, Cuyahoga and Mahoning Counties in Ohio. There is also a financial service center located in Fairlawn, Ohio, in Summit County. Cortland Bank’s main administrative and banking office is located at 194 West Main Street, Cortland, Ohio.

Cortland Bank, as a state-chartered banking organization and member of the Federal Reserve, is subject to periodic examination and regulation by the Federal Reserve and the ODFI. These examinations, which include such areas as capital, liquidity, asset quality, management practices and other aspects of Cortland Bank’s operations, are primarily for the protection of Cortland Bank’s depositors. In addition to these regular examinations, Cortland Bank must furnish periodic reports to regulatory authorities containing a full and accurate statement of its affairs. Cortland Bank’s deposits are insured by the Federal Deposit Insurance Corporation.

Cortland Bank provides brokerage and investment services through an arrangement with LPL Financial. Under this arrangement, financial advisors can offer customers an extensive range of investment products and services, including estate planning, qualified retirement plans, mutual funds, annuities, life insurance, fixed income and equity securities, equity research and recommendations, and asset management services to customers through the brand Cortland Private Wealth Management.

Cortland Bank actively competes with state and national banks located in Northeastern Ohio and Western Pennsylvania. It also competes for deposits, loans and other service business with a large number of other financial institutions, such as savings and loan associations, credit unions, insurance companies, consumer finance companies and commercial finance companies. Also, money market mutual funds, brokerage houses and similar institutions provide in a relatively unregulated environment many of the financial services offered by banks. Technology has also lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. The wide acceptance of Internet-based commerce has resulted in a number of alternative payment processing systems and lending platforms in which banks play only minor roles. Customers can now maintain funds in prepaid debit cards or digital currencies, and pay bills and transfer funds directly without the direct assistance of banks. In the opinion of management, the principal methods of competition are the rates of interest charged on loans, the rates of interest paid on deposit funds, the fees charged for services, and the convenience, availability, timeliness and quality of the customer services offered.

As of June 30, 2021, Cortland, through Cortland Bank, employed 138 full-time and 18 part-time employees. Cortland provides its employees with a full range of benefit plans and considers its relations with its employees to be satisfactory.

EXPERTS

Farmers

The consolidated financial statements of Farmers as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 and the effectiveness of Farmers’ internal control over financial reporting as of December 31, 2020 have been audited by CliftonLarsonAllen LLP, an independent registered public accounting firm, as set forth in their report appearing in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated herein by reference. The consolidated financial statements of Farmers for the year ended December 31, 2018 have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Cortland

The consolidated financial statements of Cortland Bancorp appearing in Cortland Bancorp’s Annual Report on Form 10-K for the years ended December 31, 2020 and 2019 have been audited by S.R. Snodgrass P.C., an independent registered public accounting firm, as set forth in their report thereon, and have been incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Vorys, Sater, Seymour and Pease LLP has rendered an opinion that the Farmers common shares to be issued to the Cortland shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon for Cortland by O’Neill & O’Neill, Attorneys at Law and for Farmers by Vorys, Sater, Seymour and Pease LLP.

CORTLAND FUTURE SUBMISSION OF DIRECTOR NOMINATIONS AND

SHAREHOLDER PROPOSALS

Cortland intends to hold a 2022 annual meeting of shareholders only if the Merger is not completed. If Cortland holds an annual meeting in 2022, shareholders desiring to submit proposals for inclusion in Cortland’s proxy materials for the 2022 annual meeting in accordance with Rule 14a-8 under the Exchange Act must submit the proposal to Cortland’s Secretary at Cortland’s executive offices no later than December 6, 2021. We will not include in our proxy statement or form of proxy for the 2022 annual meeting a shareholder proposal that is received after that date or that otherwise fails to meet requirements for shareholder proposals established by SEC regulations.

If a shareholder intends to present a proposal at the 2022 annual meeting, but has not sought the inclusion of such proposal in Cortland’s proxy materials, such proposal must be received by the Secretary of Cortland prior to the close of business on February 19, 2022, or the management proxies for the 2022 annual meeting will be entitled to use their discretionary voting authority, should such proposal then be raised, without any discussion of the matter in Cortland’s proxy material.

According to Section 2.03(B) of Cortland’s Code of Regulations, any shareholder who desires to nominate an individual to the Cortland Board must provide timely written notice. To be timely, the notice must be mailed to the President of Cortland at least 14 days but no more than 50 days before the meeting at which directors will be elected, or 7 days after notice of the meeting is mailed to shareholders if the meeting is held within 21 days of Cortland mailing notice of the meeting.

The shareholder’s notice of nomination must give:

•	the name and address of the nominee;

•	the principal occupation of the nominee;

•	the approximate number of shares the shareholder making the nomination reasonably anticipates will be voted in favor of the proposed nominee;

•	the name and address of the shareholder making the nomination; and

•	the number of shares beneficially owned by the shareholder making the nomination.

The Cortland Corporate Governance Committee will disregard a shareholder’s nomination if it is not made in compliance with these rules and standards.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Farmers and Cortland file reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934. The SEC maintains an Internet website that contains reports, proxy statements, and other information about issuers, such as Farmers and Cortland, who file electronically with the SEC. The address of the site is http://www.sec.gov. In addition, documents filed with the SEC by Farmers, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, will be available free of charge by accessing the “Investor Relations” section of Farmers’ website at www.farmersbankgroup.com or, alternatively, by directing a request to Famers Investor Relations, Farmers National Banc Corp., 20 South Broad Street, Canfield, Ohio 44406, (330) 533-3341. The reports and other information filed by Cortland with the SEC are available free of charge by accessing the “Investor Relations” section of Cortland’s website at www.cortlandbank.com or, alternatively, by directing a request by telephone or mail to Cortland Bancorp., 194 West Main Street, Cortland, Ohio 44410, (330) 282-4161. The web addresses of the SEC, Farmers and Cortland are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

Farmers has filed with the SEC a registration statement on Form S-4 to register its common shares to be issued to Cortland shareholders as part of the Merger consideration. This document constitutes the prospectus of Farmers filed as part of the registration statement, in addition to being a proxy statement for Cortland shareholders. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits as set forth above.

Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Farmers and Cortland to incorporate certain information into this document by reference to other information that has been filed with the SEC. This means that Farmers and Cortland can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Farmers and Cortland incorporates by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about Farmers and Cortland, respectively, and you should read this document together with any other documents incorporated by reference in this document.

Farmers

This document incorporates by reference the following documents that have previously been filed with the SEC by Farmers (File No. 001-35296):

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 4, 2021;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the SEC on May 6, 2021;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021, filed with the SEC on August 5, 2021;

•

Current Reports on Form 8-K filed with the SEC on January 28, 2021, February  1, 2021, March  15, 2021, April  16, 2021, April  28, 2021, April  30, 2021, May  5, 2021, June  21, 2021, June  23, 2021, June  25, 2021, July  28, 2021, July  30, 2021, August 2, 2021 and August 17, 2021 only to the extent filed and not furnished;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 12, 2021; and

•

The description of Farmers common stock, no par value, contained in Farmers’ Current Report on Form 8-K filed with the SEC on December 10, 2010, and as amended by any subsequent amendments and reports filed for the purpose of updating that description.

Cortland

This document incorporates by reference the following documents that have previously been filed with the SEC by Cortland (File No. 001-38827):

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 17, 2021;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the SEC on May 13, 2021;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021, filed with the SEC on August 5, 2021;

•

Current Reports on Form 8-K filed with the SEC on January 4, 2021, January  21, 2021, February  1, 2021, April  21, 2021, April  27, 2021, April  30, 2021, May  19, 2021, May  27, 2021, June  23, 2021, July  21, 2021, and July 27, 2021 only to the extent filed and not furnished;

•	Definitive Proxy Statement on Schedule 14A filed with SEC on March 29, 2021; and

•

The description of Cortland common stock, no par value, contained in Cortland’s Registration Statement on Form 8-A filed with the SEC on March 5, 2019, and as amended by any subsequent amendments and reports filed for the purpose of updating that description.

In addition, this proxy statement/prospectus also incorporates by reference any documents subsequently filed by Farmers or Cortland with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the date of Cortland’s special meeting of shareholders. Information furnished to the SEC by us under any Current Report on Form 8-K shall not be incorporated by reference.

Farmers and Cortland file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Farmers or Cortland files with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

To obtain timely delivery of these documents, you must request the information no later than October 19, 2021, five business days before the date of the Cortland special meeting, in order to receive them before the Cortland special meeting.

Neither Farmers nor Cortland has authorized anyone to provide you with any information other than the information included in this document and documents which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. Each of Farmers’ and Cortland’s business, financial condition, results of operations and prospects may have changed since those dates. Neither the mailing of this proxy statement/prospectus to holders of Cortland common stock nor the issuance by Farmers of shares of Farmers common stock in connection with the Merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding Farmers has been provided by Farmers and information contained in this proxy statement/prospectus regarding Cortland has been provided by Cortland.

ANNEX A

Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

1701.85 Dissenting shareholders – compliance with section – fair cash value of shares.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than 20 days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than 20 days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A) (5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within 20 days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within 15 days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within 30 days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) (1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX B

AGREEMENT AND PLAN OF MERGER

by and among

CORTLAND BANCORP,

FARMERS NATIONAL BANC CORP.,

and

FMNB MERGER SUBSIDIARY IV, LLC

Dated as of June 22, 2021

B-i

(Continued)

B-ii

(Continued)

B-iii

INDEX OF DEFINED TERMS

Section
Acquisition Agreement	8.3(b)(i)
Acquisition Proposal	6.7(g)(ii)
Acquisition Transaction	6.7(g)(iii)
Agreement	Preamble
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.1(a)
Book-Entry Share	1.4(d)
Cash Consideration	1.4(b)(i)
Cash Election	1.4(b)(i)
Cash Election Shares	1.4(b)(i)
Certificate	1.4(d)
Certificate of Merger	1.2
Change in the Company Recommendation	6.3
Closing	9.1
Closing Date	9.1
Code	Recitals
Collective Bargaining Agreement	3.25
Company	Preamble
Company 401(k) Plan	6.5(d)
Company Articles	3.1(b)
Company Bank	1.8
Company Benefit Plans	3.11(a)
Company Capitalization Date	3.2(a)
Company Code	3.1(b)
Company Common Shares	1.4(a)
Company Disclosure Schedule	9.12
Company Owned Properties	3.21
Company Permitted Encumbrances	3.21
Company Real Property	3.21
Company Recommendation	6.3
Company Restricted Share	1.5(a)
Company Shareholder Approval	6.3
Company Shareholders’ Meeting	6.3
Company Stock Plan	1.5(a)
Confidentiality Agreement	6.2(b)
Controlled Group Liability	3.11(o)(i)
Covered Employee	6.5(g)
Dissenting Shareholder	2.3(o)
Dissenting Shares	2.3(o)
DPC Shares	1.4(a)
Effective Time	1.2
Effective Time Book Value	1.4(c)
Election	2.3(a)
Election Deadline	2.3(d)
Employees	5.2(h)
Environmental Laws	3.17
Equity Rights	3.2(a)

B-v

Index of Defined Terms

(Continued)

Section
ERISA	3.11(a)
ERISA Affiliate	3.11(o)(ii)
Excess Amount	1.4(c)
Exchange Act	1.4a)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(b)(ii)
FDIC	3.1(c)
Federal Reserve	3.4
Financial Statements	3.6(a)
Form of Election	2.3(a)
Form S-4	3.4
GAAP	1.4(c)
Governmental Entity	3.4
Holder	2.3
Intellectual Property	3.20(e)(i)
IRS	3.11(b)
IT Assets	3.20(e)(ii)
Knowledge	9.4
Law	3.9(a)
Letter of Transmittal	2.3(b)
Licensed Intellectual Property	3.20(e)(iii)
Liens	3.2(d)
Loans	3.26(a)
Material Adverse Effect	3.8
Material Contract	3.16(a)
Merger	Recitals
Merger Consideration	1.4(b)
Merger Sub	Preamble
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
Nasdaq	1.4(g)
Non-Election Shares	1.4(b)(iii)
Nonqualified Deferred Compensation Plan	3.11(d)
Notice Period	6.7(d)(ii)
OCC	3.4
ODFI	3.4
OGCL	1.1(a)
Owned Intellectual Property	3.20(e)(iv)
Owned Properties	4.15
Permitted Encumbrances	4.15
Person	3.16(a)
Plan Termination Date	6.5(d)
Premium Cap	6.6(b)
Previously Disclosed	9.12
Proxy Statement	3.4
Purchaser	Preamble

B-vi

Index of Defined Terms

(Continued)

Section
Purchaser Bank	1.8
Purchaser Capitalization Date	4.2
Purchaser Common Shares	1.4(b)(ii)
Purchaser Disclosure Schedule	9.12
Purchaser Eligible Plans	6.5(a)
Purchaser SEC Reports	4.5(b)
Purchaser Stock Plans	4.2
Qualified Plans	3.11(e)
Real Property	4.15
Regulatory Agencies	3.5
Regulatory Agreement	3.15(b)
Regulatory Approvals	3.4
Representative	6.7(a)
Requisite Regulatory Approvals	7.1(e)
SEC	3.4
Securities Act	3.2(b)
Shortfall	1.4(c)
Shortfall Number	1.4(f)(ii)(2)
SRO	3.4
Stock Consideration	1.4(b)(ii)
Stock Conversion Number	1.4(f)(i)
Stock Election	1.4(b)(ii)
Stock Election Number	1.4(f)(ii)(1)
Stock Election Shares	1.4(b)(ii)
Subsidiary	3.1(c)
Superior Proposal	6.7(g)(i)
Surviving Company	Recitals
Takeover Laws	3.10
Target Book Value Ceiling	1.4(c)
Target Book Value Floor	1.4(c)
Tax	3.18
Tax Return	3.18
Termination Fee	8.3(b)
Trade Secrets	3.20(e)(i)
Transmittal Deadline	2.3(h)
Trust Account Shares	1.4(a)
Voting Agreement	6.13
Voting Debt	3.2(a)
Willful Breach	8.2

B-vii

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 22, 2021 (this “Agreement”), is made by and among Cortland Bancorp, an Ohio corporation (“Company”), Farmers National Banc Corp., an Ohio corporation (“Purchaser”), and FMNB Merger Subsidiary IV, LLC, an Ohio limited liability company and wholly-owned subsidiary of Purchaser (“Merger Sub”).

RECITALS

A.    The Boards of Directors of Company and Purchaser have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity in the Merger (sometimes referred to herein in such capacity as the “Surviving Company”).

B.    The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code.

C.    The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Company shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger and shall continue its existence under the laws of the State of Ohio. As of the Effective Time, the separate corporate existence of Company shall cease.

(b)    Purchaser may at any time prior to the Effective Time change the method of effecting the combination of Company and Purchaser, including by providing for the merger of Company with and into Purchaser; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to shareholders of Company or the tax treatment of either party pursuant to this Agreement, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, (iv) require Company to mail a revised Proxy Statement if such change is made prior to obtaining the Company Shareholder Approval, or require further approval of Company’s shareholders if such change is made after obtaining the Company Shareholder Approval, or (v) cause any of Company’s representations and warranties contained in Article III to be deemed inaccurate or breached by reason of such change of method.

1.2    Effective Time. The Merger shall become effective as of the date and time specified in the certificate of merger (the “Certificate of Merger”) filed with the Ohio Secretary of State. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

1.3    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 1701.82 and 1705.39 of the OGCL.

1.4    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, Company or the holder of any of the following securities:

(a)    All common shares, without par value, of Company (“Company Common Shares”), issued and outstanding immediately prior to the Effective Time that are owned directly by (i) Company (other than (x) Company Common Shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by third parties (any such shares, “Trust Account Shares”), and (y) Company Common Shares held, directly or indirectly, by Company in respect of a debt previously contracted (any such shares “DPC Shares”)), or (ii) Purchaser or any of its affiliates, shall be cancelled and shall cease to exist, and no Merger Consideration and/or cash in lieu of fractional shares shall be delivered in exchange therefor.

(b)    Subject to Sections 1.4(a), (c), (d), (e) and (f), each Company Common Share, but excluding Company Common Shares owned directly by Company (other than Trust Account Shares and DPC Shares) or Purchaser and Dissenting Shares, shall be converted, at the election of the holder thereof in accordance with the procedures set forth in Article II, into the right to receive the following, without interest (collectively, the “Merger Consideration”):

(i)    For each Company Common Share with respect to which an Election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Cash Election”), $28.00 in cash (the “Cash Consideration”) (such shares collectively, “Cash Election Shares”); or

(ii)    For each Company Common Share with respect to which an Election to receive stock has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Stock Election”), 1.75 (the “Exchange Ratio”) common shares, without par value, of Purchaser (the “Purchaser Common Shares”) (the “Stock Consideration” ) (such shares collectively, “Stock Election Shares”); or

(iii)    for each Company Common Share other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Section 2.3 (collectively, the “Non-Election Shares”), the right to receive from Purchaser such Cash Consideration or Stock Consideration as is determined in accordance with Section 1.4(f).

(c)    If Company’s Effective Time Book Value (as defined by and calculated in accordance with this subsection (c)) shall be less than the Target Book Value Floor (as defined below) (the dollar amount of such shortfall is referred to in this Agreement as the “Shortfall”), then the aggregate amount of the Cash Consideration component of the Merger Consideration shall be reduced by the Shortfall amount. If the Effective Time Book Value shall be greater than the Target Book Value Ceiling (the dollar amount of such excess is referred to as the “Excess Amount”), then the aggregate amount of Merger Consideration shall be increased by the Excess Amount. In the event of an Excess Amount, the Merger Consideration will be increased for each Company Common Share, payable in cash, by an amount equal to the quotient of the Excess Amount divided by the total number of Company Common Shares. In the event there is a Shortfall, the Merger Consideration will decrease for each Company Common share by an amount equal to the quotient of the Shortfall divided by the total number of Company Common Shares.

For purposes of this subsection (c), “Effective Time Book Value” shall be calculated as the estimated shareholders’ equity of Company as of the Effective Time determined in accordance with United States generally accepted accounting principles (“GAAP”) to the reasonable satisfaction of Purchaser, to be delivered by Company to Purchaser no later than five business days prior to the Closing Date, and which shall reflect an allowance for loan and lease losses calculated in a manner consistent with Company Bank’s historical practices. For purposes of computing Effective Time Book Value, in no event shall the assumed provision for loan and lease losses be less than zero for any period after March 31, 2021. For the purposes of this subsection (c), “Target Book Value Floor” shall be an amount equal to Seventy Five Million and 00/100 Dollars ($75,000,000.00) and

the “Target Book Value Ceiling” shall be an amount equal to Eighty One Million and 00/100 Dollars ($81,000,000.00). If the Effective Time is after October 1, 2021, the Target Book Value Floor and the Target Book Value Ceiling shall be adjusted by an upward by the product of Twenty Six Thousand Dollars ($26,000.00) and the number of days the Effective Time is after October 1, 2021 and less any dividends paid after October 1, 2021.

Notwithstanding the foregoing, the Effective Time Book Value shall reflect all after-Tax accruals for all of Company’s and Company Bank’s fees, expenses and costs relating to the Merger and the Bank Merger (regardless of whether GAAP applied on a consistent basis would require that such obligations be accrued as liabilities as of the Effective Time), including but not limited to those incurred by Company or Company Bank in negotiating the terms of the Merger and the Bank Merger, preparing, executing and delivering this Agreement, change of control or success bonuses, if any, to officers or directors as a result of the Merger or the Bank Merger, accruals for 2021 incentive awards whether or paid before or after closing additional accruals required pursuant to any director deferred compensation agreements, if any, any fees payable upon the termination of any Material Contracts or any other agreement, contract, arrangement, commitment or understanding of Company or any of its Subsidiaries (including Company data processing contracts) (whether or not set forth on Section 3.16(a) of the Company Disclosure Schedule), obtaining shareholder and regulatory approvals, closing the Merger and the Bank Merger, and costs of taking reasonable remedial and corrective actions and measures pursuant to this Agreement, and including fees, expenses and costs that might not be deemed earned or become payable until after the Effective Time, such as, but not limited to, investment banking fees and similar payments for services performed prior to the Effective Time that may not be deemed earned unless and until the Merger and the Bank Merger have become effective; provided, however, that in calculating the Effective Time Book Value for purposes of this Section 1.4(c), none of the following will be considered: (1) gains or losses on sales of securities by Company or Company Bank incurred after March 31, 2021; (2) any increase in assets or decrease in liabilities resulting from the issuance or redemption of shares of capital stock or other equity interests of Company; (3) any changes to the value of Company’s investment portfolio attributed to Accounting Standards Codification 320, whether upward or downward from March 31, 2021 until the measurement date; (4) expenses relating to any litigation arising out of or in connection with this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated hereby; (5) severance and other payments pursuant to Section 6.5(g) (exclusive of any change of control payments, success bonuses or settlement payments payable to officers or directors as a result of the Merger or the Bank Merger); (6) any retention bonus payments as reported in Section 5.2(h) of the Company Disclosure Schedule and (7) any compensation expense related to the unamortized portion of the restricted stock.

(d)    All of the Company Common Shares converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Company Common Share (each, a “Certificate”) and each non-certificated Company Common Share represented by book-entry (a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the Company Common Shares represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(h), as well as any dividends to which holders of Company Common Shares become entitled in accordance with Section 2.3(j).

(e)    If, between the date of this Agreement and the Effective Time, the outstanding Purchaser Common Shares or Company Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio and the Cash Consideration, as applicable.

(f)

(i)    Notwithstanding any other provision contained in this Agreement, the total number of Company Common Shares to be converted into Stock Consideration pursuant to Section 1.4(b) (the

“Stock Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of Company Common Shares outstanding immediately prior to the Effective Time (except for Company Common Shares owned directly by Company (other than Trust Account Shares and DPC Shares) or Purchaser and Dissenting Shares), by (y) .75. All of the other Company Common Shares (excluding Company Common Shares owned directly by Company (other than Trust Account Shares or DPC Shares) or Purchaser and Dissenting Shares) shall be converted into Cash Consideration.

(ii)    Within five business days after the Closing Date, Purchaser shall cause the Exchange Agent to effect the allocation among holders of Company Common Shares of rights to receive the Cash Consideration and the Stock Consideration as follows:

(1)    If the aggregate number of Company Common Shares with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(2)    If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)     If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)     If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(g)    Notwithstanding anything to the contrary contained in this Agreement, no fractional Purchaser Common Shares shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Purchaser Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of

Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Purchaser Common Shares based on information reported by The NASDAQ Stock Market (the “Nasdaq”) for the five trading days ending on the penultimate trading day preceding the Effective Time by (ii) the fraction of a share (after taking into account all Company Common Shares held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Shares to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

1.5    Restricted Stock and Stock Options.

(a)    At the Effective Time, all outstanding restricted shares of Company Common Shares awarded under a restricted stock award agreement (each, a “Company Restricted Share”) granted in accordance with Company’s 2015 Omnibus Equity Plan (“Company Stock Plan”) shall vest in full and be considered an issued and outstanding Company Common Share.

(b)    Prior to the Effective Time, the Board of Directors of Company or Compensation Committee of the Board of Directors of Company, as applicable, shall adopt resolutions and take such other action necessary, if any, to effectuate the provisions of Section 1.5(a).

(c)     As of the date hereof there are no outstanding and unexercised employee or director options to purchase Company Common Shares.

1.6    Articles of Organization and Operating Agreement of the Surviving Company. The articles of organization and operating agreement of the Surviving Company shall be the articles of organization and operating agreement of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

1.7    Managers and Officers. The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company and shall hold office until their respective successors are duly appointed, or their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

1.8    The Bank Merger. As soon as practicable after the execution of this Agreement, Company and Purchaser shall cause The Cortland Savings and Banking Company (“Company Bank”) and The Farmers National Bank of Canfield (“Purchaser Bank”), respectively, to enter into a bank merger agreement, the form of which is attached to this Agreement as Exhibit “A” (the “Bank Merger Agreement”), and which provides for the merger of Company Bank with and into Purchaser Bank (the “Bank Merger”), in accordance with applicable Laws and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. Purchaser Bank will be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank will cease. Prior to the Effective Time, Company will cause Company Bank, and Purchaser will cause Purchaser Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger. The Bank Merger Agreement provides that the directors of Purchaser Bank immediately prior to the Bank Merger shall remain the directors of Purchaser Bank upon consummation of the Bank Merger.

1.9    Effect on Purchaser Common Shares. Each Purchaser Common Share outstanding immediately prior to the Effective Time will remain outstanding.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1    Exchange Agent. Prior to the Effective Time, Purchaser shall appoint Computershare Investor Services pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2    Delivery of Merger Consideration. At or prior to the Effective Time, Purchaser and Merger Sub shall (a) authorize the Exchange Agent to deliver an aggregate number of Purchaser Common Shares equal to the aggregate Stock Consideration payable in Purchaser Common Shares to holders of Company Common Shares pursuant to Section 1.4(b)(ii), and (b) deposit, or cause to be deposited with, the Exchange Agent an amount in cash equal to (i) the aggregate Cash Consideration payable to holders of Company Common Shares pursuant to Section 1.4(b)(i) and (ii) to the extent then determinable, any cash payable to holders of Company Common Shares in lieu of fractional shares pursuant to Section 1.4(g) (the amounts described in this clause (b), collectively, the “Exchange Fund”). The Exchange Fund will be held in trust for the holders of Company Common Shares until distributed to such holders pursuant to this Agreement.

2.3    Election and Exchange Procedures. Each holder of record of Company Common Shares (other than Company Common Shares owned directly by Company (other than Trust Account Shares and DPC Shares) or Purchaser and Dissenting Shares), whose Company Common Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 at the Effective Time and any cash in lieu of fractional Purchaser Common Shares (each, a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to exchange those Company Common Shares for Merger Consideration in accordance with the following procedures:

(a)    Each Holder may specify in a request made in accordance with the provisions of this Section 2.3 (an “Election”) (i) the number of whole Company Common Shares owned by such Holder with respect to which such Holder desires to make a Stock Election, and (ii) the number of whole Company Common Shares owned by such Holder with respect to which such Holder desires to make a Cash Election. Purchaser shall prepare a form reasonably acceptable to Company (the “Form of Election”) which shall be mailed to Company’s shareholders entitled to vote at the Company Shareholders’ Meeting so as to permit Company’s shareholders to exercise their right to make an Election prior to the Election Deadline.

(b)    Purchaser shall prepare a letter of transmittal in such form as is reasonably acceptable to Company and as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”), which shall accompany the Form of Election and specify that delivery shall be effected, and risk of loss and title to Certificate(s) or evidence of Book-Entry Shares shall pass, only upon delivery of Certificate(s) or evidence of Book-Entry Shares (or affidavits of loss in lieu of such Certificates) to the Exchange Agent, and which shall be mailed to Company’s shareholders entitled to vote at the Company Shareholders’ Meeting so as to permit Company’s shareholders to exchange their Company Common Shares for the Merger Consideration.

(c)    Purchaser shall make the Form of Election and Letter of Transmittal to Company shareholders at the time that the Proxy Statement is made available to Company shareholders and shall use all reasonable efforts to make available as promptly as possible a Form of Election and Letter of Transmittal to any shareholder of Company who requests such following the initial mailing of the Forms of Election and Letters of Transmittal and prior to the Effective Time. In no event shall the Forms of Election and Letters of Transmittal be made available less than 20 days prior to the Company Shareholders’ Meeting.

(d)    Any Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election and Letter of Transmittal properly completed and signed and accompanied by Certificates (or affidavits of loss in lieu of such Certificates) or evidence of Book-Entry Shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates or evidence of Book-Entry Shares, as set forth in such Form of Election and Letter of Transmittal, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Certificates or evidence of Book-Entry Shares are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver Company Common Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Purchaser, in its sole discretion. As used herein, “Election Deadline” means 5:00 p.m. on the date that is the day prior to the date of Company Shareholders’ Meeting, as may be extended by agreement of Company and Purchaser. Company and Purchaser shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than 15 business days before and at least five business days prior to the Election Deadline.

(e)    Any Company shareholder may, at any time prior to the Election Deadline, change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline, accompanied by a properly completed and signed, revised Form of Election. If Purchaser shall determine in its reasonable discretion that any Election is not properly made with respect to any Company Common Shares, such Election shall be deemed to be not in effect, and the Company Common Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)    Any Company shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline, or by withdrawal prior to the Election Deadline of his or her Certificates or evidence of Book-Entry Shares, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically, and the Certificates returned to the applicable shareholders, if the Exchange Agent is notified in writing by Purchaser or Company that this Agreement has been terminated in accordance with Article VIII.

(g)    Purchaser, in the exercise of its reasonable discretion, shall have the right to make all determinations, consistent with the terms of this Agreement, governing (i) the validity of the Letters of Transmittal and compliance by any Holder with the procedures set forth therein and herein, (ii) the issuance and delivery of certificates representing Stock Consideration for Company Common Shares converted in the Merger, (iii) the method of payment of the Cash Consideration for Company Common Shares converted in the Merger, and (iv) the method of payment of cash in lieu of fractional Purchaser Common Shares where the Holder of the applicable Certificate has no right to receive whole Purchaser Common Shares.

(h)    A Holder who has returned to the Exchange Agent prior to the Effective Time a properly completed Letter of Transmittal, accompanied by the Holder’s Certificate(s) or Book-Entry Shares, will be entitled to receive, as soon as practicable after the Effective Time, the Merger Consideration, determined as provided in Section 1.4. Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration and any cash in lieu of fractional Purchaser Common Shares to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(i)    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Holder who theretofore has not submitted such Holder’s Certificates or evidence of Book-Entry Shares (i) a Letter of Transmittal, and (ii) instructions for use in surrendering Certificate(s) or evidence of Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares of Purchaser Common Shares to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled pursuant to Section 2.3(j). Holders who surrender to the Exchange Agent Certificate(s) or Book-Entry Shares, accompanied by properly completed Letters of Transmittal, after the Effective Time will receive the Merger Consideration, determined as provided in Section 1.4, as promptly as practicable after such receipt by the Exchange Agent.

(j)    No dividends or other distributions with respect to Purchaser Common Shares shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the Purchaser Common Shares represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Shares occurs in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole number of Purchaser Common Shares represented by such Certificate or Book-Entry Shares and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole number of Purchaser Common Shares represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Purchaser Common Shares issuable with respect to such Certificate or Book-Entry Shares.

(k)    In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Company Common Shares that is not registered in the stock transfer records of Company, the Merger Consideration (including cash in lieu of fractional Purchaser Common Shares) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Company Common Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Purchaser that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Purchaser) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as the Exchange Agent or Purchaser, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Purchaser, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

(l)    After the Effective Time, there shall be no transfers on the share transfer books of Company of the Company Common Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such Company Common Shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional Purchaser Common Shares to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(m)    Any portion of the Exchange Fund that remains unclaimed by the Holders as of the one-year anniversary of the Effective Time may be paid to Purchaser. In such event, any Holder who has not theretofore complied with this Article II shall thereafter look only to Purchaser with respect to the Merger Consideration, any cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Purchaser Common Shares deliverable in respect of each Company Common Share held by such Holder as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(n)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate (provided, that such bond requirement may be waived by Purchaser if substituted with an unqualified indemnity from any Company shareholder owning five or fewer Company Common Shares), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof in accordance with the terms of this Agreement, including requirements of this Article II.

(o)    Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of Company Common Shares dissents from the Merger pursuant to, and properly follows such other procedures as may be required by, Section 1701.85 of the OGCL and is thereby entitled to appraisal rights thereunder (a “Dissenting Shareholder”), then any Company Common Shares held by such Dissenting Shareholder (“Dissenting Shares”) shall be extinguished but shall not be converted into the right to receive Merger Consideration. Instead, such Dissenting Shares shall be entitled only to such rights (and shall have such obligations) as are provided in Section 1701.85 of the OGCL. Company shall give Purchaser prompt notice upon receipt by Company of any such demands for payment of the fair cash value of such Company Common Shares, any withdrawals of such notice and any other instruments provided pursuant to applicable Law. Notwithstanding the above, in the event that a Dissenting Shareholder subsequently withdraws a demand for payment, fails to comply fully with the requirements of the OGCL, or otherwise fails to establish the right of such Dissenting Shareholder to be paid the value of such Dissenting Shareholder’s shares under the OGCL, the Dissenting Shareholder’s Dissenting Shares shall be deemed to be converted into the right to receive, with respect to Company Common Shares the Cash Consideration and/or the Stock Consideration, as determined by Purchaser in its sole discretion. Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the OGCL. Company shall give Purchaser the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as Previously Disclosed, Company hereby represents and warrants to Purchaser as follows:

3.1    Corporate Organization.

(a)    Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company. Company is duly registered as a financial holding company under the Bank Holding Company Act of 1956 (“BHC Act”).

(b)    True, complete and correct copies of the Articles of Incorporation, as amended, of Company (the “Company Articles”) and the Code of Regulations, as amended, of Company (the “Company Code”), as in effect as of the date of this Agreement, have been made available to Purchaser prior to the date hereof.

(c)    Company has Previously Disclosed a list of all its Subsidiaries. Each Subsidiary of Company (i) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (iii) except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the term “Subsidiary,” when used with respect to either party, shall mean a corporation, association or other business entity of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof. The deposit accounts of each of Company’s Subsidiaries that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The articles of incorporation, code of regulations and similar governing documents of each “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Company, copies of which have been made available to Purchaser, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement. Company has also Previously Disclosed a list of all Persons with respect to which Company or its Subsidiaries own 5% or more of any class of capital stock or other equity interest, other than equity interests held in a fiduciary capacity, which list shall set forth the amount and form of ownership of Company or its applicable Subsidiary in each such Affiliate.

3.2    Capitalization.

(a)    The authorized capital stock of Company consists of 20,000,000 Company Common Shares, of which, as of even date herewith (the “Company Capitalization Date”), 4,256,561 Company Common Shares were issued and outstanding, which amount includes all Company Common Shares that Company has reserved for issuance pursuant to restricted stock award agreements for Company Restricted Shares awarded in accordance with the Company Stock Plan. As of the Company Capitalization Date, no Company Common Shares were reserved for issuance except for 80,839 Company Restricted Shares awarded pursuant to restricted stock award agreements issued in accordance with the Company Stock Plan. All of the issued and outstanding Company Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any Company Common Shares or Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any Company Common Shares or Voting Debt or other equity securities of Company, other than the Company Restricted Shares (“Equity Rights”).

(b)    As of the Company Capitalization Date, there are no contractual obligations of Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries or (ii) to register Company Common Shares or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Restricted Shares awarded as of the Company Capitalization Date specifying, on a participant-by-participant basis, (i) the name of each participant, (ii) the number of Company Restricted Shares subject to each restricted stock award agreement awarded to each participant, (iii) the effective date of each restricted stock award agreement, and (iv) the vesting schedule, if any, for each Company Restricted Share subject to a restricted stock award agreement. There are no Company stock options outstanding as of the Company Capitalization Date. Other than the Voting Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any Company Common Shares or Voting Debt, other equity securities of Company or Equity Rights. Other than the Voting Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements in effect that are binding on Company or with respect to which Company has Knowledge with respect to the voting or transfer of any Company Common Shares or Voting Debt, other equity securities of Company or Equity Rights.

(c)    Other than the Company Restricted Shares that are awarded as of the Company Capitalization Date as set forth in Section 3.2(b) of the Company Disclosure Schedule, no other equity-based awards or instruments are outstanding. Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, since December 31, 2020 through the date hereof, Company has not (i) issued or repurchased any Company Common Shares or Voting Debt or other equity securities of Company or Equity Rights, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on or related to the value of Company capital stock or any other equity-based awards. Company has not issued any Company stock options under any Company Stock Plan or otherwise with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. With respect to each award of a Company Restricted Share, (i) the award was made in accordance with the Company Stock Plan and all applicable Laws, and (ii) each such award of was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Company. Since December 31, 2020, except as specifically permitted or required by this Agreement or as Previously Disclosed, neither Company nor any of its Subsidiaries has (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of Company or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise Taxes under Section 4999 of the Code), or (C) adopted or amended any material Company Benefit Plan.

(d)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3    Authority; No Violation.

(a)    Company has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Company by a vote of at least two-thirds of the members of the Board of Directors of Company in office. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for approval at a duly held Company Shareholders’ Meeting and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of at least a majority of all the votes entitled to be cast by holders of Company Common Shares, no other corporate proceedings on the part of Company are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser and Merger Sub) constitutes the valid and binding obligations of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)    Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles or the Company Code or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

3.4    Consents and Approvals. Except for (a) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, the Securities and Exchange Commission (the “SEC”), state securities authorities, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (b) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the United States Office of the Comptroller of the Currency (the “OCC”), the FDIC, the Division of Financial Institutions of the Ohio Department of Commerce (“ODFI”), and any other foreign, federal or state banking agency, other regulatory, self-regulatory or enforcement authorities, or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each of the bodies set forth in clauses (a) and (b), a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (a), the “Regulatory Approvals”), (c) the filing with the SEC of a proxy statement in definitive form relating to the Company Shareholders’ Meeting (including any amendments or supplements thereto, the “Proxy Statement”) and of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (d) the filing of the Certificate of Merger with the Ohio Secretary of State, and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Purchaser Common Shares pursuant to this Agreement and approval of listing of such Purchaser Common Shares on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger or the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.

3.5    Reports. Except as set forth in Section 3.5 of the Company Disclosure Schedule, and as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and each of its Subsidiaries have timely filed all reports, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2016 with (a) the Federal Reserve, (b) the FDIC, (c) the ODFI, (d) any other state regulatory authority, (e) the SEC, (f) any foreign regulatory authority, and (g) any applicable industry SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2016, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and Company and its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

3.6    Financial Statements.

(a)    Company has furnished to Purchaser the (i) audited consolidated financial statements of Company, consisting of consolidated balance sheets as of December 31, 2018, 2019, and 2020, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years ended December 31, 2018, 2019, and 2020, including the related notes and reports thereon of S.R. Snodgrass, P.C., and (ii) certain unaudited financial statements of the Company as of March 31, 2021 (collectively, all of such audited and unaudited consolidated financial statements are referred to as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto and for normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition, earnings and cash flows of Company and its consolidated Subsidiaries for the periods then ended. As of the date hereof, the books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, S.R. Snodgrass, P.C. has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(b)    Neither Company nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the Financial Statements or disclosed in a footnote thereto, (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2020, (iii) liabilities which are not material individually or in the aggregate, (iv) in connection with this Agreement and the transactions contemplated hereby, or (v) as Previously Disclosed.

3.7    Broker’s Fees. Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than, as described further in Section 3.13, to Piper Sandler Companies pursuant to a letter agreement dated June 16, 2020, a true, complete and correct copy of which has been delivered previously to Purchaser.

3.8    Absence of Changes. Except as set forth in Section 3.8 of the Company Disclosure Schedule, since December 31, 2020, (a) Company and its Subsidiaries have not undertaken any of the actions prohibited by Section 5.2 had such Section been in effect at all times since such date, (b) Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and (c) no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirement, or the enforcement, implementation or interpretation thereof, (B) changes after the date hereof in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, or the occurrence of any military or terrorism attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (E) the public disclosure of this Agreement and compliance with this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage, or military action, (G) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of Employees, customers, suppliers, distributors or other having relationships with Company or its Subsidiaries, or (H) actions or omissions taken with the prior written consent of the other party to this Agreement except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.9    Compliance with Applicable Law.

(a)    Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, Company and each of its Subsidiaries hold, and since December 31, 2016 have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, and, to the Company’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing. Except where noncompliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, Company and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and when and if applicable the Sarbanes Oxley Act, and all Laws relating to broker dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and neither Company nor any of its Subsidiaries has received since December 31, 2016 written notice of any, and to Company’s Knowledge there are no, material defaults or material violations of any applicable Law. For purposes of this Agreement, “Law” shall mean any federal, state or local law, statute, ordinance, rule, regulation, order, or undertaking to or agreement with any Governmental Entity.

(b)    Neither Company nor Company Bank has offered or engaged in providing any individual or corporate trust services or administers any accounts for which Company or Company Bank acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor.

3.10    State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions any applicable provisions of any takeover Laws under the OGCL, including any “moratorium,” “control share,” “takeover,” “affiliated transaction,” “interested stockholder” or similar provisions under the OGCL or the Company Articles (collectively, the “Takeover Laws”). No “fair price” Law is applicable to this Agreement and the transactions contemplated hereby.

3.11    Company Benefit Plans.

(a)    Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Company or any Subsidiary or any of their respective ERISA Affiliates (as hereinafter defined) is a party, currently maintains, contributes to or sponsors for the benefit of any current or former employee, officer, director or independent contractor of Company or any Subsidiary or any of their respective ERISA Affiliates or for which Company or any Subsidiary could otherwise have any current or future material liability or material obligations (all such plans, programs, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Company Disclosure Schedule, collectively, the “Company Benefit Plans”).

(b)    Company has made available to Purchaser true, correct and complete copies of the following (as applicable) with respect to each Company Benefit Plan: (i) the written document evidencing such Company Benefit Plan or, if such Company Benefit Plan is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements thereto, (ii) the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the last two plan years, (iii) the most recently received IRS determination letter, if any, (iv) the most recently prepared actuarial report or financial statement, if any, (v) the most recent summary plan description, if any (or other descriptions of such Company Benefit Plan provided to Employees) and all modifications thereto, (vi) all material correspondence with the Department of Labor or the IRS, (vii) the most recent nondiscrimination tests performed under ERISA and the Code, (viii) all contracts with third-party administrators, compensation consultants and other service providers that related thereto, and (ix) any related trust agreements, insurance contracts or documents of any other funding arrangements relating thereto. Except as specifically provided in the foregoing documents delivered or made available to Purchaser, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans. No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c)    Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. During the six years preceding the date of this Agreement, neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and, to Company’s Knowledge, except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, no plan defect exists that would qualify for correction under any such program.

(d)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) been maintained and operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1, and (ii) been in documentary and operational compliance with a reasonable interpretation of Section 409A of the Code. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(e)    Section 3.11(e) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked or threatened to be revoked, and, to Company’s Knowledge, no circumstances or events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9).

(f)    None of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); and none of Company or any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from such Multiemployer Plan or Multiple Employer Plan.

(g)    Except as set forth in Section 3.11(g) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current Employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or medical or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(h)    All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j)    There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as hereinafter defined) that would be a material liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(k)    None of Company or any its Subsidiaries or any of their respective ERISA Affiliates or any Person now or previously employed by Company, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any of their respective ERISA Affiliates or any Person that Company or any of its Subsidiaries has an obligation to indemnify with respect to such prohibited transaction, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)    There are no pending or, to Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.

(m)    Each individual who renders services to Company or any of its Subsidiaries who is classified by Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

(n)    Except as disclosed in Section 3.11(n) of the Company Disclosure Schedule, neither Company nor Company Bank maintains any compensation plans, programs or arrangements under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162 (m) of the Code and the regulations issued thereunder, it being understood that Company makes no representation or warranty regarding the effect of the transactions contemplated by this Agreement or any actions taken by Purchaser or any of its subsidiaries or affiliates on the deductibility of any compensation under section 162 (m) of the Code and the regulations issued thereunder.

(o)    Definitions.

(i)    “Controlled Group Liability” means any liability (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) under corresponding or similar provisions of foreign Laws.

(ii)    “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

3.12    Approvals. As of the date of this Agreement, to Company’s Knowledge, there is no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13    Opinion. The Board of Directors of Company has received the opinion of Piper Sandler Companies to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Shares.

3.14    Loan Put-Backs. Except as set forth in Section 3.14 of the Company Disclosure Schedule, Company has Previously Disclosed to Purchaser all claims for repurchases by Company or any of its Subsidiaries of home mortgage loans that were sold to third parties by Company or its Subsidiaries during the past five years that are outstanding or currently threatened in writing, and Company has no reason to believe that it may be required to repurchase any material dollar volume of home mortgage loans sold to third parties by Company or its

Subsidiaries. None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

3.15    Legal Proceedings.

(a)    There is no suit, action, investigation, claim, proceeding or review pending, or to Company’s Knowledge, threatened against or affecting Company or any of its Subsidiaries or any of the current or former directors or executive officers of Company or any of its Subsidiaries (and Company is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Entity, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Purchaser, Surviving Company or any of their affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its affiliates) that is or could reasonably be expected to be material to Company or any of its Subsidiaries.

(b)    Since December 31, 2016, (i) there have been no subpoenas, written demands, or document requests received by Company, any of its Subsidiaries or any affiliate of Company or any of its Subsidiaries from any Governmental Entity, except such as are received in the ordinary course of business consistent with past practice or as are not, individually or in the aggregate, material to Company and its Subsidiaries taken as a whole, and (ii) no Governmental Entity has requested that Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2016, a recipient of any supervisory letter from, or since December 31, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently (x) restricts the conduct of its business, or (y) relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Company Disclosure Schedule, a “Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing since December 31, 2016 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

3.16    Material Contracts.

(a)    Except as Previously Disclosed, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not Previously Disclosed, a “Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) any employment, severance, termination, consulting, or retirement contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (iii) any contract relating to the borrowing of money by Company or any of its Subsidiaries or the guarantee by Company or any of its Subsidiaries of any such obligation (other than contracts evidencing deposit liabilities, purchases of federal funds and Federal Home Loan Bank advances of depository institution Subsidiaries and ordinary course trade payables not past due) in excess of $100,000, (iv) any contract that contains any non-competition or non-solicitation arrangements or other arrangements or obligations that purport to limit or restrict in any respect the ability of Company or its affiliates (including, following consummation of the transactions contemplated hereby, Purchaser or any of its affiliates) to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Company and its affiliates (including, following consummation of the transactions contemplated hereby, Purchaser or any of its affiliates) is or could be conducted, (v) any contract not terminable by Company, without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice relating to the purchase or sale of any goods or services by Company or any of its Subsidiaries (other than contracts entered into in the ordinary course of business consistent with past practice and involving payments under any individual contract not in excess of $50,000 or involving Loans, borrowings or guarantees originated or purchased by Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), (vi) any contract not terminable by Company without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice which obligates Company or any of its affiliates (or, following the consummation of the Merger, Purchaser or any of its affiliates) to conduct business with any third party on an exclusive or preferential basis, (vii) any contract not terminable by Company without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice which requires referrals of business or requires Company or any of its Subsidiaries to make available investment opportunities to any Person on a priority or exclusive basis, (viii) any contract not terminable by Company without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or any of its Subsidiaries, (ix) any contract which limits the payment of dividends by Company or any of its Subsidiaries, (x) any contract pursuant to which Company or any of its Subsidiaries has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (xi) any contract pursuant to which Company or any of its Subsidiaries has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (xii) any contract which relates to any material Intellectual Property of or used by Company or any of its Subsidiaries, (xiii) any contract between Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of Company or any of its Subsidiaries, (b) to the Company’s Knowledge, any affiliate or family member of any such officer or director or (c) any other affiliate of Company, on the other hand, except those of a type available to Employees of Company generally, or (xiv) any contract that provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof or a termination of such contract in excess of $50,000. For purposes of this Agreement, “Person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization, or Governmental Entity.

(b)    Each Material Contract is a valid and legally binding agreement of Company or one of its Subsidiaries, as applicable, and, to Company’s Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect. Company and each of its Subsidiaries has duly performed all material obligations required to be performed by it prior to the date hereof under each Material Contract, neither Company nor any of its Subsidiaries, and, to Company’s Knowledge, any counterparty or counterparties, is in material breach or violation of any provision of any Material Contract, and no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Company or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Company has provided true and complete copies of each Material Contract to Purchaser prior to the date hereof.

3.17    Environmental Matters. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company and its Subsidiaries, and to the Company’s Knowledge, (a) Company and its Subsidiaries have complied with all applicable Laws relating to: (i) the protection or restoration of the environment, health, safety or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (“Environmental Laws”); (b) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any Person, court, agency, or other Governmental Entity or any arbitral body, against Company or its Subsidiaries relating to any Environmental Law and there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no agreements, orders, judgments, indemnities or decrees by or with Company or its Subsidiaries, and any Person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; (d) there are, and have been, no hazardous substances or other environmental conditions at any property under circumstances which could reasonably be expected to result in liability to or claims against Company or its Subsidiaries relating to any Environmental Law; and (e) there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities to Company and its Subsidiaries under any Environmental Law.

3.18    Taxes. Company and each of its Subsidiaries (a) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by them and all such filed Tax Returns are complete and accurate in all material respects; and (b) have timely paid all material Taxes (as defined below) that are required to have been paid or that Company or any of its Subsidiaries are obligated to have withheld from amounts owing to any employee, creditor or third party and to have paid, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of Company or its Subsidiaries. None of the material Tax Returns pertaining to Company or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Tax authority and neither Company nor any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes is pending or threatened. Company has not received written notice of any material deficiencies asserted or assessments made against Company or any of its Subsidiaries that have not been paid or resolved in full. Company has not received any written notice of any claim against Company or any of its Subsidiaries by any Tax authority in a jurisdiction where Company or such Subsidiary does not file Tax Returns that Company or such Subsidiary is or may be subject to taxation by that jurisdiction. No Liens for Taxes exist with respect to any of the assets of Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable. Neither Company nor any of its Subsidiaries has entered into, or obtained, as applicable, any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect. None of Company or any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Company nor any of its Subsidiaries (i) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than a group of which Company was the common parent, (ii) has any liability for a material amount of Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise or (iii) is a party to or bound by any Tax sharing or allocation agreement or has any other current contractual obligation to indemnify any other Person with respect to Taxes (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries). Neither Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). Neither Company nor any of its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other Taxes, duties or like assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.

3.19    Reorganization. Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20    Intellectual Property. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company and its Subsidiaries:

(a)    Each of Company and its Subsidiaries, to Company’s Knowledge (i) owns (beneficially and of record, where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. To the Company’s Knowledge, the Owned Intellectual Property is subsisting, valid and enforceable. To the Company’s Knowledge, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Company and each of its Subsidiaries as presently conducted. To Company’s Knowledge, each of Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b)    To Company’s Knowledge, the operation by Company and each of its Subsidiaries of their respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and since December 31, 2016, no Person has asserted in writing that Company or any of its Subsidiaries has materially infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Company’s Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Company’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

(c)    Company and each of its Subsidiaries has taken reasonable measures to protect (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Company or any of its Subsidiaries, and to Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Company’s Knowledge, no Person has gained unauthorized access to Company’s or its Subsidiaries’ IT Assets.

(d)    Company’s and each of its Subsidiaries’ respective IT Assets operate and perform in all material respects as reasonably required by Company and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. To Company’s Knowledge, Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Company’s Knowledge, Company and each of its Subsidiaries is compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e)    For purposes of this Agreement,

(i)    “Intellectual Property” means any and all: (A) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (B) patents and patentable inventions

(whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (C) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (D) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) other intellectual property rights.

(ii)    “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii)    “Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of Company or Purchaser, as the case may be, and each of its respective Subsidiaries as presently conducted.

(iv)    “Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Company or Purchaser, as the case may be, or any of its respective Subsidiaries.

3.21    Properties. Company or one of its Subsidiaries (a) has good and, as to real property, marketable title to all the material properties and assets reflected in either the latest audited balance sheet or latest interim balance sheet included in the Financial Statements as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Company Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due or which are contested in good faith and for which adequate reserves have been taken, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, building or use restrictions, zoning and other similar encumbrances that do not in the aggregate materially affect the use of the properties or assets subject thereto or affected thereby or otherwise in the aggregate materially impair business operations at such properties and (iv) such exceptions, defects, imperfections or irregularities of title or Liens as do not in the aggregate materially affect the use of the properties or assets subject thereto or affected thereby or otherwise in the aggregate materially impair business operations at such properties (collectively, “Company Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in either the Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties that constitute real property, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Company Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s Knowledge, the lessor. There are no pending or, to the Company’s Knowledge, threatened (in writing) condemnation proceedings against the Company Real Property.

3.22    Insurance. Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice. Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and Employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.23    Accounting and Internal Controls.

(a)    The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Company has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably intended to ensure that material information relating to Company and its Subsidiaries is made known to its management by others within those entities.

(b)    Company’s management completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the years ended December 31, 2019 and 2020, and such assessments concluded that such controls were effective. Company has Previously Disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors, and has described in Section 3.23(b) of the Company Disclosure Schedule: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other Employees who have a significant role in its internal controls over financial reporting.

(c)    Since December 31, 2016, (A) neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, auditor, accountant or Representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Company or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

3.24    Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company or for the account of a customer of the Company Bank, were entered into in the ordinary course of business and in all material respects in accordance with applicable rules, regulations and policies of the applicable regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or Company Bank enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception, and are in full force and effect. Company and Company Bank have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.25    Labor. (a) Neither Company nor any of its Subsidiaries is or since December 31, 2016, has been a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); (b) no employee is represented by a labor organization for purposes of collective bargaining with respect to Company or any of its Subsidiaries; (c) to the Company’s Knowledge, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of Company or any of its Subsidiaries; (d) no Collective Bargaining Agreement is being negotiated by Company or any of its Subsidiaries; (e) as of the date hereof, there is no strike, lockout, slowdown, or work stoppage against Company or any of its Subsidiaries pending or, to the Company’s Knowledge , threatened, that may interfere in any material respect with the respective business activities of Company or any of its Subsidiaries; (f) to the Company’s Knowledge, there is no pending charge or complaint against Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity; and (g) Company and its Subsidiaries have complied with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

3.26    Loans; Loan Matters.

(a)    As of most recent calendar quarter end, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) the unpaid principal balance of which exceeds $50,000, and under the terms of which the obligor was 90 days or more delinquent in payment of principal or interest or (y) to the Company’s Knowledge, the unpaid principal balance of which exceeds $50,000 and which the obligor is in material default of any other provision under such Loan (for purposes of this clause (y), the failure of a borrower to deliver financial and other data on a timely basis to Company as required by the relevant loan agreement shall not be deemed a material default), or (ii) Loan with any director, executive officer or 5% or greater shareholder of Company or any of its Subsidiaries, or to the Company’s Knowledge, any Person controlling, controlled by or under common control with any of the foregoing. Section 3.26(a) of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $50,000 of Company or any of its Subsidiaries that, as of the most recent calendar quarter end, were classified (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Company and its Subsidiaries that as of most recent quarter end, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, (iii) each Loan for which Company or any Subsidiary has afforded any payment accommodation, forbearance, or otherwise modified or amended in accordance with the Coronavirus Aid, Relief, and Economic Security Act or otherwise as a result of the effects of COVID-19, and (iv) each asset of Company that as of the most recent calendar quarter end, was classified as “Other Real Estate Owned” and the book value thereof as of such date.

(b)    Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are, in all material respects, true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by Company or its Subsidiaries and are complete and correct in all material respects. Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in all material respects in accordance with the relevant notes or other credit or security documents, Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with the requirements under all applicable Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Except as Previously Disclosed, Purchaser and Merger Sub hereby jointly and severally represent and warrant to Company as follows:

4.1    Corporate Organization. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio. Merger Sub is a limited liability company duly organized and in good standing under the laws of the State of Ohio. Purchaser has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Purchaser is duly registered as a bank holding company under the BHC Act.

4.2    Capitalization. The authorized capital stock of Purchaser consists of 50,000,000 Purchaser Common Shares of which, as of April 30, 2021 (the “Purchaser Capitalization Date”), 28,308,394 were issued and outstanding. As of the Purchaser Capitalization Date, no Purchaser Common Shares were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Purchaser or a Subsidiary of Purchaser in effect as of the date of this Agreement (the “Purchaser Stock Plans”). All of the issued and outstanding Purchaser Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no Voting Debt of Purchaser is issued or outstanding. As of the Purchaser Capitalization Date, except pursuant to this Agreement and the Purchaser Stock Plans, Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any Purchaser Common Shares, Voting Debt of Purchaser or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any Purchaser Common Shares or Voting Debt of Purchaser or other equity securities of Purchaser. The Purchaser Common Shares to be issued pursuant to the Merger have been reserved for issuance, and when issued, will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

4.3    Authority; No Violation.

(a)    Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Merger Sub has the full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Purchaser by a vote of at least two-thirds of the members of the Board of Directors of Purchaser in office and the managers and members of Merger Sub to the extent required by applicable Law. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)    Neither the execution and delivery of this Agreement by Purchaser or Merger Sub, nor the consummation by Purchaser or Merger Sub of the transactions contemplated hereby, nor compliance by Purchaser or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the articles of incorporation or code of regulations of Purchaser or the articles of organization or operating agreement of Merger Sub, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any other Law, judgment, order, injunction or decree applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser.

4.4    Consents and Approvals. Except for (a) the Regulatory Approvals, (b) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (c) the filing of the Certificate of Merger with the Ohio Secretary of State, and (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Purchaser Common Shares pursuant to this Agreement and approval of listing of such Purchaser Common Shares on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement or with the consummation by Purchaser of the Merger or by Purchaser Bank of the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement.

4.5    Reports.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, Purchaser and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2016 with any Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2016, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and have paid all fees and assessments due and payable in connection therewith.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser pursuant to the Securities Act or the Exchange Act (the “Purchaser SEC Reports”) since December 31, 2016 is publicly available. All Purchaser SEC Reports, at the time of filing, complied, and all Purchaser SEC Reports required to be filed prior to the Effective Time will comply, in all material respects with applicable Law and included and will include all exhibits required to be filed under applicable Law. None of such documents, when filed or as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Purchaser’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

4.6    Financial Statements.

(a)    The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser SEC Reports (including the related notes, where applicable) have been prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto and for normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition, earnings and cash flows of Purchaser and its consolidated Subsidiaries for the periods then ended. As of the date hereof, the books and records of Purchaser and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, CliftonLarsonAllen LLP has not resigned (or informed Purchaser that indicated it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Neither Purchaser nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the most recent fiscal quarter (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since the most recent fiscal quarter end or (iii) in connection with this Agreement and the transactions contemplated hereby.

4.7    Broker’s Fees. Neither Purchaser nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than to Raymond James & Associates, Inc.

4.8    Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold, and have at all times since December 31, 2016 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and, to Purchaser’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing. Except where noncompliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, Purchaser and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable Law relating to Purchaser or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and when and if applicable the Sarbanes Oxley Act, and all Laws relating to broker dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and neither Purchaser nor any of its Subsidiaries has received since December 31, 2016 written notice of any, and to Purchaser’s Knowledge there are no, material defaults or material violations of any applicable Law.

4.9    Legal Proceedings.

(a)    Except for litigation in the ordinary course of business, and as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, none of Purchaser or any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser’s Knowledge, threatened, material legal, administrative, arbitral or other material suits, actions, investigations, claims, proceedings or reviews of any nature against Purchaser or any of its Subsidiaries.

(b)    There is no injunction, order, award, judgment, settlement, decree or regulatory restriction (other than those of general application that apply to similarly situated banks or their Subsidiaries) imposed upon Purchaser or any of its Subsidiaries that is or could reasonably be expected to be material to Purchaser or any of its Subsidiaries.

(c)    There is no suit, action, investigation, claim, proceeding or review pending, or to Purchaser’s Knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) that, individually or in the aggregate, is reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

4.10    Absence of Changes. Since December 31, 2020, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.11    Taxes. Purchaser and each of its Subsidiaries (a) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined in Section 3.18) required to be filed by them and all such filed Tax Returns are complete and accurate in all material respects; and (b) have timely paid all material Taxes (as defined in Section 3.18) that are required to have been paid or that Purchaser or any of its Subsidiaries are obligated to have withheld from amounts owing to any employee, creditor or third party and to have paid, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of Purchaser or its Subsidiaries. None of the material Tax Returns pertaining to Purchaser or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Tax authority and neither Purchaser or any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes is pending or threatened. No material assessment in respect of such Tax Returns or matters pertaining to Tax Returns or matters pertaining to Taxes is pending or threatened. Purchaser has not received written notice of any material deficiencies asserted or assessments made against Purchaser or any of its Subsidiaries that have not been paid in full. Purchaser has not received written notice of any claim against Purchaser or any of its Subsidiaries by any Tax authority in a jurisdiction where Purchaser or such Subsidiary does not file Tax Returns that Purchaser or such Subsidiary is or may be subject to taxation by that jurisdiction. No Liens for Taxes exist with respect to any of the assets of Purchaser or any of its Subsidiaries, except for Liens for Taxes not yet due and payable. Neither Purchaser nor any of its Subsidiaries has entered into, or obtained, as applicable, any material closing agreement, private letter ruling, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect. Each of Purchaser and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Purchaser nor any of its Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than a group of which Purchaser was the common parent, (B) has any liability for a material amount of Taxes of any Person (other than Purchaser or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise or (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current contractual obligation to indemnify any other Person with respect to Taxes (other than such agreement or arrangement exclusively between or among Purchaser and its Subsidiaries). Neither Purchaser nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). Neither Purchaser nor any of its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). Neither Purchaser nor any of its Subsidiaries is the beneficiary of any extension of time within which or file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business).

4.12    Approvals. As of the date of this Agreement, Purchaser knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a reasonably timely basis.

4.13    Reorganization.

(a)    Purchaser has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)    Merger Sub is an entity that is disregarded as an entity separate from Purchaser for federal Tax purposes and, as such, is a “disregarded entity” as defined in Treasury Regulations 1.368-2(b)(1)(i)(A).

4.14    Intellectual Property. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and its Subsidiaries:

(a)    Each of Purchaser and its Subsidiaries, to Purchaser’s Knowledge (i) owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. To Purchaser’s Knowledge, the Owned Intellectual Property is subsisting, valid and enforceable. To Purchaser’s Knowledge, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Purchaser and each of its Subsidiaries as presently conducted. To Purchaser’s Knowledge, each of Purchaser and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b)    To Purchaser’s Knowledge, the operation of Purchaser and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and since December 31, 2016, no Person has asserted in writing that Purchaser or any of its Subsidiaries has materially infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Purchaser’s Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Purchaser’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

(c)    Purchaser and each of its Subsidiaries has taken reasonable measures to protect (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Purchaser or any of its Subsidiaries, and to Purchaser’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Purchaser’s Knowledge, no Person has gained unauthorized access to Purchaser’s or its Subsidiaries’ IT Assets.

(d)    Purchaser’s and each of its Subsidiaries’ respective IT Assets operate and perform in all material respects as reasonably required by Purchaser and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. To Purchaser’s Knowledge, Purchaser and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Purchaser’s Knowledge, Purchaser and each of its Subsidiaries is compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

4.15    Properties. Either Purchaser or one of its Subsidiaries (a) has good and, as to real property, marketable title to all the material properties and assets reflected in either the latest audited balance sheet or latest interim balance sheet included in the Financial Statements as being owned by either Purchaser or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due or which are being contested in good faith for which adequate reserves have been taken, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in either the Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Owned Properties that constitute real property, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Purchaser’s Knowledge, the lessor. There are no pending or, to Purchaser’s Knowledge, threatened (in writing) condemnation proceedings against the Real Property.

4.16    Insurance. Purchaser and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Purchaser reasonably has determined to be prudent and consistent with industry practice. Purchaser and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Purchaser and its Subsidiaries, Purchaser or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.17    Accounting and Internal Controls.

(a)    The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Purchaser and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Purchaser has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Purchaser and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to allow it to make certifications that would be required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, if applicable.

(b)    Purchaser’s management completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the years ended December 31, 2019 and 2020, and such assessments concluded that such controls were effective. Purchaser has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors, and has described in Section 4.17(b) of the Purchaser Disclosure Schedule: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c)    Since December 31, 2016, (i) none of Purchaser or any of its Subsidiaries or, to Purchaser’s Knowledge, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

4.18    Ownership of Company Common Shares. As of the date hereof, neither Purchaser nor any of its affiliates (a) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Company Common Shares, (b) is now, or at any time within the last three years has been, an “interested shareholder”, as such term is defined in Section 1704.01 of the OGCL, or (c) is a “Controlling Person” as such term is defined in Article TENTH of the Company Articles.

4.19    Available Funds. Purchaser and Purchaser Bank have and, immediately prior to the Effective Time, Merger Sub will have, cash sufficient to pay or cause to be deposited into the Exchange Fund the aggregate amount of cash as required pursuant to Section 2.2.

4.20    Loans; Loan Matters. Each Loan currently outstanding to which Purchaser or any of its Subsidiaries is a party (i) is evidenced by notes, agreements or other evidences of indebtedness that are, in all material respects, true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Purchaser’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by Purchaser or its Subsidiaries and are complete and correct in all material respects. Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in all material respects in accordance with the relevant notes or other credit or security documents, Purchaser’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with the requirements under all applicable Laws.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, (a) each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Purchaser to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2    Company Forbearances. Except as otherwise specifically permitted or required by this Agreement, during the period from the date of this Agreement to the Effective Time or termination of this Agreement in accordance with the terms hereof, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(a)    (i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional common shares or other equity interest, Voting Debt or Equity Rights, or (ii) grant, award or issue any Company stock options, restricted units, stock appreciation rights, restricted stock, awards based on the value of Company’s capital stock, or other equity-based award with respect to shares of the Company Common Shares under any of the Company Benefit Plans or the Company Stock Plan, or otherwise, except in the case of clause (i) hereof only, for issuances of Company Common Shares with respect to the regular vesting of Company Restricted Shares pursuant to restricted stock award agreements outstanding as of the Company Capitalization Date;

(b)    (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (other than regular quarterly dividends not exceeding $0.15 per Company Common Share and dividends from its wholly-owned Subsidiaries to it), or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

(c)    Amend the terms of, waive any rights under, terminate, knowingly violate the terms of, or enter into, (i) any contract or other binding obligation other than in the ordinary course of business consistent with past practice or (ii) any contract or other binding obligation of the sort specified in Section 3.16(a)(iv), (vi), (vii), (viii), (ix), (x), (xiii) or (xiv);

(d)    Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except any sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments, or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole;

(e)    Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

(f)    Amend the Company Articles or the Company Code, or similar governing documents of any of its Subsidiaries;

(g)    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or any Regulatory Agency responsible for regulating Company;

(h)    Except as set forth in Section 5.2(h) of the Company Disclosure Schedule and except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof (i) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or its Subsidiaries (collectively, “Employees”), other than increases in base salary to Employees in the ordinary course consistent with past practice, which shall not exceed 1.5% in the aggregate or 3.0% for any individual to Employees (in each case, on an annualized basis), (ii) other than the payment of incentive compensation to Employees in the ordinary course consistent with past practice, Company’s annual incentive plan, and financial statement accruals, pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired Employee), (iv) accelerate the vesting or lapsing of restrictions with respect to any stock-based incentive compensation, other than as expressly contemplated by the provisions of subsections (a) and (b) of Section 6.5, (v) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vi) change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such Company Benefit Plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (vii) hire or terminate without cause the employment of any Employee who has (in the case of Employees to be terminated) or would have (in the case of Employees to be hired) target total compensation (base salary, target cash incentive and target equity) of $75,000 or more;

(i)    (i) Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, (ii) except as may be required by applicable Law imposed by any Governmental Entity, (A) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (B) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(j)    Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

(k)    Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by Law or requested by a Regulatory Agency;

(l)    Other than in consultation with Purchaser, make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by Law or requested by a Regulatory Agency;

(m)     Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $50,000 individually or $100,000 in the aggregate for all such actions, suits, claims, and that would not (i) impose any restriction on the business of it or its Subsidiaries or (ii) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

(n)    Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(o)    Make or incur any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate, except for Previously Disclosed binding commitments existing on the date hereof;

(p)    Issue any communication of a general nature to its Employees or customers without the prior approval of Purchaser (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or other transactions contemplated hereby;

(q)    Make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax Law), enter into any structured transaction outside of its regular course of business, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return;

(r)    Except (i) for Loans or legally binding commitments for Loans that have previously been approved by Company prior to the date of this Agreement, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan, or amend or modify in any material respect any existing Loan, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $1,500,000, provided, that, subject to Section 6.2 and Section 9.13, Company Bank may make or acquire any

Loan in excess of $1,500,000 or issue a commitment for such Loan, if Company Bank provides to Purchaser to Purchaser’s address listed in Section 9.3 of this Agreement copies of all reporting and materials provided to any loan committee of Company Bank, and Purchaser does not object to such Loan or commitment in writing within three (3) business days after the loan package is delivered to Purchaser and consent is deemed given if no response is received, (ii) with respect to amendments or modifications that have previously been approved by Company prior to the date of this Agreement, amend or modify in any material respect any existing Loan rated “special mention” or below by Company with total credit exposure in excess of $1,500,000, or (iii) with respect to any such actions that have previously been approved by Company prior to the date of this Agreement, modify or amend any Loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral at a value below the fair market value thereof as determined by Company, in each case in excess of $1,500,000; or

(s)    Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3    Purchaser Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Company (which shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time or the termination of this Agreement in accordance with the terms hereof, Purchaser shall not, and shall not permit any of its Subsidiaries to:

(a)    Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(b)    Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3; or

(c)    Make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax Law), enter into any structured transaction outside of its regular course of business, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a)    Subject to Company’s expeditious and complete cooperation with Purchaser, within 60 days after the date of this Agreement, Purchaser shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Purchaser shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Proxy Statement to Company shareholders. Purchaser shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Shares as may be reasonably requested in connection with any such action.

(b)    The parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Purchaser Bank will prepare and file an Interagency Bank Merger Act Application with the OCC within 60 days after the date of this Agreement and provide a copy of such application to the Ohio Division of Financial Institutions. Each of Company and Purchaser shall have the right to review in advance, subject to applicable Laws, all of the information relating to Company or Purchaser, as the case may be, and its respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, and each of Company and Purchaser shall, to the extent practicable consult with each other on all the information relating to it or its respective Subsidiaries that appear in any such filing or written materials. In exercising the foregoing, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding anything contained herein to the contrary, in no event shall the foregoing or any other provision of this Agreement require Purchaser or Company to take or commit to take any actions in connection with obtaining such consents, approvals and authorizations, or agree to or suffer any condition or restriction on Purchaser, Company or the Surviving Corporation in connection therewith, that would or could reasonably be expected to have a Material Adverse Effect (measured on a scale relative to Company) on Purchaser or Company.

(c)    Each of Purchaser and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

(d)    Each of Purchaser and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2    Access to Information.

(a)    Upon reasonable notice and subject to applicable Laws, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking or insurance Laws (other than reports or documents that Company is not permitted to disclose under applicable Law); and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request, including periodic updates of the information provided in Section 3.26. Upon the reasonable request of Company, Purchaser shall furnish such reasonable information about it and its business as is relevant to Company and its shareholders in connection with the transactions contemplated by this Agreement. Neither Company nor Purchaser, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the confidentiality obligations reflected by the letter of intent entered into between Purchaser and Company dated as of April 23, 2021 (the “Confidentiality Agreement”).

(c)    No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.3    Shareholder Approval. The Board of Directors of Company has resolved to recommend to Company’s shareholders that they approve this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Company will take, in accordance with applicable Law and the Company Articles and the Company Code, all action necessary to convene a meeting of its shareholders (“Company Shareholders’ Meeting”), to be held as promptly as practicable after Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4, to consider and vote upon approval of this Agreement. Company agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal or Change in the Company Recommendation. Subject to the provisions of Section 6.7, Company shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement (the “Company Recommendation”), and shall use its best efforts to obtain from its shareholders the requisite affirmative vote to approve this Agreement (the “Company Shareholder Approval”), including, if necessary, adjourning the Company Shareholders’ Meeting if there are insufficient votes to approve this Agreement to allow additional time to attain the Company Shareholder Approval. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the shareholders of Company at the Company Shareholders’ Meeting for the purpose of obtaining the Company Shareholder Approval and nothing contained herein shall be deemed to relieve Company of such obligation so long as Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4; provided, however, that if the Board of Directors of Company shall have effected a Change in the Company Recommendation permitted hereunder, then the Board of Directors of Company shall submit this Agreement to Company’s shareholders without the recommendation of this Agreement (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law; provided that, for the avoidance of doubt, Company may not take any action under this sentence unless it has complied with the provisions of Section 6.7. In addition to the foregoing, neither Company nor its Board of Directors of Company shall recommend to its shareholders or submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Except as set forth in Section 6.7, neither the Board of Directors of Company nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Purchaser, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being a “Change in the Company Recommendation”).

6.4    Nasdaq Listing; Reservation of Purchaser Common Shares.

(a)    Purchaser shall cause the Purchaser Common Shares to be issued in the Merger to have been authorized for listing on the Nasdaq, subject to official notice of issuance prior to the Effective Time.

(b)    Purchaser agrees at all times from the date of this Agreement to reserve a sufficient number of Purchaser Common Shares to fulfill its obligations under this Agreement, including payment of the Merger Consideration.

6.5    Employee Matters.

(a)    As soon as administratively practicable after the Effective Time, Purchaser shall take all reasonable action so that Employees of Company and its Subsidiaries shall be entitled to participate in each benefit plan of Purchaser or its Subsidiaries of general applicability with the exception of any plan frozen to new participants (collectively, the “Purchaser Eligible Plans”) to the same extent as similarly-situated employees of Purchaser and its Subsidiaries, it being understood that inclusion of the Employees of Company and its Subsidiaries in the Purchaser Eligible Plans may occur at different times with respect to different plans; provided that coverage shall be continued under corresponding Company Benefit Plans until such Employees are permitted to participate in the Purchaser Eligible Plans; provided further, that nothing contained in this Agreement shall require Purchaser or any of its Subsidiaries to make any grants to any former employee of Company or any of its Subsidiaries under any discretionary equity compensation plan of Purchaser or to provide the same level of (or any) employer contributions or other benefit subsidies as Company or its Subsidiaries. Purchaser shall cause each Purchaser Eligible Plan in which Employees of Company and its Subsidiaries are eligible to participate, to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the Purchaser Eligible Plans, the service of such Employees with Company and its Subsidiaries to the same extent as such service was credited for such purpose by Company or its Subsidiaries, and, solely for purposes of Purchaser’s vacation programs, for purposes of determining the benefit amount; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Company Benefit Plans that correspond to Purchaser Eligible Plans until Employees of Company and its Subsidiaries are included in such Purchaser Eligible Plans, and subject to subsections (b) and (g) of this Section 6.5, nothing in this Agreement shall limit the ability of Purchaser to amend or terminate any of the Company Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b)    At and following the Effective Time, and except as otherwise provided in Section 6.5(e), Purchaser shall honor, and the Surviving Company shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former Employees and directors of Company and its Subsidiaries existing as of the Effective Date under any Company Benefit Plan, including any employment, change in control and severance agreements listed on Section 3.11(a) of the Company Disclosure Schedule to the extent each such agreement is not superseded by a subsequent agreement between Purchaser and such employee.

(c)    At such time as Employees of Company and its Subsidiaries become eligible to participate in a medical, dental or health plan of Purchaser or its Subsidiaries, Purchaser shall, to the extent reasonably practicable and available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Purchaser and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time.

(d)    Company or Company Bank, as the case may be, shall adopt such resolutions of its Board of Directors and take such other action as Purchaser may reasonably request to cause The Cortland Savings and Banking Company 401(k) Plan (the “Company 401(k) Plan”) to be terminated immediately prior to the Effective Time (the “Plan Termination Date”) and the accounts of all participants and beneficiaries in the Company 401(k) Plan as of the Plan Termination Date to become fully vested as of the Plan Termination Date. As soon as practicable after the Effective Time, but in no event later than one year after the Plan Termination Date, Purchaser shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the Company 401(k) Plan as of the Plan Termination Date will not adversely affect the Company 401(k) Plan’s qualified status. Purchaser shall use its reasonable best efforts to obtain such favorable determination letter, including, but not limited to, adopting such amendments to the Company 401(k) Plan as may be requested by the IRS as a condition to its issuance of a favorable determination letter. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Company 401(k) Plan upon its termination, the account balances in the Company 401(k) Plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. After the Effective Time, the Surviving Company shall take all other actions necessary to complete the termination of the Company 401(k) Plan, including filing a Final Form 5500. Purchaser agrees, to the extent permitted by applicable Law, to permit Company 401(k) Plan participants who become employees of Purchaser and its Subsidiaries to roll over their account balances in the Company 401(k) Plan and loans from the Company 401(k) Plan to Purchaser’s 401(k) Plan. Notwithstanding anything in Section 6.5(b) to the contrary, Employees of Company or its Subsidiaries who continue in employment with the Surviving Company following the Effective Time shall be eligible as of the Effective Time to participate in the Purchaser’s 401(k) Plan.

(e)    Immediately prior to the Effective Time, Company shall, at the written request of Purchaser, freeze or terminate each Company Benefit Plan as is requested by Purchaser. Prior to the Effective Time, Company shall take appropriate action, acceptable to Purchaser, with regard to any plan defect described in Section 3.11(c) of the Company Disclosure Schedule.

(f)    Without limiting the generality of Section 9.10, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, except for certain Company employees under Section 6.5(g). In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser, Company or any of their respective affiliates; (ii) alter or limit the ability of Purchaser or any of its Subsidiaries to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, subject to subsections (b) and (g) of this Section 6.5; or (iii) to confer upon any current or former Employee, any right to employment or continued employment or continued service with Purchaser or any of its Subsidiaries or constitute or create an employment or other agreement with any Employee.

(g)    Any employee of Company or its Subsidiaries who is not subject to a written employment or separation agreement and whose employment is terminated at or within six months following the Effective Time, whether because such employee’s position is eliminated or such employee is not offered or retained in comparable employment (a “Covered Employee”), will be entitled to receive a severance payment in an amount equal to two weeks of such employee’s current base pay for each full year of such employee’s service with Company, subject to a minimum benefit of four weeks’ pay and a maximum benefit of 26 weeks’ pay. This severance payment, if applicable, will be paid by Purchaser in lieu of participation by a Covered Employee in Purchaser’s severance plan as in effect from time to time after the Effective Time. For the purposes of determining the level of severance benefits hereunder, each Covered Employee shall be credited for service with Company only as provided in this Section 6.5(g).

(h)    Purchaser shall agree to offer employment, immediately after the Effective Time, to (i) James M. Gasior as Senior Executive Vice President, Corporate Development Officer, of Purchaser, and (ii) Timothy Carney as Senior Executive Vice President, Chief Banking Officer, of Purchaser, in each case generally in accordance with the terms and conditions set forth in the respective term sheets included as Exhibit “B” to this Agreement. The term sheets are to be effective immediately following the Effective Time.

6.6    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, the Surviving Company and Purchaser shall indemnify and hold harmless, to the full extent provided under the Company Articles, the Company Code, and any indemnification agreement between Company and any officer or director existing on June 1, 2021 (including advancement of expenses as incurred) to the extent permitted under applicable Law, including specifically 12 C.F.R. Part 359, each present and former director and officer of Company and its Subsidiaries as of the Effective Time (in each case, when acting in such capacity) (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted before or after the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)    Subject to the following sentence, for a period of six years following the Effective Time, Purchaser will use its commercially reasonable efforts to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Company or any of its Subsidiaries as of the Effective Time with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company; provided that in no event shall Purchaser be required to expend, on an annual basis, an amount in excess of 200% of the annual premiums paid as of the date hereof by Company for any such insurance (the “Premium Cap”); provided further, that if any such annual expense at any time would exceed the Premium Cap, then Purchaser will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. At the option of Purchaser, in consultation with Company, prior to the Effective Time and in lieu of the foregoing, Purchaser or Company may purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence (including the Premium Cap) and fully pay for such policy prior to the Effective Time.

(c)    Any Indemnified Party wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described thereunder, will promptly notify Purchaser; provided that failure to so notify will not affect the obligations of Purchaser under Section 6.6(a) unless and to the extent that Purchaser is actually prejudiced as a consequence.

(d)    The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If Purchaser or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Purchaser shall assume the obligations set forth in this Section  6.6.

6.7    No Solicitation.

(a)    Except as set forth in Section 6.7(b), none of Company nor any of its Subsidiaries shall, and each of them shall cause its respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal (other than any confidentiality agreement required by Section 6.7(b)), (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b)    Notwithstanding anything to the contrary in Section 6.7(a), if Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) that did not result from or arise in connection with a breach of this Section 6.7 at any time prior to the Company Shareholders’ Meeting that the Board of Directors of Company has determined, in its good faith judgment (after consultation with Company’s financial advisors and outside legal counsel) to constitute or to be reasonably likely to result in a Superior Proposal, Company and its Representatives may take any action described in Section 6.7(a)(ii) above to the extent that the Board of Directors of Company has determined, in its good faith judgment (after consultation with Company’s outside legal counsel), that the failure to take such action would cause it to violate its fiduciary duties under applicable Law; provided, that, prior to taking any such action, Company has obtained from such Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) an executed confidentiality agreement containing terms substantially similar to, and no less favorable to Company than, the terms of the Confidentiality Agreement.

(c)    As promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Company shall advise Purchaser in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, shall promptly provide to Purchaser a copy of the Acquisition Proposal, request or inquiry (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Acquisition Proposal) and shall keep Purchaser promptly apprised of any related developments, discussions and negotiations (including providing Purchaser with a copy of all material documentation and correspondence relating thereto) on a current basis. Company agrees that it shall immediately provide to Purchaser any information concerning Company that may be provided (pursuant to Section 6.7(b)) to any other Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) in connection with any Acquisition Proposal which has not previously been provided to Purchaser.

(d)    Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders’ Meeting, the Board of Directors of Company may withdraw its recommendation of the Merger Agreement, thereby resulting in a Change in the Company Recommendation, if and only if (x) from and after the date hereof,

Company has complied with Sections 6.3 and 6.7, and (y) the Board of Directors of Company has determined in good faith, after consultation with Company’s outside legal counsel, that the taking of such action is reasonably necessary in order for the Board of Directors of Company to comply with its fiduciary duties under applicable Law; provided, that the Board of Directors of Company may not effect a Change in the Company Recommendation unless:

(i)    Company shall have received an unsolicited bona fide written Acquisition Proposal and the Board of Directors of Company shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Purchaser;

(ii)    Company shall have provided prior written notice to Purchaser at least five business days in advance (the “Notice Period”) of taking such action, which notice shall advise Purchaser that the Board of Directors of Company has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);

(iii)    during the Notice Period, Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Purchaser in good faith (to the extent Purchaser desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv)    the Board of Directors of Company shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Purchaser, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and such revisions are material, Company shall deliver a new written notice to Purchaser and shall again comply with the requirements of this Section 6.7(d) with respect to such new written notice, except that the new Notice Period shall be two business days. In the event the Board of Directors of Company does not make the determination referred to in clause (iv) of this paragraph and thereafter seeks to effect a Change in the Company Recommendation, the procedures referred to above shall apply anew and shall also apply to any subsequent Change in the Company Recommendation.

(e)    Company and its Subsidiaries shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished in connection therewith; and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or Company or any of its Subsidiaries or Representatives is a party, and enforce the provisions of any such agreement.

(f)    Nothing contained in this Agreement shall prevent Company or its Board of Directors from making any disclosure to Company shareholders if the Board of Directors of Company (after consultation with Company’s outside legal counsel) concludes that its failure to do so would cause it to violate its fiduciary duties under applicable Law; provided, that this Section 6.7(f) will in no way eliminate or modify the effect that any action taken pursuant hereto would otherwise have under this Agreement.

(g)    As used in this Agreement:

(i)    “Superior Proposal” means any bona fide written Acquisition Proposal with respect to which the Board of Directors of Company determines in its good faith judgment to be more favorable to

Company than the Merger, and to be reasonably capable of being consummated on the terms proposed, after (A) receiving the advice of Company’s outside legal counsel and Piper Sandler Companies, and (B) taking into account all material relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein, any proposed changes to this Agreement that may be proposed by Purchaser in response to such Acquisition Proposal (whether or not during the Notice Period), and all material legal (with the advice of Company’s outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); provided, that for purposes of the definition of “Superior Proposal,” the references to “15%” and “85%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”;

(ii)    “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Company or publicly announced to Company’s shareholders) by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) (in each case other than Purchaser or any of its affiliates) relating to an Acquisition Transaction involving Company or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries; and

(iii)    “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Company by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Purchaser or any of its affiliates, of 15% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Purchaser or any of its affiliates, beneficially owning 15% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power); (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 15% or more of the consolidated assets, business, revenues, net income, assets or deposits of Company; or (C) any liquidation or dissolution of Company or any of its Subsidiaries.

(h)    Nothing contained in this Agreement shall prevent Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect than any action pursuant to such rules would otherwise have under this Agreement.

6.8    Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of party to this Agreement will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect.

6.9    Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 20 days after the end of each calendar month ending after the date hereof, Company will furnish to Purchaser (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Company or any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable Law, any reports provided to the Board of Directors of Company or any committee thereof relating to the financial performance and risk management of Company or any of its Subsidiaries.

6.10    Notification of Certain Matters. Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.11    Shareholder Litigation. Company shall give Purchaser prompt notice of any shareholder litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Purchaser the opportunity to participate at its own expense in the defense and/or settlement of any such litigation. In addition, no settlement of any such shareholder litigation shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.12    Transition. Commencing following the date hereof, and in all cases subject to applicable Law, Company shall, and shall cause its Subsidiaries to, cooperate with Purchaser and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Purchaser. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Company and its Subsidiaries in the ordinary course of business, Company shall cause the Employees, officers and Representatives of Company and its Subsidiaries to use their commercially reasonable efforts to provide support, including support from its outside contractors and vendors, as well as data and records access, take actions and assist Purchaser in performing all tasks, including conversion planning, assisting in any required divestiture, equipment installation and training, the provision of customer communications and notices (including joint communications and notices relating to anticipated account changes, branch closures, divestiture and/or systems conversion, it being agreed that any notices of branch closures need not be provided more than 90 days in advance of the anticipated Closing Date), and other matters reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Purchaser.

6.13    Voting Agreements. Company shall deliver on the date of this Agreement an executed Voting Agreement, in the form attached to this Agreement as Exhibit “C,” (the “Voting Agreement”), from all members of Company’s Board of Directors and its named executive officers (as such term is defined in 17 CFR § 229.402).

6.14    Tax Representation Letters. Officers of Purchaser and Company shall execute and deliver to Vorys, Sater, Seymour and Pease LLP, tax counsel to Purchaser, and S.R. Snodgrass, P.C., tax adviser to Company, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Form S-4 have been filed with the SEC and at the Effective Time, in connection with such tax counsels’ delivery of opinions pursuant to Section 7.2(d) and Section  7.3(c).

6.15    Continuity of Interest. Notwithstanding anything in this Agreement to the contrary, if either of the tax opinions referred to in Section 7.2(c) or 7.3(c) cannot be rendered (as reasonably determined by Vorys, Sater, Seymour and Pease LLP or S.R. Snodgrass, P.C., respectively) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Purchaser shall increase the Stock Consideration (applying the closing price of shares of the Purchaser Common Shares on the last trading day prior to the Closing Date), and decrease the Cash Consideration, to the minimum extent necessary to enable the relevant tax opinion to be rendered.

6.16    Additional Purchaser Directors. Purchaser shall take such action necessary to, no later than promptly following the Effective Time, increase by two the number of directors on the Board of Directors of Purchaser. Purchaser shall promptly following the Effective time appoint (a) one person who serves as a director of Company immediately prior to the Effective Time as a Class III director of Purchaser with a term expiring at Purchaser’s 2022 annual meeting of shareholders and (b) appoint one person who serves as a director of Company immediately prior to the Effective Time as a one Class I director of Purchaser with a term expiring at Purchaser’s 2023 annual meeting of shareholders.

6.17    Award of Restricted Shares Following the Effective Time. Purchaser shall take such action necessary to, no later than promptly following the Effective Time, to grant in accordance with the Company Stock Plan the restricted stock awards set forth on Section 6.17 of the Company Disclosure Schedule.

6.18    Section 16 Matters. Prior to the Effective Time, each of Purchaser and Company, shall take all commercially reasonable steps as may be required (to the extent permitted by applicable Law) to cause any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) or acquisitions of Purchaser Common Shares (including derivative securities with respect to Purchaser Common Shares) directly resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time or shall become subject to such reporting requirements related to Purchaser following the Effective Time, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approval. This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have received the Company Shareholder Approval.

(b)    Stock Exchange Listing. The Purchaser Common Shares to be issued to the holders of Company Common Shares upon consummation of the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c)    Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(e)    Regulatory Approvals. (i) All regulatory approvals from the Federal Reserve, the OCC and, if applicable, the FDIC and ODFI, and (ii) any other regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger and (unless otherwise determined by Purchaser) the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods referred to in clauses (i) or (ii), the “Requisite Regulatory Approvals”).

7.2    Conditions to Obligations of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Company (other than the representations and warranties set forth in (i) Section 3.2(a), which shall be true and correct except to a de minimis extent, relative to Section 3.2(a) taken as a whole, (ii) Sections 3.2(c), 3.3(a), 3.3(b)(i) and 3.7, which shall be true and correct in all material respects, and (iii) Sections 3.8(c) and Section 3.10, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1 as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Company, has had or would reasonably be expected to result in a Material Adverse Effect on Company; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) or Section 8.1 (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded, and Purchaser shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

(b)    Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer to such effect.

(c)    Tax Opinion. Purchaser shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Vorys, Sater, Seymour and Pease LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d)    Executive Officer Retention. James M. Gasior shall have agreed to serve as Senior Executive Vice President, Corporate Development Officer, of Purchaser and Purchaser Bank, and Timothy Carney shall have agreed to serve as Senior Executive Vice President and Chief Banking Officer of Purchaser and Purchaser Bank immediately following the Effective Time.

(e)    Regulatory Conditions. There shall not be any action taken or determination made, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, including the Merger and the Bank Merger, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the Effective Time, restrict or burden Purchaser or the Surviving Company or any of their respective affiliates in connection with the transactions contemplated by this Agreement or with respect to the business or operations of Purchaser or the Surviving Company that would have a Material Adverse Effect on Purchaser, the Surviving Company or any of their respective affiliates, in each case measured on a scale relative to Company.

(f)    FIRPTA Affidavit. Company shall have delivered to Purchaser an affidavit, under penalties of perjury, stating that Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h).

7.3    Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser (other than the representations and warranties set forth in (i) Section 4.3(a) and 4.3(b)(i), which shall be true and correct in all material respects, and (ii) Section 4.10 and 4.18, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1 as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser, has had or would reasonably be expected to result in a Material Adverse Effect on Purchaser; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a) or Section 8.1 (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or Chief Financial Officer of Purchaser to the foregoing effect.

(b)    Performance of Obligations of Purchaser and Merger Sub. Purchaser and Merger Sub, as the case may be, shall have performed in all material respects all obligations required to be performed by either of them under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

(c)    Tax Opinion. Company shall have received an opinion of S.R. Snodgrass, P.C., dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, S.R. Snodgrass, P.C. will be entitled to receive and rely upon the Tax Representation Letters.

(d)    Payment of Merger Consideration. Purchaser shall have caused Merger Sub to deliver the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Company with a certificate evidencing such delivery.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a)    by mutual consent of Company and Purchaser in a written instrument authorized by the Boards of Directors of Company and Purchaser;

(b)    by either Company or Purchaser, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity required for consummation of the transactions contemplated hereby;

(c)    by either Company or Purchaser, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Merger to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)    by either Company or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties, or any failure to perform in all material respects any of the covenants or agreements, set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or on the part of Purchaser, in the case of a termination by Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a)-(d) or 7.3(a)-(c), as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)    by Purchaser, if (i) at any time prior to the Effective Time, the Board of Directors of Company has (A) failed to recommend to the shareholders of Company that they give the Company Shareholder Approval; (B) effected a Change in the Company Recommendation, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any Acquisition Proposal (other than this Agreement), whether or not permitted by the terms hereof, or resolved to do the same, or (C) failed to substantially comply with its obligations under Section 6.3 or 6.7 hereof; or (ii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Shares is commenced (other than by Purchaser or a Subsidiary thereof), and the Board of Directors of Company recommends that the shareholders of Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act;

(f)    by Company, if at any time prior to the Effective Time, Purchaser has materially breached its obligations under Section 6.1 or 6.4 hereof; or

(g)    by Purchaser or Company, if the approval of the Company Shareholder Approval, as required by Section 7.1(a), shall not have been obtained at a duly held Company Shareholders’ Meeting (including any adjournment or postponement thereof).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2    Effect of Termination. In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Purchaser, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its Willful Breach of any provision of this Agreement. For purposes of this Agreement, “Willful Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of the act would, or would reasonably be expected to, cause a breach of this Agreement.

8.3    Fees and Expenses.

(a)    All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)    Notwithstanding the foregoing, if:

(i)    (A) Either Company or Purchaser terminates this Agreement pursuant to 8.1(c) (without the Company Shareholder Approval having been obtained), Purchaser terminates pursuant to Section 8.1(d) (as a result of a Willful Breach by Company)(B) prior to termination, there has been publicly announced an Acquisition Proposal or any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) shall have communicated to Company or its shareholders an Acquisition Proposal (whether or not conditional), or an intention (whether or not conditional) to make an Acquisition Proposal, and (C) within twelve months of such termination Company shall either (1) consummate an Acquisition Transaction or (2) enter into any definitive agreement relating to any Acquisition Transaction (but not including any confidentiality agreement required by Section 6.7(b) (an “Acquisition Agreement”)) with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated (but changing, in the case of (1) and (2), the references to the “15%” and “85%” amounts in the definition of Acquisition Transaction and Acquisition Proposal to “50%”); or

(ii)    (A) Either Company or Purchaser terminates this Agreement pursuant to Section 8.1(g) and (B) within six months of such termination Company shall either (1) consummate an Acquisition Transaction or (2) enter into any Acquisition Agreement with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated (but changing, in the case of (1) and (2), the references to the “15%” and “85%” amounts in the definition of Acquisition Transaction and Acquisition Proposal to “50%”)

(iii)    Purchaser terminates this Agreement pursuant to Section 8.1(e);

then Company shall pay to Purchaser an amount equal to Five Million and 00/100 Dollars ($5,000,000.00) (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 8.3, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction or Acquisition Proposal. If the Termination Fee shall be payable pursuant to subsection (b)(ii) of this Section 8.3, the Termination Fee shall be paid in same-day funds immediately upon delivery of the written notice of termination required by Section 8.1.

(c)    The parties acknowledge that the agreements contained in paragraph (b) of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Company fails to pay promptly any fee payable by it pursuant to this Section 8.3, then Company shall pay to Purchaser, Purchaser’s costs and expenses (including attorneys’ fees, costs and expenses) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

8.4    Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Shareholder Approval; provided, however, that after the Company Shareholder Approval, there may not be, without further approval of the Company shareholders who have already provided their approval, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5    Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1    Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 5:00 p.m., local prevailing time, at the Akron offices of Vorys, Sater, Seymour and Pease LLP, counsel to Purchaser, on a date to be specified by the parties (the “Closing Date”).

9.2    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If	to Company, to:

Cortland Bancorp

194 West Main Street

Cortland, OH 44410

Attention: James M. Gasior, President & Chief Executive Officer

with a copy (which shall not constitute notice) to:

Grady & Associates

20220 Center Ridge Road, Suite 300

Rocky River, Ohio 44116

Attention: Francis X. Grady

Email: fgrady@gradyassociates.com

(b) if	to Purchaser, to:

Farmers National Banc Corp.

20 S. Broad St.

Canfield, OH 44406

Attention: Kevin J. Helmick, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP

106 South Main Street, Suite 1100

Akron, Ohio 44308

Attention: J. Bret Treier

Email: jbtreier@vorys.com

9.4    Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “Knowledge” with respect to Company means the actual knowledge after reasonable inquiry of any of Company’s officers listed on Section 9.4 of the Company Disclosure Schedule and with respect to Purchaser, means the actual knowledge after reasonable inquiry of any of Purchaser’s officers listed on Section 9.4 of the Purchaser Disclosure Schedule. When a reference is made in this Agreement to an affiliate of a Person, the term “affiliate” means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.5    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6    Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

9.7    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in Mahoning County, Ohio (which the parties expressly agree shall exclusively be the federal court for the Northern District of Ohio, or in the event (but only in the event) that such court does not have jurisdiction over such dispute, any court sitting in Mahoning County, Ohio). Each of the parties hereto submits to the exclusive jurisdiction of such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such suit, action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8    Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9    Publicity. Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or rules established by Nasdaq.

9.10    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for the provisions of Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, or for those certain Company employees under Section 6.5(g), this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

9.11    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

9.12    Disclosure Schedule. Before entry into this Agreement, Company delivered to Purchaser a schedule (a “Company Disclosure Schedule”) and Purchaser has delivered to Company a schedule (a “Purchaser Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, as the case may be, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by Company or Purchaser, as the case may be, in the applicable paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule, respectively, or any other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule (so long as it is reasonably clear on the face of such disclosure that the disclosure in such other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule is also applicable to the section of this Agreement in question).

9.13    Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. §261.2(c) and as identified in 12 C.F.R. §309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or action shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.14    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of Company or Company Bank prior to the Effective Time and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Purchaser or Purchaser Bank prior to the Effective Time. Prior to the Effective Time, each of Purchaser and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

FARMERS NATIONAL BANC CORP.

By:	/s/ Kevin J. Helmick
	Name:	Kevin J. Helmick
	Title:	President and Chief Executive Officer

FMNB MERGER SUBSIDIARY IV, LLC

By:	/s/ Kevin J. Helmick
	Name:	Kevin J. Helmick
	Title:	President

CORTLAND BANCORP

By:	/s/ James M. Gasior
	Name:	James M. Gasior
	Title:	President & Chief Executive Officer

EXHIBIT A

AGREEMENT OF MERGER

This agreement of merger (this “Bank Merger Agreement”), dated as of [            ], 2021, is by and between The Cortland Savings and Banking Company (“Cortland Savings Bank”) and The Farmers National Bank of Canfield (“Farmers Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger, dated as of June 22, 2021 (the “Prior Merger Agreement”), between Farmers National Banc Corp. (“FMNB”), FMNB Merger Subsidiary IV, LLC (“Merger Sub”) and Cortland Bancorp (“Cortland”).

WITNESSETH:

WHEREAS, Cortland Savings Bank is an Ohio banking association and a wholly owned subsidiary of Cortland, with, as of March 31, 2021, a capital of $23,641,000, divided into 4,213,429 shares of common stock, each of $5.00 stated value, surplus of $21,018,000, and undivided profits, including capital reserves, of $36,437,000; and

WHEREAS, Farmers Bank is a national banking association and a wholly owned subsidiary of FMNB, with, as of March 31, 2021, a capital of $2,711,695.00, divided into 542,339 shares of common stock, each of $5.00 par value, surplus of $147,548,802.00, and undivided profits, including capital reserves, of $174,758,096.00; and

WHEREAS, FMNB, Merger Sub and Cortland have entered into the Prior Merger Agreement, pursuant to which Cortland will merge with and into Merger Sub (the “Prior Merger”); and

WHEREAS, Cortland Savings Bank and Farmers Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Prior Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    The Bank Merger. Subject to the terms and conditions of the Prior Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined in Section 2), Cortland Savings Bank shall merge with and into Farmers Bank (the “Bank Merger”) under the laws of the United States and the State of Ohio. Farmers Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2.    Effective Time. The Bank Merger shall become effective on the date, and at the time (the “Effective Time”), specified in the Bank Merger approval to be issued by the Office of the Comptroller of the Currency (the “OCC”).

3.    Charter; Bylaws. The Articles of Association (the “Charter”) and Bylaws of Farmers Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4.    Name; Offices. The name of the Surviving Bank shall be “The Farmers National Bank of Canfield.” The main office of the Surviving Bank shall be the main office of Farmers Bank immediately prior to the Effective Time.

5.    Directors and Executive Officers. Upon consummation of the Bank Merger, (i) the directors of Farmers Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank, and (ii) the executive officers of Farmers Bank immediately prior to the Effective Time shall continue as the executive officers of the Surviving Bank, and (iii) James M. Gasior and Timothy Carney will become directors and officers of the Surviving Bank. Each of the directors and officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified in accordance with the Charter and bylaws of the Surviving Bank or until his or her earlier death, resignation or removal.

6.    Effects of the Merger. Upon consummation of the Bank Merger, and subject to the effects set forth at 12 U.S.C. § 215c, the applicable provisions of the regulations of the OCC and other applicable law, (i) all assets of Farmers Bank and Cortland Savings Bank as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer; (ii) the Surviving Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and (iii) the Surviving Bank shall be responsible for all the liabilities of every kind and description, of each of Farmers Bank and Cortland Savings Bank existing as of the Effective Time, all in accordance with the provisions of The National Bank Act.

7.    Effect on Shares of Stock.

(a)    Each share of Farmers Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding and shall consist of $2,711,695.00 in capital, divided into 542,339 shares of common stock, each of $5.00, and at the Effective Time Farmers Bank shall have a surplus of $147,548,802.00 and undivided profits, including capital reserves, of $174,758,096.00, which when combined with the capital and surplus will be equal to the combined capital structures of Farmer Bank and Cortland Savings Bank as stated in the recitals of this Agreement, adjusted however, for normal earning and expense (and if applicable purchase accounting adjustments) from March 31, 2021 until the Effective Time.

(b)    At the Effective Time, each share of Cortland Savings Bank capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of Cortland Savings Bank capital stock held in the treasury of Cortland Savings Bank immediately prior to the Effective Time shall be retired and canceled.

8.    Procurement of Approvals. This Bank Merger Agreement shall be subject to the approval of FMNB, as the sole shareholder of Farmers Bank, and Cortland, as the sole shareholder of Cortland Savings Bank at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. Farmers Bank and Cortland Savings Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other actions, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Bank Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for the Bank Merger with the OCC and the Ohio Department of Financial Institutions as may be required by applicable laws and regulations.

9.    Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to: (i) the approval of this Bank Merger Agreement by FMNB, as the sole shareholder of Farmers Bank, and Cortland as the sole shareholder of Cortland Savings Bank, at meetings of shareholders duly called and held or by consent or consents in lieu thereof; (ii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of Cortland Savings Bank as offices of the Surviving Bank; and (iv) the consummation of the Prior Merger pursuant to the Prior Merger Agreement at or before the Effective Time.

10.    Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Cortland Savings Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, Cortland Savings Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of Cortland Savings Bank or otherwise to take any and all such action.

11.    Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Farmers Bank and Cortland Savings Bank at any time prior to the Effective Time.

12.    Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholder of which is, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13.    Assignment. This Bank Merger Agreement may not be assigned by either Farmers Bank or Cortland Savings Bank without the prior written consent of the other.

14.    Termination. This Bank Merger Agreement shall terminate upon the termination of the Prior Merger Agreement in accordance with its terms.

15.    Governing Law. Except to the extent governed by federal law, this Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Ohio without regard to the conflicts of law provisions thereof.

16.    Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of Farmers Bank and Cortland Savings Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

THE FARMERS NATIONAL BANK OF CANFIELD

By:
Name: Kevin J. Helmick
Title: President

THE CORTLAND SAVINGS AND BANKING COMPANY

By:
Name: James M. Gasior
Title: President

EXHIBIT C

Form of Voting Agreement

VOTING AGREEMENT

June     , 2021

Farmers National Banc Corp.

20 S. Broad St.

Canfield, OH 44406

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), Farmers National Banc Corp., an Ohio corporation (“Farmers”), FMNB Merger Subsidiary IV, LLC, an Ohio limited liability company and a wholly owned subsidiary of Farmers (“Merger Sub”), and Cortland Bancorp, an Ohio corporation (“Cortland”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), whereby Cortland will merge with and into Merger Sub (the “Merger”) and shareholders of Cortland will receive the Merger Consideration as set forth in the Merger Agreement, subject to the closing of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

A condition to Farmers’ obligations under the Merger Agreement is that I execute and deliver this Voting Agreement to Farmers.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a)    As of the date of this Voting Agreement, I have, and at all times during the term of this Voting Agreement will have, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, and good and valid title to, the number of common shares, no par value, of Cortland (the “Cortland Common Shares”), that is set forth on Appendix A hereto, and I hold restricted stock awards with respect to the number of Cortland Common Shares set forth on Appendix A hereto. All of the securities listed on Appendix A are either (i) owned free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of such securities), or (ii) with respect to the Cortland Common Shares subject to restricted stock awards, are subject to the terms and conditions of the applicable restricted stock award agreement. None of the securities listed on Appendix A are subject to any voting trust or other agreement or arrangement with respect to the voting rights of such securities.

(b)    As of the date of this Voting Agreement, except for the securities set forth on Appendix A, I do not beneficially own any (i) shares of capital stock or voting securities of Cortland, (ii) securities of Cortland convertible into or exchangeable for shares of capital stock or voting securities of Cortland, or (iii) options or other rights to acquire from Cortland any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Cortland. The Cortland Common Shares listed on Appendix A, together with all Cortland Common Shares that I subsequently acquire during the term of this Voting Agreement, including through the exercise of any stock options, warrants or similar instruments, are referred to herein as the “Shares”.

(c)     At the Company Shareholders’ Meeting (as defined in the Merger Agreement) and at any other meeting of Cortland shareholders, however called, and on any action or approval by written consent of shareholders of Cortland, I will vote or cause to be voted not less than all of the Shares over which I have sole voting power, and I will use my best efforts to cause any Shares over which I share voting power, to be voted in favor of (i) approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (ii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement. Determinations as to “sole” or “shared” voting power shall be made in accordance with Rule 13d-3 of the Exchange Act.

(d)     During the term of this Voting Agreement, I will not, directly or indirectly, offer, sell, transfer, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any Shares over which I have sole dispositive power (or any interest therein), and I will use my best efforts to not permit the Transfer of any Shares over which I have shared dispositive power (or any interest therein), except to the extent permitted by paragraph (g) hereof.

(e)    I agree that Cortland shall not be bound by any attempted sale of any Cortland Common Shares over which I have sole voting and dispositive power, and Cortland’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(f)    I represent that I have the legal capacity to enter into this Voting Agreement, that I have duly and validly executed and delivered this Voting Agreement and that this Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles; and further, that no consent of my spouse is necessary under any “community property” or other laws in order for me to enter into and perform my obligations under this Voting Agreement.

(g)    Notwithstanding anything herein to the contrary, I may Transfer any or all of the Shares over which I have beneficial ownership to myself, my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each person to which any of such Shares or any interest in any of such Shares is or may be Transferred (other than myself) shall have executed and delivered to Farmers an agreement to be bound by the terms of this Voting Agreement.

I am signing this Voting Agreement solely in my capacity as a shareholder of Cortland, if I am such, and not in any other capacity, such as a director or officer of Cortland or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of Cortland Common Shares and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, in serving on Cortland’s Board of Directors or as an officer of Cortland, in acting in my capacity as a director, officer or fiduciary of Cortland, or as a fiduciary of any trust for which I serve as trustee.

This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the favorable vote of the Cortland shareholders with respect to the approval of the Merger Agreement, (b) the Effective Time, (c) Farmers and I enter into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to Farmers’ rights if termination should arise out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the other party hereto at its addresses set forth on the signature page hereto.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

I agree and acknowledge that Farmers may be irreparably harmed by, and that there may be no adequate remedy at law for, any violation of this Voting Agreement by me. Without limiting other remedies, Farmers shall have the right to seek to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Ohio state court or the United States District Court for the Northern District of Ohio, in any action or proceeding arising out of or relating to this letter.

If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

This Voting Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally blank; signature page follows]

Very truly yours,

Print Name

Address:

Facsimile:

Acknowledged and Agreed:

Farmers National Banc Corp.

By:
Kevin J. Helmick,
President and Chief Executive Officer

Address:	Farmers National Banc Corp.

20 S. Broad St.

Canfield, OH 44406

Dated: June     , 2021

[Signature page to Voting Agreement]

ANNEX C

June 22, 2021

Board of Directors

Cortland Bancorp

194 West Main Street

Cortland, OH 44410

Ladies and Gentlemen:

Cortland Bancorp (“Company”), Farmers National Banc Corp. (“Purchaser”) and FMNB Merger Subsidiary IV, LLC, a wholly-owned subsidiary of Purchaser (“Merger Sub”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company shall merge with and into Merger Sub with Merger Sub as the surviving entity (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of Company common stock, without par value (“Company Common Shares”), issued and outstanding immediately prior to the Effective Time, except for certain Company Common Shares as specified in the Agreement, shall be converted into the right to receive, at the election of the holder thereof and subject to adjustment and proration, either (i) $28.00 in cash (the “Cash Consideration”); or (ii) 1.75 common shares, without par value, of Purchaser (“Purchaser Common Shares” and such consideration, the “Stock Consideration”). The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration.” As set forth in the Agreement, if Company’s Effective Time Book Value shall be less than the Target Book Value Floor (the dollar amount of such shortfall is referred to as the “Shortfall”), then the aggregate amount of the Cash Consideration component of the Merger Consideration shall be reduced by the Shortfall amount. If the Effective Time Book Value shall be greater than the Target Book Value Ceiling (the dollar amount of such excess is referred to as the “Excess Amount”), then the aggregate amount of Merger Consideration shall be increased by the Excess Amount. In the event of an Excess Amount, the Merger Consideration will be increased for each Company Common Share, payable in cash, by an amount equal to the quotient of the Excess Amount divided by the total number of Company Common Shares. In the event there is a Shortfall, the Merger Consideration will decrease for each Company Common share by an amount equal to the quotient of the Shortfall divided by the total number of Company Common Shares. The Agreement provides, generally, that the total number of Company Common Shares to be converted into the right to receive Stock Consideration shall be equal to seventy-five percent (75%) of the aggregate number of Company Common Shares outstanding as of immediately prior to the Effective Time. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated June 20, 2021; (ii) certain publicly available financial statements and other historical financial information of Company and its banking subsidiary, The Cortland Savings and Banking Company, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Purchaser that we deemed relevant; (iv) certain internal financial projections for Company for the years ending December 31, 2021 through December 31, 2024 with an estimated net income growth rate for the year ending December 31, 2025 and estimated dividends per share for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Company; (v) publicly available mean analyst earnings per share and dividends per share estimates for Purchaser for the years ending December 31, 2021 and December 31, 2022, as well as estimated long-term annual earnings per share and balance sheet growth rates for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Purchaser for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Purchaser; (vi) the pro forma financial impact of the Merger on

Purchaser based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated net income for Company for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Purchaser; (vii) the publicly reported historical price and trading activity for Company Common Shares and Purchaser Common Shares, including a comparison of certain stock trading information for Company Common Shares and Purchaser Common Shares and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Company and Purchaser with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company and its representatives the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Purchaser and its representatives regarding the business, financial condition, results of operations and prospects of Purchaser.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Company, Purchaser or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Company and Purchaser that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Purchaser, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Company or Purchaser. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Purchaser, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Purchaser. We have assumed, with your consent, that the respective allowances for loan losses for both Company and Purchaser are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Company for the years ending December 31, 2021 through December 31, 2024 with an estimated net income growth rate for the year ending December 31, 2025 and estimated dividends per share for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Company. In addition, Piper Sandler used publicly available mean analyst earnings per share and dividends per share estimates for Purchaser for the years ending December 31, 2021 and December 31, 2022, as well as estimated long-term annual earnings per share and balance sheet growth rates for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Purchaser for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Purchaser. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated net income for Company for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Purchaser. With respect to the foregoing information, the respective senior managements of Company and Purchaser confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Company and Purchaser, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in

Company’s or Purchaser’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Company and Purchaser will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Purchaser, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Company Common Shares or Purchaser Common Shares at any time or what the value of Purchaser Common Shares will be once they are actually received by the holders of Company Common Shares.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In connection with our engagement we were not asked to, and did not, solicit indications of interest on behalf of Company in connection with a potential transaction. Piper Sandler has not provided any other investment banking services to Company in the two years preceding the date hereof, nor has Piper Sandler provided any investment banking services to Purchaser in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Purchaser and their respective affiliates. We may also actively trade the equity and debt securities of Company, Purchaser and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Shares and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Company officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper

Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Shares from a financial point of view.

Very truly yours,

/s/ Piper Sandler & Co.
Piper Sandler & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

(a)	Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

(b)	Articles of Incorporation, as amended, of Farmers National Banc Corp.

Article X of the Articles of Incorporation, as amended, provides for the indemnification of Farmers officers and directors as follows:

The corporation shall have power to, and may (in addition to such other power conferred by law) indemnify any shareholder, officer, or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative, or investigative, by reason of the fact that he is or was a director of this corporation, or any corporation (hereinafter referred to as “subsidiary corporation”) of which more than 50 per cent of the issued and outstanding shares of common shares was or is owned by the corporation at the time such person was or is serving as such director of the “subsidiary corporation,” against expenses (including those reasonably incurred by him) in connection with such action, suit, and proceeding if the principal issue of such action, suit, or proceeding involved or involves a contract or transaction by and between the corporation and such “subsidiary corporation” and if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the “subsidiary corporation.” Any indemnification as above provided (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the standard of conduct set forth above has been met. Such determination shall be made (a) by the Board of

Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (b) if such a quorum is not obtainable, or even if obtainable, if a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by a majority of a quorum of the shareholders of the corporation consisting of shareholders who were not parties to such action, suit or proceeding.

(c)	Indemnification Agreements

Farmers presently maintains indemnification agreements with each of its directors and key officers, and maintains insurance for the benefit of persons entitled to indemnification.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among Farmers National Banc Corp., Cortland Bancorp, and FMNB Merger Subsidiary IV, LLC, dated as of June 22, 2021 (included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement).†

3.1	Articles of Incorporation of Farmers National Banc Corp., as amended (incorporated by reference from Exhibit 4.1 to Farmers’ Registration Statement on Form S-3 filed with the Commission on October 3, 2001).

3.2	Amendment to Articles of Incorporation of Farmers National Banc Corp., as amended (incorporated by reference from Exhibit 3.1 to Farmers’ Current Report on Form 8-K filed with the Commission on May 1, 2013).

3.3	Amendment to Articles of Incorporation of Farmers National Banc Corp., as amended (incorporated by reference from Exhibit 3.1 to Farmers’ Current Report on Form 8-K filed with the Commission on April 20, 2018).

3.4	Amended Code of Regulations of Farmers National Banc Corp. (incorporated by reference from Exhibit 3.1 to Farmers’ Current Report on Form 8-K filed with the Commission on April 17, 2020).

4.1	Reference is made to Article IV, Article X, Article XII, Article XIII, Article XIV, and Article XV of the Farmers Articles of Incorporation, as amended, and Article II, Article III, Article VIII and Article XI of the Farmers Amended Code of Regulations, which define rights of security holders.

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities being registered.**

8.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding certain tax matters (filed herewith).

8.2	Opinion of O’Neill & O’Neill, Attorneys at Law regarding certain tax matters (filed herewith).

21.1	Subsidiaries of Farmers National Banc Corp. (incorporated by reference from Exhibit 21 to Farmers’ Annual Report on Form 10-K filed with the Commission on March 4, 2021).

23.1	Consent of CliftonLarsonAllen LLP regarding Farmers National Banc Corp. (filed herewith)

23.2	Consent of Crowe LLP regarding Farmers National Banc Corp. (filed herewith)

23.3	Consent of S.R. Snodgrass P.C., regarding Cortland Bancorp. (filed herewith)

23.4	Consent of Vorys, Sater, Seymour and Pease LLP (included as part of its opinion filed as Exhibit 5.1).**

Exhibit Number	Description

23.5	Consent of Vorys, Sater, Seymour and Pease LLP (included as part of its opinion filed as Exhibit 8.1).

23.6	Consent of O’Neill & O’Neill, Attorneys at Law (included as part of its opinion filed as Exhibit 8.2).

24.1	Power of Attorney**

99.1	Consent of Piper Sandler & Co.**

99.2	Form of Proxy Card to be used by Cortland Bancorp. (filed herewith).

†

Pursuant to Item 601(b)(2) of Regulation S-K, schedules and exhibits have been omitted from this filing. Farmers National Banc Corp. agrees to furnish the Securities and Exchange Commission supplementally a copy of any omitted schedule or exhibit on a confidential basis upon request.

**	Previously filed.

Item 22. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

D. The Registrant undertakes that every prospectus (1) that is filed pursuant to paragraph C. immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

F. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10 (b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

G. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canfield, State of Ohio, on September 20, 2021.

Farmers National Banc Corp.

By:	/s/ Kevin J. Helmick
Kevin J. Helmick, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on September 20, 2021.

Signature	Title

/s/ Kevin J. Helmick	President, Chief Executive Officer and Director (Principal Executive Officer)
Kevin J. Helmick

/s/ Alan Troy Adair	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Alan Troy Adair

/s/ Joseph W. Sabat	Chief Accounting Officer (Principal Accounting Officer)
Joseph W. Sabat

*	Director
Gregory C. Bestic

*	Director
Anne Frederick Crawford

*	Director
Ralph D. Macali

*	Director
Frank J. Monaco

*	Director
Terry A. Moore

*	Director
Edward W. Muransky

*	Director
David Z. Paull

*	Director, Chairman
James R. Smail

*

The undersigned, by signing his name hereto, does hereby sign this Amendment No. 1 to Registration Statement on Form S-4 on behalf of each of the directors of the Registrant identified above pursuant to a Power of Attorney executed by the directors identified above, which Power of Attorney has been filed with this Registration Statement on Form S-4 as Exhibit 24.1.

/s/ Kevin J. Helmick	Date: September 20, 2021
Kevin J. Helmick Attorney-in-Fact